UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12.
SEACOAST BANKING CORPORATION OF FLORIDA

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant
Payment of filing fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

MAY 20, 2010
TO THE SHAREHOLDERS OF
SEACOAST BANKING CORPORATION OF FLORIDA:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”), which will be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Tuesday, June 22, 2010, at 3:00 P.M., Local Time (the “Meeting”).
     Enclosed are the Notice of Meeting, Proxy Statement, Proxy and our 2009 Annual Report to Shareholders (the “Annual Report”). At the Meeting, you will be asked to consider and vote upon the proposals outlined in the Notice of Meeting and described in detail in the Proxy Statement. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate you completing the enclosed Proxy and returning it to us as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person, even if you have previously returned your Proxy.
     If you have any questions about the Proxy Statement or our Annual Report, please call or write us.
Sincerely,

Dennis S. Hudson, III
Chairman & Chief Executive Officer

SEACOAST BANKING CORPORATION OF FLORIDA
815 Colorado Avenue
Stuart, Florida 34994
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 22, 2010
     Notice is hereby given that the 2010 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) will be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Tuesday, June 22, 2010, at 3:00 P.M., Local Time (collectively, with any adjournments or postponements, the “Meeting”), for the following purposes:
1.	Elect Directors. To re-elect five Class II directors;

2.	Reverse Stock Split. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to permit our Board of Directors to (i) effect a reverse stock split of our Common Stock, par value $0.10 per share (“Common Stock”), at any time prior to June 21, 2011, at one of seven reverse split ratios, 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our Common Stock by the reverse stock split ratio determined by the Board of Directors (the “Proposal 2”);

3.	Advisory (Non-binding) Vote on Executive Compensation. To allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (“Proposal 3”);

4.	Increase Authorized Capital Stock. To approve a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 130,000,000 to 300,000,000 shares (“Proposal 4”);

5.	Issuance of Common Stock upon conversion of Preferred Stock. To approve the issuance of shares of the Company’s Common Stock upon the conversion of the Company’s recently issued 50,000 shares of Series B Manditorily Convertible Noncumulative Nonvoting Preferred Stock, as contemplated by the investment agreement described in the Proxy Statement and for purposes of NASDAQ Stock Market Rule 5635 (“Proposal 5”);

6.	Adjournment of the Annual Meeting. To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposals 1, 2, 3, 4 and 5; and

7.	Other Business. To transact such other business as may properly come before the Meeting.
     The enclosed Proxy Statement explains these proposals in greater detail. We urge you to read these materials carefully.
     Only shareholders of record at the close of business on May 11, 2010 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.
By Order of the Board of Directors

Dennis S. Hudson, III
Chairman & Chief Executive Officer
May 20, 2010
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SEACOAST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

AUDIT COMMITTEE REPORT	38

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS	39

SALARY AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	39

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS	40
Principal Shareholders (5% Owners Exclusive of Directors and Officers)	40
Directors and Executive Officers	41
Section 16(a) Beneficial Ownership Reporting Compliance	43

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK	44

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	51

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 130 MILLION TO 300 MILLION	52

PROPOSAL 5: APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE CONVERSION OF THE SERIES B PREFERRED STOCK	55

PROPOSAL 6: ADJOURNMENT OF THE ANNUAL MEETING	62

PRO FORMA FINANCIAL INFORMATION	63

INDEPENDENT AUDITORS	64

SHAREHOLDER PROPOSALS FOR 2011	65

OTHER MATTERS	65

OTHER INFORMATION	65

APPENDIX A — ARTICLES OF AMENDMENT (STOCK SPLIT)	A-1

APPENDIX B — ARTICLES OF AMENDMENT (SERIES B PREFERRED STOCK)	B-1

APPENDIX C — INVESTMENT AGREEMENT	C-1

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF SEACOAST BANKING CORPORATION OF FLORIDA
JUNE 22, 2010
VOTING, REVOCABILITY AND SOLICITATION OF PROXIES
General
     This Proxy Statement is being furnished to the shareholders of Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast” or the “Company”), in connection with the solicitation of proxies by Seacoast’s Board of Directors from holders of Seacoast’s common stock (“Common Stock”) for use at the 2010 Annual Meeting of Shareholders of Seacoast to be held on June 22, 2010, and at any adjournments or postponements thereof (the “Meeting”). Unless otherwise clearly specified, the terms “Company” and “Seacoast” include the Company and its subsidiaries.
     The Meeting is being held to consider and vote upon the proposals summarized below under “Summary of Proposals” and described in greater detail elsewhere herein. Seacoast’s Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.
     The 2009 Annual Report to Shareholders (“Annual Report”), including financial statements for the fiscal year ended December 31, 2009, accompanies this Proxy Statement. These materials are first being mailed to the shareholders of Seacoast on or about May 20, 2010.
     The principal executive offices of Seacoast are located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number is (772) 287-4000.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 22, 2010: The Notice of Annual Meeting, the 2010 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2009 are also available at:
http://www.snl.com/irweblinkx/GenPage.aspx?IID=100425&GKP=1073743741.
Summary of Proposals
     The proposals to be considered at the Meeting may be summarized as follows:

Proposal 1.	To re-elect five Class II directors;

Proposal 2.	To approve an amendment to our Articles of Incorporation permit our Board of Directors to (i) effect a reverse stock split of our Common Stock at any time prior to June 21, 2011 at one of seven reverse split ratios, 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our Common Stock by the reverse stock split ratio determined by the Board of Directors;

Proposal 3.	To allow shareholders to endorse or not endorse, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

Proposal 4.	To approve a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 130,000,000 to 300,000,000 shares;

Proposal 5.	To approve the issuance of shares of the Company’s Common Stock upon the conversion of the Company’s recently issued 50,000 shares of Series B Manditorily Convertible Noncumulative Nonvoting Preferred Stock, as contemplated by the investment agreement described in the Proxy Statement and for purposes of NASDAQ Stock Market Rule 5635 (“Proposal 5”);

Proposal 6.	To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposals 1, 2, 3, 4 and 5; and

Proposal 7.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Quorum and Voting Requirements
     Holders of record of shares of the Company’s Common Stock as of the Record Date (as defined below) are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. As of the Record Date, there were 58,926,255 shares of Common Stock issued, outstanding and entitled to be voted, which were held by approximately 1,322 holders of record.
     To hold a vote on any proposal, a quorum must be present, which is a majority of the total votes entitled to be cast by the holders of the outstanding shares of Common Stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
     Proposal 1 requires approval by a “plurality” of the votes cast at the Meeting. This means that Proposal 1 will be approved if more votes cast at the Meeting are voted in favor of the proposal than are voted against the proposal. Votes withheld are not counted as votes against the proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
     Proposals 2, 3, 4, 5 and 6 require approval by the affirmative vote of a majority of votes cast at the Meeting. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
     Unless otherwise required by the Company’s Articles of Incorporation or Bylaws or the Florida Business Corporation Act, or by applicable law, any other proposal that is properly brought before the Meeting will require approval by the affirmative vote of a majority of all votes cast at the Meeting. With respect to any such proposal, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
     Directors and executive officers of the Company beneficially hold approximately 11,475,159 shares of Company Common Stock, or 19.1 percent of all the votes entitled to be cast at the Meeting.
Record Date, Solicitation and Revocability of Proxies
     The Board of Directors of Seacoast has fixed the close of business on May 11, 2010 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Meeting.
     Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If a valid Proxy is returned and no instructions are indicated, such shares of Common Stock will be voted FOR Proposals 1, 2, 3, 4, 5 and 6 and in the discretion of the proxy holder as to any other matter that may come properly before the Meeting.
     A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Secretary of Seacoast, (ii) properly submitting to Seacoast a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994, Attention: Sharon Mehl, Secretary.
     The Company has a Dividend Reinvestment and Stock Purchase Plan (the “Reinvestment Plan”) administered by our transfer agent, Continental Stock Transfer and Trust Company (“Continental”). Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in book entry form by Continental for participating shareholders. Shares held in a participant’s plan account will be combined and voted at the Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

     If you are a participant in the Company’s Employee Stock Purchase Plan and/or the Retirement Savings Plan for Employees of Seacoast National Bank, you are asked to vote the shares held in your account separately. Plan shares not voted by participants will be voted by the plan administrator or trustee in accordance with the terms of each respective plan.

PROPOSAL 1
ELECTION OF DIRECTORS
General
     The Meeting is being held to, among other things, re-elect five Class II directors of Seacoast, each to serve a three year term and until their successors have been elected and qualified. The nominees have been nominated by the Nominating and Governance Committee of the Board of Directors. All of the nominees are presently directors of Seacoast. All of the nominees also serve as members of the Board of Directors of Seacoast’s principal banking subsidiary, Seacoast National Bank (the “Bank”). The members of the Boards of Directors of the Bank and the Company are the same except for Dennis J. Arczynski, Marian B. Monroe and O. Jean Strickland, who are currently directors of the Bank only.
     On January 26, 2010, Robert B. Goldstein’s appointment to the Company’s Board of Directors became effective, filling the vacancy created by the retirement of Jeffrey C. Bruner on October 1, 2009.
     As provided in the Articles of Incorporation, the Company’s Board of Directors is divided into three classes. Currently, the Board of Directors is classified as follows:

Class	Term	Names of Directors

Class I	Term Expires at the 2012 Annual Meeting	H. Gilbert Culbreth, Jr. Christopher E. Fogal Robert B. Goldstein Dale M. Hudson

Class II	Term Expires at the 2010 Annual Meeting	John H. Crane Jeffrey S. Furst Dennis S. Hudson, Jr. Thomas E. Rossin Thomas H. Thurlow, Jr.

Class III	Term Expires at the 2011 Annual Meeting	Stephen E. Bohner T. Michael Crook A. Douglas Gilbert Dennis S. Hudson, III Edwin E. Walpole, III
     All shares represented by valid Proxies, and not revoked before they are exercised, will be voted in the manner specified therein. If a valid Proxy is submitted but no vote is specified, the Proxy will be voted FOR the election of each of the five nominees for election as directors. Please note that unlike prior years, beginning in 2010, if banks and brokers do not receive voting instructions from their clients, they will not be able to vote their client’s shares in the election of directors. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by Seacoast’s Nominating and Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (five persons). Cumulative voting is not permitted.
     The affirmative vote of the holders of shares of Common Stock representing a plurality of the votes cast at the Meeting at which a quorum is present is required for the election of the directors listed below.
     The nominees have been nominated by Seacoast’s Nominating and Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” the election of all five nominees listed below.

Nominees to be Elected at the Meeting
     John H. Crane, age 80, is a member of the Company’s Audit Committee and has been a director of Seacoast since 1983.
     Mr. Crane is retired, but co-founded and served as vice president of C&W Fish Company, Inc., a fish processing plant located in the Stuart, Florida area, from 1982 through 2000. He also co-founded Krauss & Crane, Inc., an electrical and air conditioning contracting firm located in Stuart, Florida in 1957, overseeing all phases of the business’ operations as its president and chairman until his retirement in 1998. Mr. Crane served as Chairman of the Bank’s Directors Loan Committee for 15 years. He is well-respected in Martin County, Florida, having served on the board of Martin Memorial Hospital for six years, chairing the committee to raise money for the first ambulances in the county, and sponsoring and managing youth baseball teams for 16 years.
     The Nominating and Governance Committee considered these qualifications, in addition to his business experience and management skills, stature in the local community and experience with the Company, in making the determination that Mr. Crane should be a nominee for director of Seacoast.
     Jeffrey S. Furst, age 67, is Chairman of the Company’s Nominating and Governance and a member of the Company’s Audit and Salary and Benefits Committees, and has been a director of Seacoast since 1997.
     Mr. Furst was elected Property Appraiser for St. Lucie County, Florida in 2000. He has been a real estate broker since 1973 and is the former owner of Sun Realty, Inc. in Port St. Lucie, Florida, as well as Furst Snyder & Armfield Realty, Inc. and Unique Properties. Mr. Furst organized Port St. Lucie National Bank in 1989 where he served as Chairman until it was acquired by Seacoast in 1996. From 1974 to 1986, he served as an elected member and Vice Chairman of the St. Lucie County School Board and continues his life-long interest in public education. He has been active in the St. Lucie County Chamber of Commerce, the National Association of Realtors, Florida Association of Realtors and St. Lucie County Association of Realtors.
     The Nominating and Governance Committee considered these qualifications, in addition to his public service, business experience and management skills, stature in the local community and experience with the Company in making the determination that Mr. Furst should be a nominee for director of Seacoast.
     Dennis S. Hudson, Jr., age 82, has been a director of Seacoast since 1983.
     Mr. Hudson retired in June 1998 after a 48-year career with the Company and Bank. He served as Chairman of the Board of Seacoast from 1990 to June 1998. Prior thereto, he served as Chief Executive Officer of Seacoast from 1983 until 1992, President of Seacoast from 1983 until 1990 and Chairman of the Bank from 1969 until 1992. Mr. Hudson also served on the board of the Miami Branch of the Federal Reserve of Atlanta from 1983 to 1985. Active in the community and with charitable organizations, he has served as chairman of the American Red Cross of Martin County, president of the Stuart Rotary, and as a director of Hospice of Martin County.
     The Nominating and Governance Committee considered these qualifications, in addition to his significant experience in the financial services industry and the organization, including his prior service as Chief Executive Officer, as well as his stature in the local community in making the determination that Mr. Hudson should be a nominee for director of Seacoast.
     Thomas E. Rossin, age 76, is a member of the Company’s Nominating and Governance and Salary and Benefits Committees and has been a director of Seacoast since 2004.
     Mr. Rossin has been a practicing attorney in West Palm Beach, Florida, since 1993. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. He founded Flagler National Bank in 1974, serving as president, chief executive officer and director and growing it to the largest independent bank in Palm Beach County with over $1 billion in assets. Forming The Flagler Bank Corporation, the holding company for Flagler National Bank, in 1983 and serving as president, chief executive officer and director, he took it public in 1984 and facilitated the acquisition of three financial institutions, until both Flagler National Bank and the holding company were sold in 1993 to SunTrust Banks. Prior thereto, Mr. Rossin was vice chairman and director of First Bancshares of Florida, Inc. after consolidating four banks under one charter, including First National Bank in Riviera Beach at which he served as president and chief executive officer. He has served as past president of the Community Bankers Association of Florida and Palm Beach County Bankers Association, and is a member of the Palm Beach County Bar Association, American Bar Association and the Florida Bar Association.
     The Nominating and Governance Committee considered these qualifications, in addition to his public service, significant experience in the financial services industry, legal background, and experience with the Company in making the determination that Mr. Rossin should be a nominee for director of Seacoast.
     Thomas H. Thurlow, Jr., age 73, has been a director of Seacoast since 1983.
     Mr. Thurlow is vice president and director of, and counsel to, Thurlow, Thurlow & Giachino, P.A., a law firm in Stuart, Florida. He has practiced private law in Stuart, Florida since 1965, previously serving in the U.S. Air Force JAG Corp. He has served as president of the Martin County Bar Association and the Kiwanis Club of Stuart, as well as on the board of trustees and the foundation board for Indian River State College. He is also active in several local and state historical societies.
     The Nominating and Governance Committee considered these qualifications, in addition to his business experience and management skills, legal background, stature in the local community and experience with the Company, in making the determination that Mr. Thurlow should be a nominee for director of Seacoast.
Directors Whose Terms Extend Beyond the Meeting
     Stephen E. Bohner, age 57, is a member of the Company’s Salary and Benefits Committee and has been a director of Seacoast since 2003.
     Mr. Bohner has been president and owner of Premier Realty Group, a real estate company specializing in the sale of luxury homes and located in Sewalls Point, Florida, since 1987. In addition to his 31 years in real estate, Mr. Bohner is actively involved in several professional and community organizations, having served as president of the Greater Martin County Association of Realtors and Pine School. He was awarded the Realtor Association’s Distinguished Service Award in 2001, and has served on numerous professional standards’ panels in arbitration hearings and chaired the Realtors Association’s grievance committee. Mr. Bohner is a graduate of Vanderbilt University with dual degrees in Business and Economics.
     The Nominating and Governance Committee considered these qualifications, in addition to his business leadership in real estate, entrepreneurial and management skills, stature in the local community and experience with the Company, in making the determination that Mr. Bohner should remain a director of Seacoast.
     T. Michael Crook, age 62, is a member of the Company’s Audit Committee and has been a director of Seacoast since 2003.
     Mr. Crook has been a principal with the public accounting firm of Proctor, Crook, Crowder & Fogal, CPA, and P.A., located in Stuart, Florida, since 1976 and a CPA since 1975. He was a member of Barnett Bank’s Martin County board of directors for 11 years from 1986 to 1997. Mr. Crook is also active in the community, currently serving as a member of the board of the Scripps Florida Funding Corporation and Martin County Community Foundation, and previously serving as director and president of the Economic Council and Stuart Kiwanis Club, former director of the Arts Foundation of Martin County and Stuart/Martin County Chamber of Commerce, and past chairman of the Indian River Community College Accounting Advisory Committee. His professional affiliations include the American Institute of Certified Public Accountants, the Management Advisory Services Division of the American Institute of Certified Public Accountants, and the local legislative contact for the Florida Institute of Certified Public Accountants.
     The Nominating and Governance Committee considered these qualifications, in addition to his business experience, accounting expertise, stature in the local community, and understanding and experience with the Company, in making the determination that Mr. Crook should remain a director of Seacoast.

     H. Gilbert Culbreth, Jr., age 64, is Chairman of the Company’s Salary and Benefits Committee and has been a director of Seacoast since 2008.
     Mr. Culbreth has been chief executive officer and owner of Gilbert Chevrolet Company, Inc., a car dealership located in Okeechobee, Florida, for the past 36 years. He was previously a member of Big Lake Financial Corporation’s (“Big Lake”) board of directors for 10 years prior to the acquisition of Big Lake by Seacoast in April 2006, and has served on the Bank’s board of directors since the acquisition. In addition, Mr. Culbreth is president of several other family businesses, including Gil’s Auto Center, Inc. (a rental car company), Culbreth Realty, Inc. (a real estate brokerage), Parrott, Inc., and Gilbert Aviation Inc. He is a former director of the Florida Council on Economic Education, the Okeechobee County Board of Realtors, the Okeechobee Economic Council, and the United Way of Okeechobee and is a member of the Masonic Lodge.
     The Nominating and Governance Committee considered these qualifications, in addition to his business experience, entrepreneurial and management skills, stature and knowledge of the local community and experience with the Company, in making the determination that Mr. Culbreth should remain a director of Seacoast.
     Christopher E. Fogal, age 58, is Chairman of the Company’s Audit Committee and has been a director of Seacoast since 2003.
     Mr. Fogal is a certified public accountant and principal with the public accounting firm of Proctor, Crook, Crowder & Fogal CPA, and P.A. (“Proctor Crook”). He was the managing partner of Fogal & Associates from 1979 until the firm merged with Proctor Crook in 2009. Mr. Fogal served on the board of Port St. Lucie National Bank until it was acquired by Seacoast in 1996. He has also served as past chairman of the Treasure Coast Private Industry Council and past president of the St. Lucie County Chamber of Commerce, and is active in a number of professional organizations including the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants and the National Associated Certified Public Accounting Firms.
     The Nominating and Governance Committee considered these qualifications, in addition to his accounting expertise, business and management skills, stature in the local community and experience with the Company, in making the determination that Mr. Fogal should remain a director of Seacoast.
     A. Douglas Gilbert, age 69, has been a director of Seacoast since 1990.
     Mr. Gilbert served as President of Seacoast and Vice Chairman of the Bank from July 2005 until his retirement in January 2009. Mr. Gilbert also served as Chief Credit and Chief Operating Officer of Seacoast from July 1990 until his retirement in January 2009. Previously, he served as Senior Executive Vice President of Seacoast and President of the Bank from June 1998 to July 2005, and Chief Operating and Credit Officer of the Bank from October 1994 to July 2005. Prior to joining Seacoast in 1990, Mr. Gilbert was president and chief executive officer of a unit of Florida National Bank, a Florida-based regional bank which was acquired by First Union Corporation. He has served as an officer and director of numerous non-profit, professional and charitable organizations, including as president of the chambers of commerce for Stuart/Martin County and St. Lucie County, as chairman of the Martin County United Way, and on the boards of Martin Memorial Hospital, Florida Oceanographic Society and Lawnwood Regional Medical Center.
     The Nominating and Governance Committee considered these qualifications, in addition to his significant experience in the financial services industry and the organization, including his prior service as Chief Credit and Chief Operating Officer, as well as his stature in the local community in making the determination that Mr. Gilbert should remain a director of Seacoast.
     Robert B. Goldstein, age 70, was appointed as a director of Seacoast in January 2010.
     Mr. Goldstein is a founding principal of CapGen Capital Advisors LLC, New York, New York, a private equity fund formed in 2007. Mr. Goldstein previously served as Chairman of the Executive Committee of Great Lakes Bancorp from 2005 to 2006 and as Chairman of the Board of Bay View Capital Corp from 2001 to 2006. Highly regarded for identifying new opportunities for investment in community and regional banking, Mr. Goldstein has been a senior executive and/or director at 14 financial institutions over a career that has spanned more than 40 years. Mr. Goldstein is nationally recognized for his expert investing and operational experience in turning around and implementing growth strategies for banks under the most challenging circumstances. Mr. Goldstein is currently a director of Great Lakes Bancorp, Inc., FNB Corporation, BankFIRST and THE BANKshares, Inc.
     The Nominating and Governance Committee considered these qualifications, in addition to his significant experience in the financial services industry, leadership and service on other public company boards, and knowledge of institutional investor community in making the determination that Mr. Goldstein should be a director of Seacoast.
     Dale M. Hudson, age 75, has been a director of Seacoast since 1983.
     Mr. Hudson became Vice Chairman of Seacoast in July 2005, after serving as Chairman since June 1998. He previously served as Chief Executive Officer of Seacoast from 1992 to June 1998, as President of Seacoast from 1990 to June 1998, and as Chairman of the Board of the Bank from September 1992 to June 1998. He also served on the board of directors of the Florida Bankers Association for five years. In addition to his 53 years in banking, Mr. Hudson is extremely active in the community and charitable organizations. He has served on the Martin Memorial Hospital Foundation and Community Boards, as well as on the boards of the American Cancer Society, Honorary Advisory Board Florida Oceanographic Society, Indian River Community College, and Treasure Coast Blood Bank Advisory Board and the Pine School for 15 years, including two years as chairman. Mr. Hudson has also devoted 16 years of service as chairman of Mary’s Kitchen, a local soup kitchen for the homeless. He has received numerous awards and honorary titles, including the first Martin County Citizen of the Year Award by the March of Dimes in 1995 and the National Philanthropy Award with his wife in 2006.
     The Nominating and Governance Committee considered these qualifications, in addition to his significant experience in the financial services industry and the organization, including his prior service as Chairman and Chief Executive Officer, as well as his stature in the local community in making the determination that Mr. Hudson should remain a director of Seacoast.
     Dennis S. Hudson, III, age 54, has been a director of Seacoast since 1983.
     Mr. Hudson was named Chairman of Seacoast in July 2005, and has served as Chief Executive Officer of the Company since June 1998. Mr. Hudson has also served as Chairman and Chief Executive Officer of the Bank since 1992. He served as President of Seacoast from June 1998 to July 2005, after serving in various positions with the Company and the Bank since 1978. Mr. Hudson is also on the board of directors of Chesapeake Utilities Corporation (ticker: CPK), a public gas and electric utilities company headquartered in Dover, Delaware, which merged with Florida Public Utilities Company (“FPU”) in 2009. Prior to that time, he served as a member of the board of directors of FPU. He is also a member of the board of directors of the Miami Branch of the Federal Reserve Bank of Atlanta. Mr. Hudson is actively involved in the community, having served on the boards of Martin County YMCA Foundation, Council on Aging, Pine School, the Job Training Center, American Heart Association, Martin County United Way, the Historical Society of Martin County and Economic Council of Martin County as chairman. He has been recognized for his achievements with several awards including the Florida Senate Medallion of Excellence Award presented by Florida Senator Ken Pruitt in 2001. Mr. Hudson is a graduate of Florida State University with dual degrees in Finance and Accounting, and a Masters degree in Business Administration.
     The Nominating and Governance Committee considered these qualifications, in addition to his significant experience in the financial services industry and the organization, including his service as Chairman and Chief Executive Officer, as well as his service on other public company boards and stature in the local community in making the determination that Mr. Hudson should remain a director of Seacoast.
     Edwin E. Walpole, age 74, has been a director of Seacoast since 2006.
     Mr. Walpole has been the president, owner and director of Walpole Inc., a trucking transportation company in Okeechobee, Florida which covers the Southeastern United States, since 1960. He served as chairman, president and chief executive officer of Big Lake Financial Corporation from 1985 until Big Lake was acquired by Seacoast in April 2006. Walpole is also the president of Mountain Top Aviation, Seminole Land Company, Trading Post & Farmers Market, and Fort Drum Corporation, and vice president and director of Walpole Leasing Corporation. He is a member and past president of the Okeechobee Economic Council and of Florida Trucking Association, a

member of the American Trucking Association, and on the board of trustees of Murray State University where he earned a Bachelor of Science degree in Agriculture.
     The Nominating and Governance Committee considered these qualifications, in addition to his business leadership, entrepreneurial and management skills, stature in the local community and experience with the Company, in making the determination that Mr. Walpole should remain a director of Seacoast.
Non-Director Executive Officers
     William R. Hahl, age 61, has served as Executive Vice President and Chief Financial Officer of Seacoast and the Bank since July 1990. Previously, he worked for Ernst and Young for 13 years, before leaving to start his own consulting firm.
     H. Russell Holland, III, age 45, has served as the Chief Banking Officer of Seacoast and the Bank since February 2008, and as Executive Vice President of commercial lending since July 2006. Before joining the Company, Mr. Holland served as senior vice president and senior lender for Fifth Third Bank from February 2006 to July 2006. From February 2005 to February 2006, he was president of Old Palm Realty Partners, a financial services company located in Stuart, Florida. From December 2001 to February 2005, he served as executive vice president and chief lending officer of Union Bank of Florida, increasing assets from $350 million to over $1.0 billion during his tenure. Prior thereto, he served for seven years in various positions with Barnett Bank, which was acquired by Bank of America, his last position as division president of Barnett Realty Partners, the bank’s real estate capital markets group.
     O. Jean Strickland, age 50, has served as Senior Executive Vice President of Seacoast and President and Chief Operating Officer of the Bank since July 2005. Ms. Strickland was appointed to the Bank’s Board of Directors in September 2005. Ms. Strickland served as Executive Vice President, Systems and Operations Division, of Seacoast and the Bank and President of the Bank’s Palm Beach County operations from November 2002 to July 2005.

CORPORATE GOVERNANCE
Independent Directors
     The Company’s Common Stock is listed on the NASDAQ Global Select Market. NASDAQ requires that a majority of the Company’s directors be “independent,” as defined by the NASDAQ’s rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board of Directors has determined that a majority of the Company’s directors are independent directors under the NASDAQ rules. The Company’s independent directors are: Stephen E. Bohner, John H. Crane, T. Michael Crook, H. Gilbert Culbreth, Jr., Christopher E. Fogal, Jeffrey S. Furst, Robert B. Goldstein, Thomas E. Rossin, and Edwin E. Walpole, III.
Board Leadership Structure
     The Chairman of the Board of Directors provides leadership to the Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board of Directors possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Company’s directors and executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board of Directors, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.
     The Company’s current Chief Executive Officer, Dennis S. Hudson, III, also serves as the Chairman of the Board of Directors. He has held the post of Chief Executive Officer for the past 12 years, and President for the seven years prior, and has also served as chief executive officer of the Bank for 18 years, leading the Company through its growth from a local community bank to $2.2 billion in assets and 39 offices in 14 counties. In light of Mr. Hudson’s significant leadership tenure with the organization and his breadth and depth of knowledge of the Company, as well as the efficiencies and clearer accountability that this leadership structure provides, the Board of Directors believes it is appropriate that he serve as both Chief Executive Officer and Chairman.
     In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines provide for executive sessions of our independent directors. The Guidelines specifically provide for the appointment of a lead independent director to preside at all executive sessions of non-management directors. The Company’s independent directors have established a policy to meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Thomas E. Rossin serves as the Company’s Lead Independent Director and he presides at all executive sessions of the independent directors and non-management directors. Any independent director may call an executive session of independent directors at any time. The independent directors met in executive session three times in 2009. Interested parties, including the Company’s shareholders, may communicate directly with non-management directors by sending written communications to c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994.
     The Company believes that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board of Directors.
Director Nominating Process
     The Nominating and Governance Committee annually reviews and makes recommendations to the full Board of Directors regarding the composition and size of the Board of Directors so that the Board of Directors consists of members with the proper expertise, skills, attributes and personal and professional backgrounds to ensure that the Board of Directors is comprised of a diverse group of members who, individually and collectively, best serve the needs of the Company.

     The Company’s Nominating and Governance Committee identifies potential nominees for director primarily based upon suggestions from current directors and executives. Director candidates are interviewed by the Chairman of the Nominating and Governance Committee and at least one other member of the Nominating and Governance Committee. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating and Governance Committee following this process.
     Given the evolving needs and challenges of the Company, the Nominating and Governance Committee believes that the Board of Directors as a whole should have diversity of experience, which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, national origin, geographic representation, community involvement and age. However, the Nominating and Governance Committee does not assign specific weights to any particular criteria. Its goal is to identify nominees that considered as a group will possess the talents and characteristics necessary for the Board of Directors to fulfill its responsibilities. In addition, each Director must have the qualifications, if any, set forth in the Company’s Bylaws, as well as the following minimum qualifications:
•	The highest ethical character, an appropriate personal and professional reputation, and must share the values of the Company as reflected in its Code of Conduct;

•	The ability to exercise sound business judgment; and

•	Substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.
     The Nominating and Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director Nominees, such as:
•	An understanding of and experience in the financial services industry, as well as accounting, finance, legal or real estate expertise;

•	Leadership experience with public companies or other major organizations, as well as civic and community relationships; and

•	Qualifications as an Independent Director.
     Any Company shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to the Company’s Nominating and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Company’s Nominating and Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company. In 2009, there were no shareholder nominee recommendations received, and no third party search firms were used to identify director candidates.
Shareholder Communications
     The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board of Directors, a Board committee or any other directors or individual director may do so by sending written communications addressed to the Board of Directors of

Seacoast Banking Corporation of Florida, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors, a committee of the Board of Directors or the appropriate group of directors or individual director, as appropriate, at the next regular meeting of the Board.
Corporate Governance Guidelines
     The Board of Directors has adopted Corporate Governance Guidelines that are available on the Company’s website at www.seacoastbanking.net, or without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994.
Code of Conduct and Ethics
     The Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees and a Code of Ethics for Financial Professionals applicable to the Company’s chief executive officer and its chief financial officer, both of which are available on the Company’s website at www.seacoastbanking.net, or without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994.
Board Meeting Attendance
     The Board of Directors held 14 meetings during 2009. All of the directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which they served. Eight of the Company’s incumbent Directors attended the Company’s 2009 Annual Meeting. The Company encourages all its directors to attend its annual shareholders’ meetings and all meetings of the Board of Directors and committees on which the directors serve.
Risk Oversight
     The Board of Directors maintains oversight responsibility for the management of the Company’s risks. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The full Board of Directors reviews with management its process for managing enterprise risk.
     While the Board of Directors maintains the ultimate oversight responsibility for risk management, the Audit Committee and Salary and Benefits Committee have been assigned responsibility for risk management oversight of specific areas. The Audit Committee is charged with overseeing the Company’s financial risk management process each year, including insuring that management has taken steps to monitor, control and report such risks and reviewing with management the most significant risks identified and management’s plans for addressing and mitigating the potential effects of such risks. The Salary and Benefits Committee has oversight responsibility related to the executive compensation. During the period the Company is subject to the U.S. Treasury’s Capital Purchase Program, the Salary and Benefit Committee must meet semi-annually with senior risk officers of the Company to identify and limit any compensation arrangements of senior executive officers that could lead to unnecessary or excessive risk taking.
Board Committees
     The Company’s Board of Directors has three standing permanent committees: the Salary and Benefits Committee, the Audit Committee and the Nominating and Governance Committee. The Salary and Benefits Committee and the Audit Committee serve the same functions for the Company and the Bank. The Bank also has the following standing committees: the Compliance Committee, the Directors Loan Committee, the Executive Committee, the Enterprise Risk Management Committee, the Investment Committee and the Trust Committee.

Salary and Benefits Committee
     The Company’s Salary and Benefits Committee is currently composed of Messrs. Culbreth (Chairman), Bohner, Furst, Rossin and Walpole, all of whom are independent directors. Mr. Culbreth replaced Mr. Rossin as Chairman in December 2009. This committee has the authority set forth in its Charter, and approved by the Board of Directors, including determining the compensation of the Company’s and the Bank’s key executive officers. The committee is also responsible for preparing an annual report on executive compensation which is included herein under “Salary and Benefits Committee Report.” This committee administers the provisions of the Company’s incentive compensation plans and other employee benefits plans.
     The Salary and Benefits Committee has the resources and authority to discharge its responsibilities, including authority to retain and terminate any compensation consulting firms used to assist in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, with such fees to be borne by the Company. The committee may delegate to a subcommittee consisting of two or more members of the committee such of its duties and responsibilities as it deems appropriate and advisable. The committee periodically reports its activities to the Board of Directors. The responsibilities and duties of the Salary and Benefits Committee are more fully set out in the committee’s Charter, available on the Company’s website at www.seacoastbanking.net or upon written request to c/o Corporate Secretary, Seacoast Banking, 815 Colorado Avenue, Stuart, Florida 34994.
     Salary and Benefits Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. This committee held four meetings in 2009.
     As a result of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, the Salary and Benefits Committee’s charter was amended in 2009 to require that the Committee meet, at least semi-annually, with senior risk officers of the Company to (i) discuss and review the relationship between the Company’s risk management policies and practices and the incentive compensation arrangements of the Company’s senior executive officers, and to identify and take reasonable efforts to limit any features in such compensation arrangements that could lead the senior executive officers to take unnecessary or excessive risks that could threaten the value of the Company, and (ii) provide a certification with respect to this review. For additional information about the manner in which the Board of Directors oversees and monitors risks, see “Risk Management” above. For more information about the Company’s participation in the U.S. Treasury’s Capital Purchase Program, see “Compensation Discussion and Analysis — Effects of Participation in the Capital Purchase Program.”
Audit Committee
     The Audit Committee is currently composed of Messrs. Fogal (Chairman), Crane, Crook and Furst, all of whom the Board of Directors has determined are independent directors under NASDAQ and Securities and Exchange Commission (“SEC”) rules. The Board of Directors has also determined that Mr. Fogal is an “audit committee financial expert” as defined by the SEC. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, as adopted by the full Board of Directors, available on the Company’s website at www.seacoastbanking.net or upon written request to c/o Corporate Secretary, Seacoast Banking, 815 Colorado Avenue, Stuart, Florida 34994, including reviewing Seacoast and its subsidiaries’ financial statements and internal accounting controls, and reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Audit Committee appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee also reviews the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as related party transactions and changes to the Company’s Code of Conduct. The Audit Committee periodically reports its findings to the Board of Directors. This Committee held six meetings in 2009. During two of the meetings, the Audit Committee met in private session with our independent auditor; during one of the meetings, the Audit Committee met in private session with the Internal Audit and Compliance Manager and alone in executive session without members of management present; and during several of the meetings, the Audit Committee met in private session with individual members of management.
Nominating and Governance Committee
     The Nominating and Governance Committee is currently composed of Messrs. Furst (Chairman), Goldstein and Rossin, all of whom are independent directors. The purpose of this Committee is to identify individuals qualified to become members of the Board of Directors of the Company and/or the Bank, and recommend to the Board of Directors of the Company and the Bank the director nominees for the next annual meeting of shareholders. The Committee also takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring Company compliance with these policies and guidelines for the purpose of nominating persons to serve on the Board. The responsibilities and duties of the Nominating and Governance Committee are more fully set out in the Committee’s charter, available on the Company’s website at www.seacoastbanking.net or upon written request to c/o Corporate Secretary, Seacoast Banking, 815 Colorado Avenue, Stuart, Florida 34994. This Committee held two meetings in 2009.
Bank Committees
     The Bank committees perform the duties customarily performed by similar committees at other financial institutions. In December 2008, the Bank’s board of directors formed the Compliance Committee responsible for monitoring and coordinating the Bank’s adherence to the provisions of the formal agreement with the Office of the Comptroller of the Currency entered into on December 16, 2008 (the “Formal Agreement”). The Formal Agreement provides for the development and implementation of written programs to reduce the Bank’s credit risk, monitor and reduce the level of criticized assets, and manage commercial real estate loan concentrations in light of current adverse market conditions.
Executive Officers
     Executive officers are appointed annually at the organizational meeting of the respective Boards of Directors of Seacoast and the Bank following the annual meeting of Company shareholders, to serve until the next annual meeting and until successors are chosen and qualified.
Management Stock Ownership
     As of May 11, 2010, based on available information, all directors, director nominees and executive officers of Seacoast as a group (17 persons) beneficially owned approximately 11,475,159 outstanding shares of Common Stock, constituting 19.3 percent of the total number of shares of Common Stock outstanding at that date. In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 366,476 outstanding shares, or 0.6 percent of the outstanding shares, of Seacoast Common Stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans. See “Quorum and Voting Requirements”, “Record Date, Solicitation and Revocability of Proxies” and “Principal Shareholders.”

COMPENSATION DISCUSSION & ANALYSIS
Overview
     Compensation decisions with respect to the Company’s chief executive officer are made by the Salary and Benefits Committee (the “Committee”) or may be recommended by the Committee to the Board of Directors for approval. Decisions with respect to compensation of the Company’s other executive officers are recommended by the chief executive officer and reviewed and approved by the Committee. The following discussion and analysis are focused primarily on the compensation of the Company’s executive officers during 2009, with additional detail provided for our named executive officers. The “Named Executive Officers” are:
•	the Chairman and Chief Executive Officer of the Company and the Bank;

•	the Executive Vice President and Chief Financial Officer of the Company and the Bank;

•	the three other most highly compensated executive officers in 2009 who were serving as executive officers at the end of 2009; and

•	one former executive officer who would have been among the other most highly compensated executive officers during 2009, but was not serving as an executive officer at the end of 2009.
The compensation of the Named Executive Officers is presented in the tables and related information and discussed under “Executive Compensation” following this section.
Effect of Participation in the Capital Purchase Program
     In December 2008, the Company sold 2,000 shares of Series A Preferred Stock and warrants to acquire 1,179,245 shares of common stock for aggregate consideration of $50 million to the U.S. Department of Treasury (the “Treasury”) in accordance with the Capital Purchase Program (the “CPP”) established under the Troubled Asset Relief Program (“TARP”). The Company’s participation in the CPP was a catalyst for several actions by the Committee and the Named Executive Officers, including:
•	each of the Named Executive Officers entering into a consent agreement addressing the restrictions and limitations required by the CPP; and

•	the Committee conducting semi-annual reviews of the Company’s compensation programs for both senior executive officers and other employees to determine if the programs encourage unnecessary or excessive risk.
     The economic stimulus bill entitled, the American Recovery and Reinvestment Act of 2009, which became effective February 17, 2009, and the related regulations, which became effective June 15, 2009, revised and expanded the restrictions and requirements on the executive compensation paid by participants in the CPP to include the following:
•	Prohibition on severance. A CPP participant is prohibited from making any severance payments to a senior executive officer or any of the next five most highly compensated employees, other than payments for services performed or benefits accrued.

•	Prohibition on bonuses, retention awards, and other incentive compensation. The Company is restricted from paying or accruing any bonus, retention award or incentive compensation to the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing contracts.

•	Clawback. A CPP participant must require clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate.

•	Prohibition on compensation plans that “encourage” earnings manipulation. Participating companies may not implement any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees.

•	Avoidance of luxury expenses. A CPP participant must establish a written policy prohibiting, or requiring prior approval of, excessive and luxury expenditures.

•	Prohibition of tax gross-ups. A participating company is prohibited from paying gross-ups or other reimbursements for the payment of taxes to any of its senior executive officers.

•	Compensation deduction limit. CPP participants must make contractual commitments to the Treasury not to deduct for tax purposes executive compensation in excess of $500,000 for specified senior executive officers.
     As a result of the foregoing, the Committee and management have ensured that the executive compensation program complies with the requirements applicable to participants in the CPP. The restrictions and requirements on executive compensation remain in place so long as the Series A Preferred Stock issued to the Treasury remains outstanding.
Compensation Philosophy and Objectives
     The Company operates in highly competitive employment markets which, along with the concentration of wealth in its markets on the southeast coast of Florida, makes the area one of the most attractive regions in Florida for banks to operate. The Company competes for talent with large national and regional bank franchises who seek local executive and production personnel, and with small local bank franchises who seek executive level talent.
     In order to operate in this highly competitive market, the Company has implemented a complex business model that requires bankers who can leverage the best strategies of both the large and small banking institutions. Specifically, the Company’s size allows it to compete for larger commercial relationships, supported by a complete product offering which includes trust, investment services, private banking and specialty financing, in addition to more common consumer and business banking services. However, to compete with smaller community banks in its markets, the Company also maintains a relationship banking focus on both consumer and commercial business customer needs. We believe this dual strategy requires an organizational culture driven by the value systems of its employees—where disciplines such as taking high levels of personal responsibility, creating effective relationships and providing superior customer service, ultimately drive profitability.
     The Company strives to satisfy the demands of its business model by rewarding executive officers for the successful implementation of Company corporate objectives. Therefore, its approach to compensation considers the full range of compensation elements which would enable the Company to compare favorably with its peers as it seeks to attract and retain key personnel.
     In designing the compensation program for executive officers, the Committee seeks to achieve the following key objectives:
•	Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that there are highly competent leaders and employees at all levels in the organization, while maintaining an appropriate cost structure for the Company.

•	Alignment with Shareholders. The compensation program should align executives’ interests with those of the Company’s shareholders, promoting actions that will have a long-term positive impact on total shareholder returns.

•	Recognize Individual Contributions. The compensation program should reward executive officers for individual contributions to the success of the Company’s operating performance. The Committee believes that over time the achievement of the Company’s performance objectives is the primary determinant of share price.

•	Discourage Taking Excessive Risk. The compensation program should limit any features that could lead to the senior executive officers taking unnecessary or excessive risks that could threaten the value of the Company.
     The Committee supports these desired objectives by reviewing the Company’s overall compensation program for executive officers and the salary and benefit processes for all officers and employees on an annual basis. This information is compared with relevant survey data to ensure that Company programs provide each executive officers with a compensation opportunity approximating the 50th percentile of total compensation opportunity for similar positions at the Company’s peers and competitors.
     In December 2008, in light of the recent and projected financial performance of the Company and the uncertain state of the financial markets, the Board of Directors determined to freeze the base salaries of all of the Company’s executive officers except H. Russell Holland, III, and not to make any short or long-term cash awards or equity grants in 2009. For a discussion of Mr. Holland’s base salary adjustment see “Compensation for Named Executive Officers in 2009.”
Elements of the 2009 Compensation Program for Executive Officers
     The Company’s executive compensation program has historically included short and long-term incentive compensation through an annual cash incentive plan and equity compensation in the form of restricted stock, stock options and/or stock-settled stock appreciation rights. However, the Company did not offer these elements of compensation to executive officers in 2009 due to the Company’s participation in the CPP, the recent and projected financial performance of the Company and the uncertain state of the financial markets. Consequently, as described in more detail below, the elements of the Company’s 2009 executive compensation program included only:
•	base salary;

•	retirement and employee welfare benefits; and

•	executive perquisites.
Base Salary
     The base salary for each of our executive officers represents the fixed portion of their total compensation. In establishing executive officer base salaries, the Committee has historically considered individual annual performance and contribution to the Company’s overall profitability, as well as the relationship of an executive’s total compensation compared to similar executives in other banks. Information regarding salaries paid in the market is obtained annually through publicly available salary surveys and proxy statement data, and is used to evaluate the Company’s competitiveness in the employment market with its peers and competitors. Independent consultants selected by the Committee may also be used periodically to assess the competitiveness of the Company’s salaries. For additional information regarding the determination of the Company’s peer group see “Benchmarking and Comparator Group.”
     The Company’s general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with Company performance. Given our highly competitive employment market in South Florida and the Company’s business strategy, the base salary level for key executives is targeted at or above the 50th percentile of comparable positions. Base salaries for exceptional performance can be targeted as high as the 75th percentile of comparable positions.
     Changes in the base salaries paid to executive officers, including the Named Executive Officers, are recommended by the chief executive officer based on performance results documented and measured annually and are reviewed and approved by the Committee. The chief executive officer has authority to make base salary decisions for all other executive officers. A change in the base salary paid to the chief executive officer is recommended by the chief executive officer and considered and approved by the Committee, after meeting in executive session, generally on an annual basis.

Retirement and Employee Welfare Benefits
     The Company sponsors a retirement savings plan for employees of the Company and its affiliates (the “Retirement Savings Plan”), which is a tax-qualified defined contribution plan. All employees who satisfy service eligibility requirements may participate in the plan. The Retirement Savings Plan has various features, including:
•	an employer matching contribution for salary deferrals,

•	an annual retirement contribution, and

•	a profit sharing contribution.
     In addition, the Retirement Savings Plan has a feature under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) that allows employees to make voluntary “salary savings contributions” ranging from one percent to 75 percent of compensation (as defined by the Plan), subject to federal income tax limitations. After-tax contributions may also be made by employees with “voluntary contributions” (as defined in the Retirement Savings Plan for each plan year), subject to certain statutory limitations. A retirement contribution is made on an annual discretionary basis by the Company of up to two percent of “retirement eligible compensation”, as defined in the Retirement Savings Plan. The Company contributions to the Retirement Savings Plan vest at the rate of 25 percent for each year the participant has worked at least 1,000 hours, with full vesting after four years of service. A participant becomes 100 percent vested in the event of death, disability or retirement on or after age 55.
     The Company match on salary savings contributions was $0.25 for each dollar contributed up to 4 percent of the employee’s annual compensation in 2009. The retirement contribution in 2009 was one percent of annual compensation. The Company’s Board of Directors decided not to make a profit sharing contribution for 2009.
     The Company also provides its executive officers with the opportunity to participate in a deferred compensation plan. The deferred compensation plan is described under “Executive Compensation–Nonqualified Deferred Compensation.”
     In addition to our retirement programs, the Company provides employees with welfare benefits including, hospitalization, major medical, disability and group life insurance plans and paid vacation. We also maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits. All of the full-time employees of the Company and the Bank, including the Named Executive Officers, are eligible to participate in the Retirement Savings Plan and our welfare plans, subject to the terms of those plans.
     The Bank provides supplemental disability insurance to certain members of executive management, including the Named Executive Officers, in excess of the maximum benefit of $10,000 per month provided under the group plan for all employees. The supplemental insurance provides a benefit up to 70 percent of the executive’s monthly pre-disability income based on the executive’s base salary and annual incentive compensation. Coverage can be converted and maintained by the individual participant after employment ends. The benefit may be reduced by income from other sources, and a partial benefit is paid if a disabled participant is able to work on a part-time basis. In 2009, the Company paid a total of $14,803 for supplemental disability insurance for the Named Executive Officers.
     The retirement and employee welfare benefits paid by the Company for the Named Executive Officers are included in the “Summary Compensation Table” under “Components of All Other Compensation Table” and disclosed in the footnote thereto.
Executive Perquisites
     The Named Executive Officers may also be compensated with certain perquisites and other benefits provided by or paid for by the Company, as necessary to facilitate their roles as representatives of the Company. These may include, for example, the use and maintenance of company owned automobiles, a car allowance and country club dues. For additional details regarding the executive perquisites, see the “Executive Compensation–Summary Compensation Table” and “Executive Compensation–Components of All Other Compensation Table.”

Employment and Change in Control Agreements
     The Company and the Bank currently maintain employment and change in control agreements with certain of the Company’s executive officers, the terms of which are described in more detail below. However, in connection with their participation in the CPP, the Company and the Bank are generally restricted from making any payment (or agreeing to make any payment) in the nature of compensation for the benefit of any current or former director, officer or employee pursuant to an obligation that is contingent on, or by its terms is payable on or after, the termination of such person’s primary employment or affiliation with the Bank or the Company. In addition, the Company and the Bank may not pay or accrue bonuses, retention awards or other incentive compensation for the five most highly compensated employees unless the employee had a legally binding right to the payment under a valid employment contract as of February 11, 2009. The right to participate in a company incentive plan does not qualify as a legally binding right under the terms of the CPP.
     As a result, the Company’s ability to make certain post-employment payments and bonus, retention and incentive compensation payments are restricted and may be further restricted, as described above under “Effect of the Participation in the Capital Purchase Program.” For information regarding the payments and benefits the Named Executive Officers are entitled to upon the termination of their employment with the Company, see “Executive Compensation–2009 Other Potential Post-Employment Payments.”
Employment Agreements
     The Bank entered into an employment agreement with Dennis S. Hudson, III on January 18, 1994, and a similar employment agreement with H. Russell Holland, III on January 2, 2007. The employment agreements had initial terms of three years for Mr. Hudson and two years for Mr. Holland, and provide for automatic one-year extensions unless expressly not renewed. These agreements were amended on December 31, 2008 to comply with Section 409A of the Internal Revenue Code and the final regulations issued thereunder.
     On March 26, 2008, the Company and the Bank entered into an executive employment agreement with O. Jean Strickland. The agreement supersedes previous employment and change in control agreements between Ms. Strickland and the Company dated December 24, 2003 and January 7, 2004, respectively. The new employment agreement generally consolidates the prior agreements with similar terms, benefits and restrictions. The initial term of the agreement is one year, and it provides for automatic one-year extensions unless expressly not renewed.
     The employment agreements provide for hospitalization, insurance, long-term disability and life insurance in accordance with the Bank’s insurance plans for senior management, reasonable club dues and an automobile allowance for Mr. Holland and Ms. Strickland. Each executive subject to these contracts may also receive other compensation including bonuses, and the executives will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. In addition, the agreements contain certain non-competition, non-disclosure and non-solicitation covenants.
     The employment agreements with Dennis S. Hudson, III, H. Russell Holland, III and O. Jean Strickland provide for termination for cause, including willful and continued failure to perform the assigned duties, crimes, breach of the Bank’s Code of Conduct, and also upon death or permanent disability of the executive.
     The agreements also provide for termination upon the occurrence of a change in control. The change in control provisions in Mr. Hudson’s employment agreement have been superseded by those in his change of control agreement discussed below. Mr. Holland’s and Ms. Strickland’s agreements contain change in control provisions which provide that certain events will constitute a “change in control,” including :
•	the acquisition of the Company or the Bank in a merger, consolidation or similar transaction;

•	the acquisition of 51 percent or more of the voting power of any one or all classes of Common Stock;

•	the sale of all or substantially all of the assets; and

•	certain other changes in share ownership.

     Upon the occurrence of a change in control, the executive may terminate the contract within one year following the date of such change in control. Termination may also be permitted by the executive if after a change in control, there is a change in duties and powers customarily associated with the office designated in such contract. Upon any such termination following a change in control, Mr. Holland will be entitled to receive base salary, hospitalization and other health benefits for two years, and Ms. Strickland will be entitled to the benefits for three years.
     For a further discussion of the payments and benefits to which Mr. Hudson, Mr. Holland and Ms. Strickland are entitled upon termination of their employment see “Executive Compensation—2009 Other Potential Post-Employment Payments.”
Change in Control Agreements
     On December 24, 2003, the Company entered into change in control employment agreements with Dennis S. Hudson, III and William R. Hahl. The change in control agreements had initial terms of three years for Mr. Hudson and two years for Mr. Hahl, and provide for automatic one-year extensions unless expressly not renewed. A change in control must occur during these periods (the “Change in Control Period”) to trigger the agreement. Mr. Hudson’s agreement supersedes the change in control provisions in his employment agreement with the Bank. For a further discussion of the benefits and payments provided for under these agreements see “Executive Compensation—2009 Other Potential Post-Employment Payments—Change in Control Agreements.”
     The change in control employment agreements with Dennis S. Hudson, III and William R. Hahl provide that, once a change in control has occurred, the executive subject to the contract (the “Subject Executive”) and the Company agree to continue, for the Change in Control Period, the Subject Executive’s employment in the same position as held in the 120 days period prior to the change in control. If the Subject Executive is terminated for “cause” or resigns “without good reason”, as defined in the agreement, the Subject Executive will receive payment of the Subject Executive’s base salary and unused vacation through the date of termination; and any previously accrued and deferred compensation (the “Accrued Obligations”).
     If the Subject Executive resigns for “good reason” or is terminated “without cause”, or resigns for any reason during a 30-day period specified in the contract, the Subject Executive will receive:
•	the Accrued Obligations;

•	a bonus equal to the highest bonus earned by the Subject Executive for the previous three full fiscal years (“Highest Bonus”) multiplied by a fraction (the numerator of which is the number of days between January 1 and the Subject Executive’s date of termination and the denominator of which is 365);

•	an amount equal to what the Subject Executive’s annual base salary plus Highest Bonus would have been over the Change in Control Period; and

•	health and other welfare benefits for the duration of the Change in Control Period.
In addition, all unvested stock options to acquire stock of the Company and all awards of restricted stock of the Company held by Subject Executive as of the date of termination shall be immediately and fully vested as of the date of termination and, in the case of stock options, shall be fully exercisable as of the date of termination.
Former Executive Officer Agreements
     On March 24, 1991, the Bank entered into an executive employment agreement with A. Douglas Gilbert, and on December 23, 2004, the Company entered into a change in control agreement with Mr. Gilbert. These agreements were amended on June 22, 2007 with the execution of an executive transition agreement between the Company and Mr. Gilbert. The executive transition agreement provided for Mr. Gilbert’s compensation from June 22, 2007 until his retirement on January 31, 2009. Under the terms of the executive transition agreement, Mr. Gilbert was entitled to his annual base salary through his retirement and a cash payment equal to the value of his unvested restricted stock awards on his retirement date. In addition, on January 31, 2008 and 2009, Mr. Gilbert was entitled to receive an annual cash bonus of $376,000 and a payment of $150,000 in lieu of any stock awards Mr. Gilbert would have been entitled to under the executive equity compensation program. Mr. Gilbert received a one-time $150,000 payment in January 2008. However, on January 31, 2009, Mr. Gilbert did not receive the second $150,000 payment or a payment equal to the value of his unvested restricted stock. These payments were not made due to the Formal Agreement and CPP restrictions on compensation. The executive transition agreement terminated in connection with Mr. Gilbert’s retirement on January 31, 2009.
     Under the executive transition agreement, Mr. Gilbert would remain on the Board of Directors and receive non-employee director compensation for such service. Mr. Gilbert continues to serve as one of the Company’s directors.
     On June 22, 2007, the Company also entered into a consulting and restrictive covenants agreement with Mr. Gilbert. Under the terms of this agreement, Mr. Gilbert would provide continued services as a consultant to the Company beginning on the date of his retirement. The agreement provided that Mr. Gilbert would serve as a consultant for a period of five years for a consulting fee of $25,000 per month. Mr. Gilbert agreed to various restrictions on his conduct during the term of the agreement, and for a period of two years following any termination, including non-disclosure of confidential information, non-solicitation of employees and customers and non-competition with the Company and the Bank. The agreement could be terminated by the Company at any time prior to a change in control, as defined, or by Mr. Gilbert at any time. The Company terminated the consulting agreement on September 1, 2009. As a result of the Formal Agreement and the CPP restrictions on compensation, Mr. Gilbert was not paid the consulting fee to which he was entitled from February 1, 2009 to September 1, 2009.
Risk Analysis of Executive Compensation
     The Committee believes that the Company’s executive compensation program does not encourage excessive risk or unnecessary risk taking. The Company’s programs have historically been balanced to focus executives on both short and long-term financial and operational performance. In 2009, as a result of its participation in the CPP and its recent and projected financial performance, the Company decided not to grant any short or long-term awards to its executive officers. Therefore, the only compensation the executive officers received in 2009 was base salary. The base salaries are fixed in amount and thus do not encourage risk taking.
     In addition, to comply with the standards of the CPP as described above, the Committee must review senior executive officer and employee compensation plans on a semi-annual basis with the Company’s senior risk officers to identify and limit features of any plan that could lead to unnecessary and excessive risks. The Committee must also review employee compensation plans on a semi-annual basis to identify and eliminate features that could encourage the manipulation of reported earnings. For a further discussion of the results of these reviews, see “Salary and Benefits Committee Report.”
Role of the Committee
     The Committee generally approves or recommends to the Board for approval all compensation decisions for the Company’s executive officers, including grants of equity awards. Historically, the Committee has reviewed executive officer compensation at least annually to ensure it is consistent with our compensation philosophies, company and personal performance, changes in market practices and changes in individual responsibilities. This review was not conducted in 2009 as the Board had determined in December 2008 that base salary adjustments would be limited due to the Company’s financial performance in 2008, projected performance for 2009 and uncertainty regarding financial market conditions.
Role of the Compensation Consultant
     In prior years, the Committee has been advised by independent compensation consultants and advisors. In general, the consultants have provided compensation benchmarking and analytical data and have rendered advice to the Committee regarding all aspects of the Committee’s compensation decisions, including, more recently, the chief executive officer’s performance review process. The Committee has direct access to consultants and control over their engagement. The Committee engaged Grant Thornton LLP as a compensation consultant in 2008 and again in late 2009.

Benchmarking and Comparator Group
     During 2008, the Committee retained Grant Thornton, a nationally known independent consulting firm, to review the Company’s executive equity compensation program for its competitiveness and effectiveness, and make recommendations. The firm was paid a total of $12,762 in 2008 for such services. The firm compared a number of the Company’s executive positions, including that of the chief executive officer, chief financial officer, and the Bank’s president and chief operating officer, to 23 other publicly held regional banks and bank holding companies in the southeastern United States that were identified by Grant Thornton as being comparable in size and performance. The average asset size of the peer group was $2.3 billion, based on data from the most recent fiscal quarter-end available at the time of this study. Grant Thornton recommended equity awards be made to the Company’s senior executive officers. The Committee decided not to act on Grant Thornton’s recommendations at that time in light of the Company’s financial performance and recent changes in financial market conditions.
     Grant Thornton was again retained in late 2009 to perform a review of the Company’s executive compensation program. The firm was paid a total of $7,500 in 2009 for such services. The review included a comparison of salary, bonus and other forms of compensation, including stock based compensation, for a peer group of 17 publicly held regional banks that were identified by Grant Thornton as being comparable in size and performance. The average asset size of the peer group was $2.2 billion based on data from the most recent fiscal quarter-end available at the time of the study. The peer group was comprised of:
•	Ameris Bancorp

•	Bankcorp, Inc.

•	Capital City Bank Group, Inc.

•	Cardinal Financial Corporation

•	CenterState Banks, Inc.

•	First Community Bankshares, Inc.

•	Great Florida Bank

•	Guaranty Bancorp

•	Metro Bancorp, Inc.

•	Sterling Bankcorp.

•	Univest Corporation of Pennsylvania

•	Fidelity Southern Corporation

•	City Holding Company

•	SCBT Financial Corporation

•	Enterprise Financial Services Corp.

•	Kearney Financial Corporation

•	United Western Bankcorp Inc.
The study found that total compensation for the Company’s executive officers has declined in comparison to the market because the Company has paid no incentive and equity compensation to its executives in the past two years.
     The study recommended that the Company:
•	Continue to evaluate annually base salaries for Named Executive Officers in light of market conditions and trends, as they currently fall at or above the market median range;

•	Consider whether to adjust total compensation in the future based on personal and overall company performance as total compensation is at or below the 50th percentile for Named Executive Officers; and

•	Grant equity awards, which are permitted under the CPP rules and were discontinued in 2008 and prior to that period were below the 50th percentile for most executives.
     The Committee is considering granting equity awards in 2010 and is currently reviewing Grant Thornton’s recommendations.
Stock Ownership Guidelines under Executive Equity Compensation Program
     The Executive Equity Compensation Program (“Equity Compensation Program”), established in 2006, was designed to provide a framework for annual grants of restricted stock and stock-settled stock appreciation rights under the Company’s 2000 Incentive Plan and 2008 Incentive Plan, in order to promote the corporate objective of increasing executive stock ownership. Equity awards, if any, were granted to certain participants under the program based on guidelines established by the Committee. No equity awards were made to the Named Executive Officers in 2009 under the Executive Equity Compensation Program.

     As part of the Equity Compensation Program the Board established stock ownership guidelines for its officers and directors, as described below:

Stock Ownership
Tier 1	3 times annual salary
Tier 2	2 times annual salary
Tier 3	2 times annual salary
Tier 4	1 times annual salary
Board Members	5 times annual retainer
     The Equity Compensation Program generally allows a participant to earn targeted ownership over a reasonable period, usually within five to seven years, provided individual and Company targets are achieved and provided the participant fully participates in the program. Each of the Named Executive Officers is a Tier 1 participant in the Equity Compensation Program. Tiers 2 through 5 are comprised of Bank officers, including regional presidents, line of business and support officers, senior managers and division heads, and other key contributors. With the exception of Mr. Hudson, the Named Executive Officers have not yet met the established stock ownership guidelines, since no awards have been made under the Equity Compensation Program since 2007.
Impact of Deduction Limit
     Section 162(m) of the Internal Revenue Code generally establishes, with certain exceptions, a $1 million deduction limit for all publicly held companies on compensation paid to an executive officer in any year.
     The deductibility of executive compensation paid by the Company is limited under the provisions of the CPP as described above. As part of its participation in the CPP, the Company agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the Treasury retains its CPP investment in the Company. When our Board of Directors approved participation in the CPP, it was aware of, considered and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of the $500,000 deduction limitation under the CPP, although the ARRA restrictions had not been proposed at that time.
     The Committee gives strong consideration to the deductibility of compensation in making its compensation decisions for executive officers, balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of creating long-term shareholder value. The Committee has reserved the right to pay executives compensation that is not deductible under Section 162(m).
Compensation for the Named Executive Officers in 2009
     Due to the Company’s financial performance in 2008, projected performance for 2009 and uncertainty regarding financial market conditions, in December 2008, the Board determined that there would be no base salary adjustments for any of the Named Executive Officers in 2009, except H. Russell Holland, III. In January 2009, Mr. Holland received a nominal base salary increase of $15,900, based on his contributions to the Company and the need to provide him with a total compensation package approximating the 50th percentile of comparable positions at the comparator group created by Grant Thornton in 2008. No short or long-term awards or bonuses were granted in 2009 to any of the Company’s executive officers, including the Named Executive Officers.
2010 Executive Compensation Decisions
     In March 2010, the Committee took certain actions affecting the compensation of the Company’s executive officers in response to the compensation restrictions imposed upon the Company and the Bank as a result of their participation in the CPP. The Committee adopted a policy to limit executive officers’ base salaries to $500,000 so long as the Company’s equity securities sold to the Treasury remain outstanding. In implementing this policy change, it was necessary to reduce Dennis S. Hudson, III’s base salary for 2010 from $531,450 to $500,000. To support the change in policy, Mr. Hudson signed a waiver of any possible violation to his employment agreement and change in control agreement in connection with the reduction of his base salary.

     To compensate him for his loss in base salary as a result of the $500,000 base salary cap and to align Mr. Hudson’s interests with those of the Company’s shareholders, the Committee approved, as permitted by the CPP, a special long-term grant of restricted stock to Mr. Hudson of 16,553 shares of restricted stock under the Company’s 2000 Long Term Incentive Plan, as amended. The restricted stock vests after two years, subject to: i) Mr. Hudson’s continued employment with the Company, ii) repayment of all TARP funds by the Company, and iii) such other requirements to comply with TARP restrictions.

EXECUTIVE COMPENSATION
     The table below sets forth the elements that comprise total compensation for the Named Executive Officers of the Company for the periods indicated.
2009 SUMMARY COMPENSATION TABLE

						All
						Other
				Stock	Options	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Total
Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)

Dennis S. Hudson, III	2009	$531,450	—	—	—	$16,008	$547,458
Chairman & Chief	2008	531,450	—	—	—	51,132	582,582
Executive Officer of	2007	531,450	—	$31,228	$327,499	69,068	959,245
Seacoast and the Bank

William R. Hahl	2009	$310,000	—	—	—	$13,851	$323,851
Executive Vice President	2008	310,000	—	—	—	31,129	341,129
& Chief Financial	2007	284,000	—	$100,922	$87,505	33,568	505,994
Officer of Seacoast and the Bank

O. Jean Strickland	2009	$429,500	—	—	—	$31,803	$461,303
Senior Executive Vice	2008	429,500	—	—	—	51,401	480,901
President of Seacoast	2007	417,000	—	—	$256,970	52,205	726,175
and President & Chief Operating and Credit Officer of the Bank

H. Russell Holland, III	2009	$280,900	—	—	—	$24,462	$305,362
Executive Vice President	2008	265,000	—	—	—	32,647	297,647
& Chief Banking Officer	2007	232,500	—	$3,746	$126,271	19,355	381,872
of Seacoast and the Bank

Dale M .Hudson	2009	$245,000	—	—	—	$11,136	$256,136
Vice Chairman of Seacoast

A. Douglas Gilbert	2009	$46,433	$376,000 (4)	—	—	$55,517	$477,950
Former President & Chief	2008	557,200	376,000	—	—	255,271	1,188,471
Operating & Credit Officer of Seacoast and Vice Chairman of the Bank	2007	544,075	—	$315,413	—	137,447	996,935

(1)	A portion of executive’s base salary included in this number may have been deferred into the Company’s Executive Deferred Compensation Plan, the amounts of which are disclosed in the Nonqualified Deferred Compensation Table for the applicable year. Executive officers who are also directors do not receive any additional compensation for services provided as a director.

(2)	Represents the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2007 in accordance with FASB ASC Topic 718 (formerly FAS 123R).

(3)	Additional information regarding other compensation is provided in “2009 Components of All Other Compensation Table.”

(4)	Mr. Gilbert served as an executive officer of the Company through January 31, 2009. Represents amount paid under the Transition Agreement described in “Compensation Discussion and Analysis—Employment and Change in Control Agreements—Former Executive Officer Agreements.” Under the Transition Agreement,

on January 31, 2009, Mr. Gilbert was also entitled to receive a cash bonus of $150,000 and payment for his outstanding restricted stock awards. In addition, under his Consulting and Restrictive Covenants Agreement, Mr. Gilbert was entitled to receive a monthly $25,000 consulting fee from February 1, 2009, the effective date of the agreement, through its termination on September 1, 2009. None of these payments were made due to the Formal Agreement between the Bank and the OCC entered into in December 2008, and in light of CPP restrictions on compensation.
2009 COMPONENTS OF ALL OTHER COMPENSATION TABLE

		Company Paid		Company
		Contributions to		Paid Contri-
		Retirement Savings		butions to
		Plan		Executive	Premium on			Paid by
			Discre-	Deferred	Supple-		Dividends	Company
			tionary	Compen-	mental	Excess Life	on Unvested	into
			Retire-	sation	Disability	Insurance	Restricted	Cafeteria
Name	Year	Match	ment	Plan(1)	Insurance	Benefit	Stock(2)	Plan	Other		Total

D. S. Hudson, III	2009	$2,450	$2,450	$5,729	$3,042	$1,242	$545	$550	—		$16,008
	2008	9,200	4,600	18,087	3,346	1,242	14,107	550	—		51,132
	2007	9,000	4,500	17,987	2,678	1,242	33,111	550	—		69,068

W. R. Hahl	2009	$2,450	$2,450	$1,300	$3,269	$3,564	$268	$550	—		$13,851
	2008	9,200	4,600	4,400	3,291	3,564	5,524	550	—		31,129
	2007	9,000	4,500	3,140	2,618	2,322	11,438	550	—		33,568

O. J. Strickland	2009	$2,450	$2,450	$3,690	$2,864	$1,242	$83	$550	$18,474	(3)	$31,803
	2008	9,200	4,600	11,570	3,144	810	2,172	550	19,355		51,401
	2007	9,000	4,500	11,120	2,501	810	4,762	550	18,962		52,205

H. R. Holland, III	2009	$2,450	$2,450	—	$2,238	$810	$4	$550	$15,960	(4)	$24,462
	2008	9,200	4,600	—	2,322	540	75	550	15,360		32,647
	2007	4,000	—	—	1,218	540	105	550	12,904		19,355

D. M. Hudson	2009	$2,450	$2,450	—	$742	$4,944	—	$550	—		$11,136

A. D. Gilbert	2009	$482	—	—	$250	$9,655	$1,084	$46	$44,000	(5)	$55,517
	2008	9,200	$4,600	$19,232	2,997	4,191	36,311	550	178,190		255,271
	2007	9,000	4,500	18,745	2,372	4,191	75,004	550	23,084		137,447

(1)	Earned in reporting year, but paid in following year. Also reported in “Nonqualified Deferred Compensation.”

(2)	Dividends paid on unvested restricted stock include tax gross-up of 26.45 percent on all Named Executive Officers. The gross-ups were on dividends paid on March 31, 2009 prior to the issuance of the U.S. Treasury’s Interim Final Rule on June 10, 2009 prohibiting TARP recipients from providing tax gross-ups to any senior executive officers.

(3)	For incremental personal use of Company vehicle.

(4)	Includes $15,360 for car allowance and $600 for incremental personal use of cellular phone paid by Company.

(5)	Includes $1,800 for car allowance, $700 for personal use of club membership, and $41,500 for in director fees for Mr. Gilbert’s service as a non-employee director after his retirement as an executive officer. See “2009 Director Compensation” for an explanation of the Company’s annual director fees to non-employee directors.

2009 GRANTS OF PLAN-BASED AWARDS
     Due to the Company’s financial performance in 2008, projected performance in 2009 and uncertainty regarding financial market conditions, there were no plan-based awards granted during 2009 to the Named Executive Officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009
     The following table sets forth certain information concerning outstanding equity awards as of December 31, 2009 granted to the Named Executive Officers. This table includes the number of shares of Common Stock covered by both exercisable options, non-exercisable options or stock appreciation rights (“SARs”), and unexercised unearned options or SARs awarded under an equity incentive plan as of December 31, 2009. Also reported are the number of shares of Common Stock, and their market value, that have not vested as of December 31, 2009. All exercised and vested shares are shares of Common Stock, and all options and SARs relate to Common Stock. There are no options or SARs involving Preferred Stock.

	Option Awards					Stock Awards(1)
	Number of	Number of				Number of
	Securities	Securities				Shares or	Market Value
	Underlying	Underlying				Units of	of Shares or
	Unexercised	Unexercised		Option		Stock That	Units of Stock
	Options	Option		Exercise	Option	Have Not	That Have
	(#)	(#)		Price	Expiration	Vested(1)	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)
D.S. Hudson, III	75,000	—		$17.08	11/17/2013
	30,000	—		$22.40	12/21/2014
	13,800	13,800	(2)	$26.72	05/16/2016
	18,284	54,851	(3)	$22.22	04/02/2017
						1,007 (4)	$1,641

W. R. Hahl	13,000	—		$17.08	11/17/2013
	5,000	—		$22.40	12/21/2014
	3,675	3,675	(2)	$26.72	05/16/2016
	4,885	14,656	(3)	$22.22	04/02/2017
						1,013 (5)	$1,651
						507 (4)	$826
						2,876 (6)	$4,688

O. J. Strickland	11,000	—		$17.08	11/17/2013	—	—
	4,000	—		$22.40	12/21/2014
	9,100	9,100	(2)	$26.72	05/16/2016
	14,346	43,039	(3)	$22.22	04/02/2017

H. R. Holland, III	1,500	1,500	(7)	$27.36	07/06/2016
	7,049	21,149	(3)	$22.22	04/02/2017
						121 (4)	$197

D. M. Hudson	—	—		—	—	—	—

A. D. Gilbert	—	—		—	—	—	—

(1)	The Named Executive Officer has full voting and dividend rights with respect to the restricted stock during the vesting period.

(2)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on May 16, 2006, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.

(3)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on April 2, 2007, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.

(4)	As provided for under the Equity Compensation Program, the Named Executive Officer elected to use 50 percent of his annual 2006 cash bonus to purchase shares of restricted stock based on the closing sale price of the Company’s Common Stock on the NASDAQ Global Select Market on February 2, 2007. This represents the Company’s 50% match of the shares purchased in the form of a restricted stock award, granted under the 2000 Incentive Plan. One-third of the shares vested on February 2, 2010 and, as long as the Named Executive Officer remains employed by the Company, one-third will vest on February 2, 2011, and the remainder vests on February 2, 2012.

(5)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on May 16, 2006. As long as the Named Executive Officer remains employed by the Company, half vests on May 16, 2010, and the remainder vests on May 16, 2011.

(6)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on April 2, 2007. One-third of the shares vest on April 2, 2010 and as long as the Named Executive Officer remains employed by the Company, one-third vest on April 2, 2011, and the remainder vests on April 2, 2012.

(7)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on July 6, 2006, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.
2009 STOCK VESTED
     The following table reports the vesting of stock awards or similar instruments during 2009 granted to the Named Executive Officers, and the value of the gains realized on vesting. No stock options were exercised in 2009.

	Stock Awards
	Number of Shares	Value
	Acquired on Vesting	Realized
Name	(#)(1)	($)
Dennis S. Hudson, III	1,635	$3,714
William R. Hahl	1,853	$6,101
O. Jean Strickland	220	$356
H. Russell Holland, III	40	$192
Dale M. Hudson	—	—
A. Douglas Gilbert	—	—

(1)	All vested shares are shares of Common Stock. There are no stock awards involving Preferred Stock.

2009 NONQUALIFIED DEFERRED COMPENSATION
     The following table discloses, for each of the Named Executive Officers, contributions, earnings and balances during 2009 under the Executive Deferred Compensation Plan, described below.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	End
Name	($)	($)(1)	($)(2)	($)	($)
Dennis S. Hudson, III	—	$5,729	$79,181	—	$348,895	(3)
William R. Hahl	—	$1,300	$36,298	—	$127,422	(4)
O. Jean Strickland	—	$3,690	$39,423	—	$190,287	(5)
H. Russell Holland, III (6)	—	—	—	—	—
Dale M. Hudson	—	—	$7,245	—	$68,079
A. Douglas Gilbert	—	—	$71,369	—	$316,389	(7)

(1)	Total amount included in the All Other Compensation column of the Summary Compensation Table. This amount was contributable in 2009, but was credited to the account of Named Executive Officer in 2010.

(2)	None of this amount is included in the Summary Compensation Table since no earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.

(3)	Includes $219,409 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(4)	Includes $33,299 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(5)	Includes $39,932 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(6)	Mr. Holland is not a participant in the Executive Deferred Compensation Plan.

(7)	Includes $216,302 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

Executive Deferred Compensation Plan
     The Bank offers the Executive Deferred Compensation Plan (“Deferred Compensation Plan”) designed to permit a select group of management and highly compensated employees, including the Named Executive Officers except Mr. Holland, to elect to defer a portion of their compensation until their separation from service with the Company, and to receive matching and other Company contributions which they are restricted from receiving because of legal limitations under the Company’s Retirement Savings Plan.
     The Deferred Compensation Plan was amended and restated in 2007 to reflect changes arising from requirements under Section 409A of the Code and the underlying final regulations. As a result, each participant account is separated, for accounting purposes, into sub-accounts to reflect:
•	contributions and investment gains or losses that were earned and vested on or before December 31, 2004 and any subsequent investment gains or losses thereon (the “Grandfathered Benefits”); and

•	contributions and earnings that were earned and vested after December 31, 2004 (the “Non-Grandfathered Benefits”).
     Compensation deferred by the participant to the Deferred Compensation Plan is immediately vested. The Company contributions to the Deferred Compensation Plan vest at the rate of 25 percent for each year of service the participant has accrued under the Retirement Savings Plan, with full vesting after four years of service. If a participant would become immediately vested in his Company contributions under the Retirement Savings Plan for any reason (such as death, disability, or retirement on or after age 55), then he would also become immediately vested in his account balance held in the Deferred Compensation Plan.
     Each participant directs how his account in the Deferred Compensation Plan is invested among the available investment vehicle options. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. While the plan committee is responsible for administration of the plan, it may appoint other persons or entities to perform any of its fiduciary or other functions. No earnings or dividends paid under the Deferred Compensation Plan are above-market or preferential.
     The assets of the Deferred Compensation Plan are held, invested and administered from a “Rabbi trust” established by the Company as a funding vehicle for the plan, and all amounts paid under the plan are paid in cash from the general assets of the Company. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest greater than that of an unsecured creditor.
     The plan’s Rabbi trust is administered pursuant to a trust agreement between the Company and M&I, as the trustee of the trust. The Company has agreed to indemnify and to hold M&I harmless from and against all claims, expenses (including reasonable attorney fees), liabilities, damages, actions or other charges incurred by or assessed against M&I as a direct or indirect result of M&I’s reliance upon the directions, acts or omissions of the plan administrator, the Company, any investment advisor, or any participant of the plan or as a direct or indirect result of any act or omission of any other person charged under any agreement affecting the assets of the trust with investment responsibility with respect to such assets.
     Upon a participant’s separation from service with the Company, the participant will receive the balance of his account in cash in one of the following three forms specified by the participant at the time of initial deferral election, or subsequent amendment:
•	a lump sum;

•	monthly installments over a period not to exceed five years; or

•	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years.
     Upon death of the participant prior to the distribution of his account, the balance in the account shall be paid in a lump sum to the beneficiary or to the estate of the participant if no beneficiary is designated. In general, a participant may not change his initial election regarding the form of distribution of Non-Grandfathered Benefits. However, participants had the opportunity prior to December 31, 2007 to make a one-time election to change their distribution election with respect to Non-Grandfathered Benefits.

2009 OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
     The following table quantifies, for each of the Named Executive Officers, the potential post-employment payments under the provisions and agreements described above in the narrative discussion, assuming that the triggering event occurred on December 31, 2009 and the price of the Company’s securities is the closing market price of $1.63 per share on December 31, 2009.
     In accordance with the prohibitions under TARP as in effect at December 31, 2009, golden parachute payments to our Named Executive Officers are limited. The Named Executive Officers agreed to this reduction under agreements entered into with the Company in December 2008. The amounts shown in the following table reflect the maximum amount that could be payable without consideration given to the effect of the prohibitions on the payment of golden parachute payments under the CPP as in effect on December 31, 2009.

					Total Value of
				Value of	Outstanding
			Annual	Other	Stock Awards
	Term		Base	Annual	that Immediately	Total Value
	(in years)		Salary	Benefits	Vest	of Benefit
Name	(#)		($)	($)	($)	($)
Dennis S. Hudson, III Upon Termination without Cause (1)	2	(2)	$531,450	$14,221	—	$1,091,342
Upon Death or Disability (1)	2	(2)	531,450	14,221	$1,641 (3)	1,092,983
Upon Change-in-Control (4)	3		531,450	14,221	—	1,637,013

William R. Hahl Upon Change-in-Control (4)	2		$310,000	$10,019	$7,165	$647,204

O. Jean Strickland Upon Termination without Cause (5)	2	(6)	$429,500	$3,414	—	$865,829
Upon Disability	1	(6)	—	—	—	—
Upon Death (5)	2	(6)	—	3,414	—	6,829
Upon Change-in-Control (5)	3	(6)	429,500	3,414	—	1,298,743

H. Russell Holland, III Upon Termination without Cause (5)	1	(6)	$265,000	$2,788	—	$270,576
Upon Disability	1	(6)	—	—	$197 (3)	197
Upon Death (5)	2	(6)	—	2,788	197 (3)	5,773
Upon Change-in-Control (5)	2	(6)	265,000	2,788	197 (3)	535,773

Dale M. Hudson	—		—	—	—	—

A. Douglas Gilbert (7)	—		—	—	—	—

(1)	As provided for in Mr. Hudson’s employment agreement. The Bank shall continue to pay to the executive officer or his estate or beneficiaries his Annual Base Salary, including any other cash compensation to which the executive officer would be entitled at termination date, for the period indicated under Term. In addition, the Bank will continue to pay the hospitalization insurance premium (including major medical) for the executive officer, his spouse and eligible dependents, as well as long-term disability and life insurance premiums for the term indicated or until his earlier death. In the case of disability, the Annual Base Salary shall be reduced by any amounts received by the executive officer under the Bank’s long term disability plan or from any other collateral source payable to disability, including social security benefits.

(2)	The initial term of agreement is three years with automatic renewal on each anniversary, but benefits under the agreement are paid for the Term as indicated on the table.

(3)	As provided for in the award agreement for the individual equity award.

(4)	As provided for in the respective change in control agreement. The Company shall pay the executive officer in a lump sum in cash within thirty (30) days after the date of termination the aggregate of the: (i) base salary through the termination date to the extent not paid (assumed already paid in table above), (ii) annual bonus (prorated in the event that the Executive was not employed by the Company for the whole of such fiscal year), and (iii) annual base salary and annual bonus listed in the table, multiplied by the Term. Annual base salary is equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the executive officer by the Company in the 12-month period immediately preceding the month in which the triggering event occurs. Annual bonus is equal to the executive officer’s highest annual bonus for the last three full fiscal years prior to the triggering event. All unvested stock options and restricted stock of the Company held by the executive officer shall immediately and fully vest on termination. In addition, for the Term indicated, the Company will pay or provide to the executive officer or eligible dependents “Other Annual Benefits.” “Other Annual Benefits” include Company-paid profit-sharing contributions, medical, prescription, dental, employee life, group life, accidental death and travel accident insurance plans and programs paid by the Company prior to the change in control.

(5)	As provided for in Mr. Holland and Ms. Strickland’s employment agreements. The Bank shall continue to pay the executive officer or his/her estate or beneficiaries his/her annual base salary, together with the annual bonus, in equal monthly installments for the period indicated under term, except in the case of death. In addition, the Bank will continue to pay the hospitalization insurance premium (including major medical) for the executive officer, his/her spouse and eligible dependents, as well as long-term disability and life insurance premiums for the term indicated and for two years for Mr. Holland in the case of termination without cause.

(6)	The initial term of agreement is one year with automatic renewal on each anniversary, but benefits under the agreement are paid for the Term as indicated on the table.

(7)	Mr. Gilbert retired as an executive officer of the Company on January 31, 2009, terminating the agreements under which the payments would be made under his employment agreement and change in control agreement, and triggering payment as provided under the transition agreement. On January 20, 2009, the Board of Directors approved a payment of $376,000 to Mr. Gilbert of final amounts due under the executive transition agreement.

PERFORMANCE GRAPH
     The following line-graph compares the cumulative, total return on the Company’s Common Stock from December 31, 2004 to December 31, 2009, with that of the Russell 2000 Index (an average of the 2000 smallest companies in the Russell 3000 Index) and the Russell 2000 Financial Services Index (an average of all financial service companies included in the Russell 2000 Index). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends. The following performance graph and related information shall not be deemed “soliciting material” nor to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent we specifically incorporate it by reference into such filing.

	2004	2005	2006	2007	2008	2009
Seacoast	100	105.75	117.09	51.56	34.81	8.65
Russell 2000 Index	100	104.56	123.73	121.86	81.00	102.71
Russell 2000 Financial Services Index	100	102.03	121.58	101.70	76.35	75.35

2009 DIRECTOR COMPENSATION
     The table below sets forth the elements that comprise total compensation for Board members who are not Named Executive Officers of the Company or the Bank.

	Fees Earned or
	Paid in Cash
Name	($)(1)
Stephen E. Bohner	$76,300
Jeffrey C. Bruner	$40,500	(2)
John H. Crane	$56,600
T. Michael Crook	$48,900	(2)
H. Gilbert Culbreth, Jr.	$73,600
Christopher E. Fogal	$66,600
Jeffrey S. Furst	$81,900	(2)
Robert B. Goldstein	—	(3)
Dennis S. Hudson, Jr.	$46,100
Thomas E. Rossin	$74,100
Thomas H. Thurlow, Jr.	$40,500	(2)
Edwin E. Walpole, III	$39,400

(1)	Board members who are not executive officers of the Company or the Bank are paid an annual retainer of $23,000 for their service as directors of the Company and its subsidiaries. In addition to the annual retainer, Board members who are not executive officers receive $700 for each Board meeting attended, $700 for each committee meeting attended and $800 for each committee meeting chaired, including Bank committees. The members of the Committee, Audit Committee and Nominating and Governance Committee receive an additional $100 for each of these committee meetings attended and $200 for each of these committee meetings chaired. Executive officers who are also directors do not receive any additional compensation for services provided as a director.

(2)	All of which was deferred into the Company’s Directors’ Deferred Compensation Plan described below.

(3)	Mr. Goldstein did not serve as a director in 2009.

Directors’ Deferred Compensation Plan
     The Company has a Directors’ Deferred Compensation Plan to allow non-employee directors of the Company and its subsidiaries to defer receipt of fees paid to them for their service on the boards of directors and committees of the Company and its subsidiaries until their separation from service with the Company. Annually, each participant may direct how his account in the Directors’ Deferred Compensation Plan is invested prospectively among four investment vehicle options: three mutual funds and a derivative security comprised of Company Common Stock (“Stock Account”). The plan’s investment options are reviewed and selected annually by a Committee appointed by the Board of Directors of the Company to administer the plan. No earnings or dividends paid under the Directors Deferred Compensation Plan are above-market or preferential.
     The assets of the Directors’ Deferred Compensation Plan are held, invested and administered from a “Rabbi trust” established by the Company. The plan’s Rabbi trust is administered by M&I, as trustee of the Trust.
     Upon a participant’s separation from service on the Board, the participant will receive the balance of his Stock Account in kind and the balance of his mutual fund account in cash in one of the following three forms specified by the participant at the time of initial deferral election:
•	a lump sum;

•	monthly installments over a period not to exceed five years; or

•	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five years.
     Upon death of the participant prior to the distribution of his account, the balance in the account shall be paid in a lump sum to the beneficiary or to the estate of the participant if no beneficiary is designated. In general, a participant may not change his initial election regarding the form of distribution applicable to their account. However, before the end of 2007 participants had the opportunity to make a one-time election to change their distribution election, provided the change applied only to amounts that would not otherwise be payable in 2007 and the change did not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

SALARY AND BENEFITS COMMITTEE REPORT
     The Salary and Benefits Committee assists the Board of Directors with administering its responsibilities relating to the compensation of the Company’s executive officers, including the chief executive officer. In addition, this Committee also has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Salary and Benefits Committee operates under a written charter that was revised in 2009 upon approval by the Board of Directors. The Committee Charter is available on the Company’s website at www.seacoastbanking.net.
     The Salary and Benefits Committee currently is composed of five persons, all of whom are “independent”. The Committee also serves as the salary and benefits committee of the Bank.
     The Salary and Benefits Committee believes that it has taken the actions necessary and appropriate to fulfill its responsibilities under the Salary and Benefits Committee’s Charter. To carry out its responsibilities, the Committee held four meetings in 2009.
     In compliance with the provisions of the CPP and the executive compensation and corporate governance set forth in the Emergency Economic Stabilization Act of 2008 (“EESA”), the Board of Directors reviewed the incentive compensation arrangements of the senior executive officers with the Company’s human resources director and corporate counsel on March 17, 2009 to ensure that these compensation arrangements do not encourage the covered officers to take “unnecessary and excessive” risks that threaten the value of the Company. A similar review was conducted by the Salary and Benefits Committee with the Company’s human resources director on November 12, 2009. The Committee hereby certifies that:
•	it has reviewed with senior risk officers the senior executive officer compensation plans and has made reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

•	it has reviewed with senior risk officers the employment compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•	it has reviewed the employee compensation plans to eliminate any features of the plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
     The Company offers the following plans in which the senior executive officers participate:
•	Employment agreements with our named executive officers;

•	The Employee Stock Purchase Plan, 1996 Long Term Incentive Plan, 2000 Long Term Incentive Plan and 2008 Long-Term Incentive Plan;

•	An executive deferred compensation plan; and

•	The Company’s retirement savings plan.
     We reviewed each of the above plans and agreements and determined that none of them encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank. In this regard, the employment agreements with our Named Executive Officers provide for severance payments if a termination of employment occurs under certain circumstances. As discussed under “Compensation Discussion and Analysis,” due to the Company’s participation in the CPP, our Named Eexecutive Officers are unable to receive any severance payments if their employment is terminated for reasons other than death or disability before the preferred stock issued to the U.S. Department of the Treasury pursuant to the CPP is redeemed.
     The equity plans were each approved by the shareholders of the Company and provide for the granting of stock options, restricted stock awards and stock-settled stock appreciation rights. The Salary and Benefits Committee believes that, to create value for our shareholders, it is important to utilize long-term equity incentives as a part of compensation to align the interests of management with shareholders. The awards include a long-term vesting schedule to further encourage positive long-range performance and to assist in the retention of management. In light of the long-term nature of these equity awards, the Salary and Benefits Committee believes that these equity awards do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

     The Company maintains a deferred compensation plan for the benefit of a select group of management and highly compensated employees. The plan allows the participants to defer a percentage of compensation earned, which is paid into a trust, and to receive matching and other company contributions under the Retirement Savings Plan lost due to 401(k) contribution limits. Compensation deferred by the participant is immediately vested. The Company contributions vest at the rate of 25 percent for each year of service the participant has accrued under the Company’s retirement savings plan, with full vesting after four years of service. The Salary and Benefits Committee believes that this plan does not encourage the participants in the plan to take unnecessary and excessive risks that threaten the value of the Company or the Bank due to the long-term vesting schedule, and the Salary and Benefits Committee believes that the plan encourages positive long-range performance.
     The Company’s retirement savings plan is a tax-qualified plan that provides benefits to all employees who meet certain age and service requirements. Because participation and allocations in the plan are not based on Company or individual performance, the Salary and Benefits Committee believes that this plan does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.
     We believe that the above plans and agreements encourage the creation of long-term value instead of behavior focused on achieving short-term results. In addition, as discussed below under “Compensation Discussion and Analysis,” the Company and the Bank are unable to pay any cash bonuses or grant any new stock options to the five most highly compensated employees due to restrictions imposed on CPP participants. Further, the named executive officers and the five most highly compensated employees are unable to receive any severance payments if their employment is terminated for reasons other than death or disability before the preferred stock is redeemed, other than vested benefits under employee benefit plans.
     In addition to those plans and arrangements identified above, we have identified six different employee compensation arrangements that provide for variable cash compensation bonus, commission or incentive payments. Each arrangement is available to a different set of employees and the amount received differs depending on level of job responsibility and plan objectives. Compensation paid to Residential Lending and Wealth Management division employees represented approximately 95 percent of the variable cash compensation paid in 2009. The substantial majority of this amount was related to sales commissions paid to mortgage loan officers and wealth management financial advisors in lieu of a base salary. Mortgage loan officers are compensated based on loan origination volume, which is subject to approval by a separate credit underwriting approval process. Further, Residential Lending division variable compensation arrangements include provisions for the recapture of compensation on returned loans. The Salary and Benefits Committee reviewed the structure and implementation of these arrangements and discussed the risks that face the Company and determined that the arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.
     In fulfilling its oversight responsibilities, the Salary and Benefits Committee reviewed with management the Compensation Discussion and Analysis required as part of the Company’s 2010 Proxy Statement, including a discussion of the quality and the clarity of disclosures contained therein. Based on this review and discussion, the Salary and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement. The Board has approved and ratified such recommendation.
     This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Salary and Benefits Committee:
H. Gilbert Culbreth, Jr., Chairman
Stephen E. Bohner
Jeffrey S. Furst
Thomas E. Rossin
Edwin E. Walpole, III
May 20, 2010

AUDIT COMMITTEE REPORT
     The Audit Committee is currently comprised of four directors, Christopher E. Fogal (Chair), John H. Crane, T. Michael Crook and Jeffrey S. Furst.
     The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Seacoast Banking Corporation of Florida (the “Company”) in its general oversight of the Company’s accounting, auditing and financial reporting practices. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.
     The members of the Committee are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.
     In the performance of its oversight responsibilities, the Committee has reviewed and discussed with management and KPMG LLP the audited financial statements of the Company for the year ended December 31, 2009. Management represented to the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company at the dates and for the periods described. The Committee has relied upon this representation without any independent verification, except for the work of KPMG LLP. The Committee also discussed these statements with KPMG LLP, both with and without management present and has relied upon their reported opinion on these financial statements. The Committee’s review included discussion with KPMG LLP of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended (AICPA, Professional Standards, vol. 1, AU Section 380), and adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     With respect to the Company’s independent registered public accounting firm, the Committee, among other things, discussed with KPMG LLP matters relating to its independence and received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.
     On the basis of these reviews and discussions, and subject to the limitations of its role, the Committee recommended that the board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.
The Audit Committee:
Christopher E. Fogal, Chairman
John H. Crane
T. Michael Crook
Jeffrey S. Furst
May 20, 2010

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
Related Party Transactions
     Several of Seacoast’s directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management and in accordance with the Bank’s written loan policy, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future.
     As a federally insured bank, the Bank is subject to Regulation O, which governs loans to “insiders”, defined as any executive officer, director or principal shareholder of the Company or the Bank, and their related interests. Regulation O limits loans to insiders and requires that the terms and conditions of credits granted to insiders are substantially the same as those extended to other customers of the bank. The Bank’s written loan policy requires compliance with the provisions of Regulation O.
     The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2009, was approximately $6,074,662, which represented approximately 4.0 percent of Seacoast’s consolidated shareholders’ equity on that date.
     As provided for under its charter, the Audit Committee reviews all related party transactions which do not involve indebtedness to the Bank for potential conflicts of interests and approves those not already approved by the Board of Directors. Messrs. Fogal (Chairman), Crane, Crook and Furst are the members of the Audit Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries.
     Jeffrey C. Bruner, a former director of Seacoast and the Bank, is a controlling shareholder of Mayfair Investments, which leases to the Bank 21,400 square feet of space adjacent to the Seacoast National Center in Stuart, Florida, pursuant to a lease agreement which expires in May 2011. The Bank paid rent of approximately $295,924 on this property in 2009, of which Mr. Bruner’s individual interest was $50,307 and the Bruner family interest was $100,614. Seacoast believes the terms of this lease are commercially reasonable and comparable to rental terms negotiated at arm’s length between unrelated parties for similar property in Stuart.
Certain Family Relationships
     Certain members of the Company’s Board of Directors and management are related. Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Dennis S. Hudson, III, the Company’s Chairman and Chief Executive Officer, is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson. In addition, Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr. As an executive officer, Dennis S. Hudson, III’s compensation is approved by the Salary and Benefits Committee, which is comprised of independent directors.
SALARY AND BENEFITS COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
     Messrs. Culbreth (Chairman), Bohner, Furst, Rossin and Walpole are the members of the Salary and Benefits Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries. There are no “interlocks”, as defined by the SEC, with respect to any member of the Salary and Benefits Committee.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
     The tables below provide information regarding the beneficial ownership of the Common Stock as of May 11, 2010, by:
•	each of the Company’s directors;

•	each of the executive officers named in the Summary Compensation Table;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than 5% of our common stock.
     Beneficial ownership is determined in accordance with Securities and Exchange Commission (“SEC”) rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes that each of the shareholders named in the tables below has sole voting and investment power with respect to the shares indicated as beneficially owned. Some of the information in the tables is based on information included in filings made by the beneficial owners with the SEC.
Principal Shareholders (5% Owners Exclusive of Directors and Officers)
     The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by the Company to beneficially own 5% or more of the Company’s outstanding Common Stock. The information regarding beneficial ownership of Common Stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of common stock outstanding on May 11, 2010.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percentage
CapGen Capital Group III LP	6,000,000	(1)	10.1%
280 Park Avenue 40th Floor West New York, NY 10017

Sandler O’Neill Asset Management, LLC	3,765,100	(2)	6.3%
780 Third Avenue, 5th Floor New York, NY 10017

Wellington Management Company, LLP	4,504,190	(3)	7.6%
75 State Street Boston, MA 02109

(1)	According to a Schedule 13D/A filed by CapGen Capital Group III, LP (“CapGen LP”) with the SEC on May 7, 2010 with respect to common stock beneficially owned by CapGen LP as of April 9, 2010. As the sole general partner of CapGen LP, CapGen Capital Group III LLC (“CapGen LLC”), its managing member Eugene Ludwig, and the investment committee of CapGen LLC may be deemed to be the indirect beneficial owner of such shares. On April 9, 2010, CapGen LP executed a letter agreement and committed to buy $14 million of the Series B Preferred Stock, subject to regulatory approval.

(2)	According to a Schedule 13D/A filed by Sandler O’Neill Asset Management, LLC (“SOAM”) on May 6, 2010 with the SEC with respect to Common Stock beneficially owned by SOAM as of March 31, 2010 (“Schedule 13D/A”). The Schedule 13D/A indicates that SOAM and Mr. Terry Maltese, in his capacity as President and managing member of SOAM, exercise shared voting and dispositive powers over all 3,765,100 shares of Common Stock beneficially owned by SOAM and certain related entities named and described in the Schedule 13D/A.

(3)	According to a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 12, 2010, Wellington has shared voting power and shared dispositive power with respect to 4,504,190 shares of common stock. The Schedule 13G provides that Wellington is an investment adviser and that the shares of common stock listed on the Schedule 13G are owned of record by clients of Wellington. In addition, Wellington reported that these clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock and that none of these clients is known to have these rights or powers with respect to more than 5% of the company’s common stock.

Directors and Executive Officers

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percentage
Stephen E. Bohner	55,930	(1)	*
John H. Crane	36,295	(2)	*
T. Michael Crook	183,847	(3)	*
H. Gilbert Culbreth, Jr.	240,664	(4)	*
Christopher E. Fogal	74,581	(5)	*
Jeffrey S. Furst	223,960	(6)	*
A. Douglas Gilbert	84,355	(7)	*
Robert B. Goldstein	6,000,000	(8)	10.1%
Dale M. Hudson	1,851,471	(9)	3.1%
Dennis S. Hudson, Jr.	1,567,916	(10)	2.6%
Dennis S. Hudson, III	1,569,528	(11)	2.6%
Thomas E. Rossin	40,331		*
Thomas H. Thurlow, Jr.	103,617	(12)	*
Edwin E. Walpole, III	248,266	(13)	*
William R. Hahl	82,181	(14)	*
H. Russell Holland, III	32,810	(15)	*
O. Jean Strickland	201,185	(16)	*

All directors and executive officers as a group (17 persons)	11,475,159		19.3%

*	Less than 1%

(1)	Includes 11,158 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Bohner has no voting or dispositive power.

(2)	All shares are held jointly with Mr. Crane’s wife, as to which shares Mr. Crane may be deemed to share both voting and investment power.

(3)	Includes 89,000 shares held jointly with Mr. Crook’s wife and 14,000 shares held by Mr. Crook’s wife, as to which shares Mr. Crook may be deemed to share both voting and investment power. Also includes 42,341 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Crook has no voting or dispositive power.

(4)	Includes 130,000 shares held in a family limited liability company and 41,000 shares held in a family sub-S corporation, as to which shares Mr. Culbreth has sole voting and investment power. Also includes 5,000 shares held jointly with Mr. Culbreth’s children and 51,000 shares held jointly with his wife, as to which shares Mr. Culbreth may be deemed to share both voting and investment power.

(5)	Includes 22,450 shares held jointly with Mr. Fogal’s wife and 3,687 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power.

(6)	Includes 21,558 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Furst, 90,398 shares held jointly with Mr. Furst’s wife, and 22,546 shares held by Mr. Furst’s wife, as to which shares Mr. Furst may be deemed to share both voting and investment power. Also includes 34,607 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Furst has no voting or dispositive power.

(7)	Includes 1,000 shares held jointly with Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share voting and investment power. Also includes 3,760 shares held in Mr. Gilbert’s IRA, and 10,192 shares held in the Company’s Retirement Savings Plan. Also includes 69,403 shares held by Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share both voting and investment power and as to which Mr. Gilbert disclaims beneficial ownership.

(8)	All 6,000,000 shares are held by CapGen LP of which Mr. Goldstein is a principal. Mr. Goldstein may be deemed to share both voting and investment power with respect to such shares. According to a Schedule 13D/A filed by CapGen LP with the SEC on April 12, 2010, on April 9, 2010, CapGen LP executed a letter agreement and committed to buy $14 million of the Series B Preferred Stock, subject to regulatory approval.

(9)	Includes 1,456,121 shares held by Monroe Partners, Ltd., a family limited partnership (“Monroe Partners”), of which Mr. Hudson and his wife, Mary T. Hudson, are general partners. Mr. Hudson may be deemed to share both voting and investment power with respect to such shares with the other general partner, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 50 percent interest in Monroe Partners. Also includes 358,517 shares held jointly with Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 35,954 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power and as to which Mr. Hudson disclaims beneficial ownership. Also includes 879 shares held in the Company’s Retirement Savings Plan.

(10)	Includes 1,121,778 shares held by Sherwood Partners, Ltd., a family limited partnership (“Sherwood Partners”), of which Mr. Hudson and his son, Dennis S. Hudson, III, are general partners, and Mr. Hudson and his children are limited partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares. Mr. Hudson disclaims beneficial ownership, except to the extent of his 1.0% interest in Sherwood Partners. Also includes 156,476 shares held by Mr. Hudson’s wife’s trust, as to which shares Mr. Hudson may be deemed to share both voting and investment power.

(11)	Includes 1,121,778 shares held by Sherwood Partners, of which Mr. Hudson and his father, Dennis S. Hudson, Jr., are general partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 28.4 percent interest in Sherwood Partners and his beneficial interest in trusts having a 53.2 percent interest in Sherwood Partners. Also includes 245,293 shares held jointly with Mr. Hudson’s wife which were pledged as security for a margin loan, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 86,435 shares held in the Company’s Retirement Savings Plan, and 105,000 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days. Also includes 1,400 shares held by Mr. Hudson’s wife as custodian for her son, as to which shares Mr. Hudson may be deemed to share voting and investment power and as to which Mr. Hudson disclaims beneficial ownership.

(12)	Includes 22,220 shares held by the trustee for an IRA of Mr. Thurlow, and 27,417 shares owned by Mr. Thurlow’s wife, as to which shares Mr. Thurlow may be deemed to share both voting and investment power. Also includes 35,048 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Thurlow has no voting or dispositive power.

(13)	Includes 3,952 shares held jointly with Mr. Walpole’s daughter and 4,050 shares held by a corporation in which Mr. Walpole is a principal, as to which shares Mr. Walpole may be deemed to share both voting and investment power.

(14)	Includes 52,931 shares held jointly with Mr. Hahl’s wife and 373 shares held by Mr. Hahl as custodian for his granddaughters, as to which shares Mr. Hahl may be deemed to share both voting and investment power. Also includes 7,126 shares held in the Company’s Retirement Savings Plan, 506 shares of time-based restricted stock that will vest within six months of the Record Date, and 18,000 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(15)	Includes 24,921 shares held jointly with Mr. Holland’s wife and 2,000 shares held in a revocable trust, as to which shares Mr. Holland may be deemed to share both voting and investment power. Also includes 4,278 shares held in the Company’s Retirement Savings Plan and 521 shares held in the Company’s Employee Stock Purchase Plan.

(16)	Includes 175,721 shares held jointly with Ms. Strickland’s husband, as to which shares Ms. Strickland may be deemed to share both voting and investment power. Also includes 10,464 shares held in the Company’s Retirement Savings Plan and 15,000 shares that Ms. Strickland has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and persons beneficially owning more than 10 percent of the Company’s Common Stock are required to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal 2009, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10 percent of its Common Stock were complied with in a timely manner, except for:

–	The Form 4 for T. Michael Crook filed on November 13, 2009 reported the acquisition of 81,000 shares of Common Stock on November 9, 2009. The Company believes that the Form 4 filed on May 7, 2010 reflects his current holdings.

–	The Form 3 for Robert B. Goldstein filed on February 4, 2010 was amended on Form 3/A on March 31, 2010 to reflect an initial event reporting date of December 17, 2009. The Company believes that the Form 3/A filed on March 31, 2010 reflects his current holdings.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK
     On February 16, 2010, the Board of Directors adopted resolutions (1) declaring that an amendment to the Articles of Incorporation to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the reverse stock split be submitted to the shareholders of our Common Stock for their approval at the Meeting.
The Reverse Stock Split Proposal
     The form of the proposed amendment to our Articles of Incorporation to effect the reverse stock split is attached as Appendix A. If approved by our shareholders, this proposal would permit (but not require) the Board of Directors to effect a reverse stock split of our Common Stock at any time prior to June 21, 2011 at one of seven reverse split ratios, 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. We believe that enabling the Board of Directors to set the ratio within the stated range will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for our shareholders by allowing us to restore our Common Stock price to a normalized trading level, which will enhance liquidity and will also allow us to reduce certain of our transaction costs (e.g., proxy solicitation fees). In determining a ratio, if any, following the receipt of shareholder approval, the Board of Directors may consider, among other things, factors such as:
•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the reverse stock split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.
     The Board of Directors reserves the right to elect to abandon the reverse stock split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the reverse stock split is no longer in the best interests of the Company and its shareholders.
     Depending on the ratio for the reverse stock split determined by the Board of Directors, two, five, ten, fifteen, twenty, twenty-five or thirty shares of existing Common Stock will be combined into one share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board of Directors. The amendment to our Articles of Incorporation that is filed to effect the reverse stock split, if any, will include only the reverse split ratio determined by the Board of Directors to be in the best interests of our shareholders and all of the other proposed amendments at different ratios will be abandoned.
     If the reverse stock split is effected, we will also proportionately reduce the number of authorized shares of our Common Stock, as described below in “Authorized Shares.” Accordingly, we are also proposing to adopt amendments to our Articles of Incorporation to reduce the total number of authorized shares of Common Stock, depending on the reverse split ratio determined by the Board of Directors. The amendment to our Articles of Incorporation that is filed in connection with the reverse stock split, if any, will include only the total number of authorized shares of Common Stock determined by the Board of Directors to be in the best interests of shareholders and all of the other proposed amendments for different numbers of authorized shares will be abandoned. If the Board of Directors abandons the reverse stock split, it will also abandon the related reduction in the number of authorized shares.

     To avoid the existence of fractional shares of our Common Stock, shareholders of record who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent. The total amount of cash that will be paid to holders of fractional shares following the reverse stock split will be an amount equal to the net proceeds (after customary brokerage commissions, other expenses and applicable withholding taxes) attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. Holders of fractional shares as a result of the reverse stock split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.
Background and Reasons for the Proposal 2
     The Board of Directors is submitting the reverse stock split proposal to our shareholders for approval with the primary intent of increasing the market price of our Common Stock to make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, we believe that effecting the reverse stock split is in the Company’s and our shareholders’ best interests. The reverse stock split, if approved and implemented by the Board of Directors, will enhance liquidity and will also allow us to reduce certain of our transaction costs (e.g., proxy solicitation fees).
     We believe that the reverse stock split will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that a reverse stock split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.
     Reducing the number of outstanding shares of our Common Stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the reverse stock split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.
Procedure for Implementing the Reverse Stock Split
     The reverse stock split, if approved by our shareholders, would become effective upon the filing (the “Effective Time”) of the Articles of Amendment, in the form approved by the shareholders, with the Secretary of State of the State of Florida. The exact timing of the filing of the Articles of Amendment that will effect the reverse stock split will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our shareholders. In addition, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Articles of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the reverse stock split. If the Articles of Amendment effecting the reverse stock split and related share decrease have not been filed with the Secretary of State of the State of Florida by the close of business on June 21, 2011, the Board of Directors will abandon the reverse stock split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock
     Depending on the ratio for the reverse stock split determined by the Board of Directors, two, five, ten, fifteen, twenty, twenty-five or thirty shares of existing Common Stock will be combined into one new share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board of Directors. The table below illustrates the effect, as of May 11, 2010, of the reverse stock split at each possible ratio with or without approval of Proposal 4 on the number of authorized and issued (or reserved for issuance) shares of Common Stock (without giving effect to the treatment of fractional shares):

	Approximate Number of Authorized Shares of
	Common Stock Following the Reverse Stock Split
Reverse Stock Split Ratio	If the Authorized Share Increase is not approved	If the Authorized Share Increase is approved
1-for-2	65,000,000	150,000,000
1-for-5	26,000,000	60,000,000
1-for-10	13,000,000	30,000,000
1-for-15	8,666,667	20,000,000
1-for-20	6,500,000	15,000,000
1-for-25	5,200,000	12,000,000
1-for-30	4,333,333	10,000,000
     The actual number of authorized shares after giving effect to the reverse stock split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board of Directors.
     The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that, as described below in “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our Common Stock to the extent there are currently shareholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).
     The reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
     After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.
     After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our Common Stock will continue to be listed on the NASDAQ Global Select Market under the symbol “SBCF,” or such other trading symbol as may be applicable at the time.
Beneficial Holders of Common Stock (i.e. shareholders who hold in street name)
     Upon the implementation of the reverse stock split, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the reverse stock split and making payment for fractional shares. Shareholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)
     Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.
     Shareholders who hold registered shares in book-entry form with the transfer agent will be sent a transmittal letter by the transfer agent after the Effective Time and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.
Holders of Certificated Shares of Common Stock
     Shareholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate. If a shareholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “Fractional Shares.”
     SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Fractional Shares
     We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately determined by the Board of Directors will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our transfer agent. Our transfer agent will aggregate all fractional shares following the reverse stock split and sell them into the market. The total amount of cash that will be paid to holders of fractional shares following the reverse stock split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the reverse stock split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.
     If a shareholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time and after the shareholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “Holders of Certificated Shares of Common Stock.” Shareholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, shareholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.
Authorized Shares
     If and when the Board of Directors elects to effect the reverse stock split, we will also reduce the number of authorized shares of Common Stock in proportion to the reverse stock split ratio. The reduction in the number of authorized shares would be effected by the filing of the Articles of Amendment, as discussed above. The table on page 46 under “Effect of the Reserve Stock Split on Holders of Outstanding Common Stock” shows the number to which authorized shares of Common Stock will be reduced resulting from the hypothetical reverse stock split ratios. The actual number of authorized shares after giving effect to the reverse stock split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board of Directors.
Effect of the Reverse Stock Split on Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities
     Based upon the reverse stock split ratio determined by the Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares deliverable upon settlement or vesting of restricted stock awards and units will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by the Board of Directors.
Accounting Matters
     The proposed amendments to our Articles of Incorporation will not affect the par value of our Common Stock per share, which will remain $.10 par value per share. As a result, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.
Certain Federal Income Tax Consequences of the Reverse Stock Split
     The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our Common Stock.
     Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

          This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.
          EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.
          If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.
     U.S. Holders
          The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the reverse stock split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.
          A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.
          U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our Common Stock pursuant to the reverse stock split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
     Non-U.S. Holders
          The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our Common Stock who is a foreign corporation or a non-resident alien individual.
          Generally, non-U.S. holders will not recognize any gain or loss upon the reverse stock split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the reverse stock split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.
          U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the reverse stock split if the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.
No Appraisal Rights
     Under Florida law and our Articles of Incorporation, holders of our Common Stock will not be entitled to appraisal rights with respect to the reverse stock split.
Vote Required to Approve the Amendment and Recommendation
     Under Florida law and our Articles of Incorporation, the affirmative vote of a majority votes cast at the Meeting is required to approve the reverse stock split. Our Board of Director has determined that the reverse stock split will not have the effect, directly or indirectly, of increasing, other than pro rata, the proportionate amount of voting shares of the Company or any of our subsidiaries which are beneficially owned of any person that is an affiliate of the Company immediately before the transaction.
The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     As a participant in the CPP, we are required to include in this Proxy Statement and present at the Meeting a non-binding shareholder vote to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC. This Proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement. The Proposal will be presented at the Meeting in the form of the following resolution:
RESOLVED, that the holders of Common Stock of the Company approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s Proxy Statement for the Annual Meeting.
     As provided under the American Recovery and Reinvestment Act of 2009, this vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board of Directors or create or imply any additional fiduciary duty on the Board of Directors. Nor will it affect any compensation paid or awarded to any executive. The Salary and Benefits Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
     The purpose of our compensation policies and procedures is to attract and retain experienced, qualified talent critical to our long-term success and enhancement of shareholder value. Seacoast’s Board of Directors believes that our compensation policies and procedures achieve this objective.
The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4
APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND
RESTATED ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 130 MILLION TO 300 MILLION
     On April 28, 2010, the Company’s Board of Directors unanimously approved a resolution recommending that Article IV of its Articles of Incorporation be amended to increase the number of shares of our authorized Common Stock to 300 million shares from 130 million shares, subject to the approval of the Company’s shareholders (the “Common Stock Proposal”). No change is being proposed to the authorized number of shares of the Company preferred stock, which will remain at 4 million.
The Common Stock Proposal
     The Common Stock Proposal would amend Section 4.01 of the Company’s Amended and Restated Articles of Incorporation to read in its entirety as follows with respect to total Shares authorized and would increase the total shares of Common Stock authorized:
     4.01 General. The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 304,000,000 consisting of the following classes:
          (1) 300,000,000 Shares of common stock, $.10 par value per share (“Common Stock”); and
          (2) 4,000,000 Shares of preferred stock, $.10 par value per share (“Preferred Stock”).
No increase in Shares of Preferred Stock is proposed.
Reasons for the Common Stock Proposal
     On April 9, 2010, we completed a private placement of 50,000 shares of Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock (the “Series B Preferred Stock”). These shares were offered and sold as part of an offering of $250 million of securities convertible into Common Stock to fund a proposed FDIC-assisted acquisition. The FDIC received a higher bid and $200 million of the total offering was returned to investors consistent with the terms of the offering. The proposed newly authorized shares may be used to take advantage of other opportunities that may become available if the Company raises additional capital.
     As of the Record Date, there were 130 million shares of Common Stock currently authorized for issuance under the Company’s current Articles of Incorporation, with approximately 66,070,975 shares unissued, and not reserved. In addition, the 50,000 shares of issued and outstanding Series B Preferred Stock are convertible upon shareholder approval pursuant to NASDAQ Stock Market Rule 5635 into approximately 34,482,759 shares of Common Stock at a conversion price of $1.45 per share for the Series B Preferred Stock.
     As of the Record Date, approximately 58,926,255 shares were issued and outstanding and approximately 5,002,771 were reserved for issuance upon the exercise of outstanding stock options, warrants and for future awards under stock-based compensation and stock purchase plans. Upon conversion of the Series B Preferred Stock, the total issued and outstanding shares will be 93,409,014 and the number of unissued and unreserved shares will leave the Company with insufficient flexibility to issue additional shares as may be needed for proper corporate purposes. Additionally, the Company may issue additional Common Stock to the public or private investors for additional capital in the future and for other proper corporate and business purposes.

     The Company has no specific commitments or plans at the date of this Proxy Statement to issue additional shares of Common Stock, except for the approximately 34,482,759 shares of Common Stock issuable upon approval of Proposal 5 and the related conversion of the Series B Preferred Stock into Common Stock.
     If this Proposal is not approved, the Company will have limited flexibility to raise capital when and as needed, which could adversely affect its ability to maintain its capital adequacy, including in the event bank regulators impose higher capital requirements on the industry generally, and to take advantage of opportunities that we believe may be advantageous to our shareholders.
Effect of the Common Stock Proposal
     Adoption of the Common Stock Proposal could affect the rights of the holders of currently outstanding Common Stock. If additional authorized shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock are issued, our existing shareholders could, depending upon the price realized, experience dilution of earnings per common share, equity per common share, and their voting rights could be diminished proportionately.
     In addition, the issuance of additional shares of Common Stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, if the shares were issued to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of the Company’s existing management. Therefore, the proposed increase in authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. The Company knows of no such takeover proposal and is not seeking additional authorized shares in response to any takeover threat.
     When and if additional shares of our Common Stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to one vote per share and to participate in dividends when and to the extent declared and paid.
     Proposal 4, if adopted, will ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use.

Outstanding Capital Stock and Shares of Capital Stock Available for Issuance

		Upon Effectiveness
	As of	of Proposed
	May 11, 2010	Amendment
Shares of Common Stock authorized	130,000,000	300,000,000
Shares of Common Stock issued and outstanding	58,926,255	58,926,255
Shares of Common Stock reserved for issuance	5,002,771	5,002,771
Shares of Common Stock expected to be issued upon conversion of the Series B Preferred Stock	34,482,759	34,482,759
Shares of Common Stock available for future issuance upon conversion of the Series B Preferred Stock	31,588,216	201,588,216
     This Proposal 4 requires approval by the affirmative vote of a majority of votes cast at the Meeting if a quorum exists.
The Board of Directors unanimously recommends a vote “FOR” Proposal 4.

PROPOSAL 5
APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK
UPON THE CONVERSION OF THE SERIES B PREFERRED STOCK
     Proposal 5 contemplates the issuance of approximately 34,482,759 shares of our Common Stock based on a conversion price of $1.45 per share (subject to certain anti-dilution adjustments) upon conversion of the 50,000 shares of Series B Preferred Stock issued pursuant to the Investment Agreement, dated as of April 8, 2010 (the “Investment Agreement”), among the Company and the investors listed on the signature pages thereto (the “Investors”).
Background of the Private Placement
     Our Board of Directors and management determined that it would be prudent to seek additional capital in order for the Company to pursue desirable acquisition opportunities, to continue investing in our core businesses and to increase our capital ratios. The Board of Directors also concluded that, in light of a variety of factors, including capital markets volatility, general economic uncertainties and the speed with which FDIC-assisted acquisitions are completed, it was important that any process to raise additional capital be executed promptly and with a high degree of certainty of completion. Ultimately, our Board of Directors determined that a private placement to the Investors of our newly authorized Series B Preferred Stock was the most effective and efficient means to address our capital needs. Because of the requirements of the NASDAQ Stock Market Rule 5635, it was necessary to structure the private placement as manditorily convertible noncumulative nonvoting preferred stock until we could obtain the necessary shareholder approval to issue Common Stock in exchange for the Series B Preferred Stock. Our Board of Directors and management considered the reputations of the Investors in the banking industry and determined that the private placement to the Investors was in the best interests of us and our shareholders.
     On April 9, 2010, we sold approximately 50,000 shares of our newly authorized Series B Preferred Stock at a purchase price and liquidation preference of $1,000 per share. We raised approximately $50 million in the private placement, of which approximately $35 million has been received from the Investors, several of whom were already our largest institutional shareholders. Approximately $14 million of additional Series B Preferred Stock will be issued to our largest shareholder, CapGen Capital Group III LP (“CapGen”), pursuant to the Investment Agreement, upon Federal Reserve approval of CapGen’s additional investment in the Company and additional shares will be issued to another Investor to maintain its 9.9% investment in the Company following CapGen's investment. Effective not later than the close of business on the fifth business day following the receipt of shareholder and, if applicable, regulatory approval (as described in more detail below), each share of the Series B Preferred Stock will automatically convert into shares of our Common Stock at a conversion price of $1.45 per share, subject to customary anti-dilution adjustments.
     Our Board of Directors recommends that shareholders vote “FOR” the Proposal 5, so that the Series B Preferred Stock will convert automatically into shares of Common Stock, thereby strengthening our common equity base as planned.

     The private placement was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.
NASDAQ Shareholder Approval Requirement
     Because our Common Stock is listed on the NASDAQ Global Select Market, we are subject to the NASDAQ Stock Market Rules. NASDAQ Stock Market Rule 5635 requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.
     The 34,482,759 shares of Common Stock issuable upon conversion of the Series B Preferred Stock exceeds 19.99% of the number of shares of our Common Stock and voting power outstanding prior to the private placement. The $1.45 per share conversion price for the Series B Preferred Stock was less than the book value and market price per share of our Common Stock at the time the Series B Preferred Stock was sold. Therefore, shareholder approval is required pursuant to NASDAQ Stock Market Rule 5635.
     This Proposal 5 requires approval by the affirmative vote of a majority of votes cast at the Meeting.
Series B Preferred Stock Terms
     The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock as contained in the Articles of Amendment to the Amended and Restated Articles of Incorporation Designating Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B (the “Articles of Amendment”) which have been filed with the Secretary of State of the State of Florida. This summary is qualified in its entirety by the Articles of Amendment reproduced as Appendix B to this Proxy Statement. Shareholders are urged to carefully read the Articles of Amendment in their entirety.
     Authorized Shares, Stated Value and Liquidation Preference. We have designated 50,000 shares as “Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B,” which have a par value of $0.10 per share and a liquidation preference of $1,000 per share.
     Mandatory Conversion. All shares of Series B Preferred Stock will automatically convert into shares of Common Stock not later than the fifth business day (the “Conversion Date”) following the receipt by us of the approval by the holders of our Common Stock of the approval by the holders of our Common Stock of the issuance of the Common Stock upon the mandatory conversion for purposes of NASDAQ Stock Market Rule 5635. The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible is determined by dividing (i) the $1,000 per share liquidation amount by (ii) the applicable conversion price, which is $1.45 per share, subject to possible adjustment. The conversion price of the Series B Preferred Stock is subject to customary anti-dilution adjustments, including in connection with stock dividends or distributions in shares of the Company’s Common Stock or subdivisions, splits and combinations of the Company’s Common Stock.
     Dividends. Commencing on the date on which shares of Series B Preferred Stock were first issued, holders of shares of outstanding Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, noncumulative dividends in arrears at the rate per annum of 15% per share on the liquidation amount (equivalent to $150.00 per annum per share), payable semi-annually on each April 15th and October 15th (each, a “Dividend Payment Date”) beginning on October 15, 2010 until the Conversion Date.
     Dividends on the Series B Preferred Stock are not cumulative. To the extent that the Board of Directors does not declare and pay dividends on the Series B Preferred Stock for a period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the date on which shares of Series B Preferred Stock were first issued) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date (each, a “Dividend Period”) prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall not accrue and shall cease to be payable. The Company has no obligation to pay dividends if the Company’s shareholders approve this Proposal 5 prior to the first Dividend Payment Date.
     Prior to the conversion, no dividend may be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of any junior stock. Subject to limited exceptions, if dividends payable on all outstanding shares of the Series B Preferred Stock for any Dividend Period have not been declared and paid or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior or parity securities. The Company is currently limited by the Federal Reserve from paying dividends on its capital stock, and cannot pay such dividends until it pays all deferred distributions on its outstanding trust preferred securities.
     Ranking. The Series B Preferred Stock ranks, with respect to dividends and distributions on liquidation, winding up and dissolution, on a parity with the Company’s Fixed Rate Perpetual Stock, Series A (“Series A Preferred Stock”), and with each other class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Series B Preferred Stock ranks senior to our Common Stock and any other class or series of our stock now existing or hereafter established, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.
     Voting Rights. The holders of the Series B Preferred Stock will not have any voting rights other than as required by law, except (i) holders of the Series B Preferred Stock will have the right to elect two directors in the event that the Company (A) fails to pay dividends on its Series A Preferred Stock for six quarterly periods or (B) fails to pay dividends on the Series B

Preferred Stock for three semi-annual periods and (ii) that the approval of the holders of 66 2/3% of the Series B Preferred Stock, voting as a separate class, will be required with respect to certain matters, including (A) the creation of any series of senior equity securities; (B) amendments to the Articles of Amendment that adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; and (C) any consummation of a binding share exchange or reclassification involving the shares of Series B Preferred Stock, or, in certain instances, of a merger or consolidation of the Company with another corporation or other entity.
     Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, each holder of shares of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to Company shareholders, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other junior securities of the Company, payment in full in an amount equal to the sum of $1,000 per share, plus any declared but unpaid dividends on such share of Series B Preferred Stock. If our assets or the proceeds thereof available for distribution among the holders of the Series B Preferred Stock and the holders of shares of all of our other capital stock ranking pari passu with the Series B Preferred Stock is insufficient to pay in full the liquidation preference and liquidation payments on all such other parity securities, then all of the assets available, or the proceeds thereof, after payment of any senior securities, will be distributed among the holders of the Series B Preferred Stock and the holders of the parity securities ratably. A merger, consolidation or sale of all or substantially all of our property or business is not a liquidation, including upon dissolution, under the Articles of Amendment.
     Redemption. The Series B Preferred Stock is not redeemable by the Company or holders the holders of the Series B Preferred Stock.
     Anti-dilution Provisions. The conversion price of the Series B Preferred Stock is subject to customary anti-dilution adjustments.
     Ownership Limitations. Notwithstanding anything to the contrary contained in the Articles of Amendment, the number of shares of Common Stock to be issued to any holder pursuant to the Articles of Amendment will be issued to the extent (but only to the extent) that the issuance of such shares of Common Stock would not (i) cause or result in such holder and its affiliates, collectively, being deemed to own, control or have the power to vote or dispose of securities which would represent more than 9.99% of the voting securities of any class or series of the Company’s capital stock outstanding at such time; (ii) otherwise cause such holder or any of its affiliates to be required to file a notice or application for approval under the Bank Holding Company Act, the Change in Bank Control Act or any similar state or federal statute; or (iii) require such holder or any of its affiliates to obtain the prior approval of any bank regulator (collectively, the “Ownership Limit”). In addition, any shares of Common Stock that would otherwise be issued to the holder upon conversion of shares of Series B Preferred Stock held by such holder, but cannot be issued to such holder at the time of conversion as a result of the Ownership Limit, shall thereafter be issued to such holder on the first date on which such issuance would not cause or result in a violation of the Ownership Limit, and, provided further, that such restriction or conversion shall not apply to any bank holding company controlling the Company as of April 8, 2010. The only such bank holding company was CapGen.
The Investment Agreement
     The following is a summary of the material terms of the Investment Agreement and is qualified in its entirety by reference to the form of Investment Agreement attached as Appendix C to this Proxy Statement and is incorporated by reference herein. You should read the form of Investment Agreement in its entirety because it, and not this Proxy Statement, is the legal document that governs the issuance of the Series B Preferred Stock.
     Purchase and Sale of Stock. Pursuant to the Investment Agreement, we agreed to issue and sell $50 million of Series B Preferred Stock and $200 million of Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series C (the “Series C Preferred Stock ”), to the Investors. All proceeds of the Series C Preferred Stock were held in escrow to support the Company’s efforts related to a possible assisted transaction, but were returned to investors on April 19, 2010 when it was determined that the transaction would not be completed.
     Representations and Warranties. We made customary representations and warranties to the Investors relating to us, our business and our capital stock, including with respect to the shares of Series B Preferred Stock issued to the Investors pursuant to the Investment Agreement. The representations and warranties in the Investment Agreement were negotiated and made solely for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the respective parties to the Investment Agreement.
     Agreement to Seek Shareholder Approval. We agreed to call and hold the Meeting, as promptly as reasonably practicable, and in no event later than 75 days after the closing date of the Private Placement, and to unanimously recommend and seek shareholder approval of Proposal 5. In addition, we agreed to prepare and file this Proxy Statement with the SEC, as well as, subject to the fiduciary duties of the Board of Directors, to use reasonable best efforts to solicit proxies for the shareholder approval of the proposal. If such approval is not obtained at the Meeting, we will call additional meetings and recommend approval of Proposal 5 to the shareholders every three months thereafter until such approval is obtained.
     Registration Rights. We have agreed that, within 45 days after the closing date of the private placement, we will prepare and file a shelf registration statement with the SEC covering the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock.
     Transfer Restrictions. The Series B Preferred Stock may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.
     Other Covenants. We also agreed to a number of customary covenants, including covenants with respect to the listing on NASDAQ of the Common Stock to be issued upon conversion of the Series B Preferred Stock.

     Indemnity. We have agreed to customary indemnification provisions for the benefit of each Investor relating to breaches of representations, warranties and covenants in the Investment Agreement and in connection with the Sale of the Series B Preferred Stock.
     Expenses. We and each Investor will each bear and pay our own costs and expenses in connection with the transactions contemplated by the Investment Agreement, except for the indemnities described above.
Potential Consequences if Proposal 5 to Convert the Series B Preferred Stock is Approved
     Conversion of Series B Preferred Stock into Common Stock. Upon receipt of the shareholder approval for Proposal 5, and subject to receipt of certain regulatory approvals, if applicable, each share of Series B Preferred Stock will be automatically converted into shares of Common Stock not later than the fifth business day following the date on which such approvals are obtained. Each outstanding share of Series B Preferred Stock will automatically be converted into such number of shares of Common Stock determined by dividing (i) the $1,000 per share liquidation amount by (ii) the applicable conversion price, which is initially $1.45 per share.
     Dilution. We will issue, through the conversion of the Series B Preferred Stock, approximately 34,482,759 shares of Common Stock. As a result, we expect there to be a dilutive effect on both the earnings per share of our Common Stock and the book value per share of our Common Stock. In addition, our existing shareholders (other than those shareholders that purchased Series B Preferred Stock) will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock. For additional information regarding the delective effect of the conversion of the Series B Preferred Stock, please see the section of this proxy statement entitled “Pro Forma Financial Information”.
     Rights of Investors. If shareholder approval is received, the rights and privileges associated with the Common Stock issued upon conversion of the Series B Preferred Stock will be identical to the rights and privileges associated with the Common Stock held by our existing common shareholders, including voting rights.
     Elimination of Dividend and Liquidation Rights of Holders of Series B Preferred Stock .. If shareholder approval is received, subject to any applicable required regulatory approval applicable to CapGen for the conversion of the Series B Preferred Stock, all shares of Series B Preferred Stock will be cancelled. As a result, approval of the conversion of Series B Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Series B Preferred Stock. For more information regarding such dividend rights and liquidation preference, see “Series B Preferred Stock Terms and Provisions” in this Proxy Statement.
     Improved Balance Sheet and Regulatory Capital Level. We received aggregate gross proceeds of approximately $50 million from the Private Placement, which strengthened our balance sheet and regulatory capital levels. Upon conversion of the Series B Preferred Stock to Common Stock, our tangible common equity will be further strengthened.
     Market Effects. Despite the existence of certain restrictions on transfer, the issuance of shares of our Common Stock upon conversion of the Series B Preferred Stock could affect trading patterns and adversely affect the market price of our Common Stock. If significant quantities of our Common Stock are issued upon conversion of the Series B Preferred Stock and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our Common Stock could be adversely affected, although we cannot predict whether or not these effects will occur, or their magnitude.
Potential Consequences if Proposal 5 to Convert the Series B Preferred Stock is Not Approved
     Series B Preferred Stock Remains Outstanding. Unless shareholder approval is received or unless our shareholders approve a similar proposal at a subsequent meeting, the Series B Preferred Stock will remain outstanding in accordance with its terms.
     Reduction of the Conversion Price. The initial conversion price for each share of Series B Preferred Stock, which is $1.45 per share, will be decreased by 10% if the shareholder approvals described above have not been obtained within 75 days of the closing date of the Private Placement.
     Continuing Dividend Payments. If shareholder approval is not obtained, the shares of Series B Preferred Stock will remain outstanding and, for so long as such shares remain outstanding, we will be required to pay substantial dividends on the Series B Preferred Stock, on a noncumulative basis, at the rate per annum of 15% per share on the liquidation amount.
     Additional Shareholder Meetings. We will call additional shareholder meetings and recommend approval of Proposal 5 at each meeting to the shareholders every three months, if necessary, thereafter until such approval is obtained pursuant to the provisions of the Investment Agreement. We will bear the costs of soliciting the approval of our shareholders in connection with these meetings.
     Restriction on Payment of Dividends. For as long as the Series B Preferred Stock remains outstanding, if dividends payable on all outstanding shares of the Series B Preferred Stock have not been declared and paid, or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior or parity securities.
     Liquidation Preference. For as long as the Series B Preferred Stock remains outstanding, it will retain a senior liquidation preference over shares of our Common Stock in connection with any liquidation of us and, accordingly, no payments will be made to holders of our Common Stock upon any liquidation of us unless the full liquidation preference on the Series B Preferred Stock is paid.
     This Proposal 5 requires approval by the affirmative vote of a majority of votes cast at the Meeting if a quorum exists.
The Board of Directors unanimously recommends a vote “FOR” Proposal 5.

PROPOSAL 6
ADJOURNMENT OF THE ANNUAL MEETING
     Proposal 6 would give the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days if there are not sufficient shares voted at the Meeting, in person or by proxy, to approve Proposals 1, 2, 3, 4 and 5.
     If the Company desires to adjourn the Meeting, the presiding officer at the Meeting will request a motion that the Meeting be adjourned for up to 120 days with respect to Proposals 1, 2, 3, 4 and 5 (and solely with respect to Proposals 1, 2, 3, 4 and 5 provided that a quorum is present at the Meeting), and no vote will be taken on those proposals at the originally scheduled Meeting. Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for Proposals 1, 2, 3, 4 and 5.
     Approval of this Proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against Proposals 1, 2, 3, 4 and 5. If the Company is unable to adjourn the Meeting to solicit additional proxies, Proposals 1, 2, 3, 4 and 5 may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Meeting to approve Proposals 1, 2, 3, 4 and 5. The Company has no reason to believe that an adjournment of the Meeting will be necessary at this time.
     This Proposal requires approval by the affirmative vote of a majority of votes cast at the Meeting.
The Board of Directors unanimously recommends a vote “FOR” Proposal 6.

PRO FORMA FINANCIAL INFORMATION
Basis of Presentation
The unaudited pro forma consolidated balance sheet tables and pro forma earnings per share tables presented below have been prepared by management to illustrate the impact of the Company’s recent capital raise. On April 9, 2010, the Company entered into the Investment agreement with the Investors pursuant to which the Investors acquired 50,000 shares of Series B Preferred Stock for an aggregate gross purchase price of $50.0 million (the “April 2010 Private Placement”). The net proceeds of the April 2010 Private Placement, after estimated direct expenses, were $46.9 million.
Statement of Financial Condition
The following table presents the Company’s unaudited pro forma consolidated statement of financial condition as of December 31, 2009 adjusted for the pro forma impact of the April 2010 Private Placement as if the Company had completed the April 2010 Private Placement on December 31, 2009. The pro forma statement of financial condition adjustments reflects cash received of $50.0 million in the April 2010 Private Placement, liabilities for direct costs of the April 2010 Private Placement of $3.1 million, and a net increase in common stock of $46.9 million.

	Actual	Offering	Pro Forma
(Dollars in thousands)	December 31, 2009	Adjustments	December 31, 2009
Assets:
Cash and cash equivalents	$215,100	$50,000	$265,100
Securities available for sale (at fair value)	393,648	—	393,648
Securities held for investment (at fair value)	17,087	—	17,087
Loans, net of allowance for loan losses	1,352,311	—	1,352,311
Loans, held for sale, at the lower of cost or fair value	18,412	—	18,412
Premises and equipment, net	38,932	—	38,932
Other assets	115,825	—	115,825

TOTAL ASSETS	$2,151,315	$50,000	$2,201,315

Liabilities and Shareholders Equity:
Liabilities:
Deposits:
Non-interest bearing	268,789	—	268,789
Interest-bearing	1,510,645	—	1,510,645

Total deposits	1,779,434	—	1,779,434
Other borrowed funds	155,673	—	155,673
Long-term subordinated debentures	53,610	—	53,610
Accrued expenses and other liabilities	10,663	3,100	13,763

Total liabilities	1,999,380	3,100	2,002,480

Commitments and Contingencies	—	—	—

Shareholders Equity:
Preferred stock, par value of $0.10, 4,000,000 shares authorized;
Series A, cumulative, issued and outstanding, 2,000 shares (actual);	44,999	—	44,999
Series B, convertible noncumulative, issued and outstanding (pro forma)	—	46,900	46,900
Warrant for purchase of 589,623 shares of common stock at $6.36 per share	3,123	—	3,123
Common stock, par value of $0.10 per share authorized 130,000,000 shares, issued 58,921,668 and outstanding 58,867,229 shares	5,887	—	5,887
Additional paid-in capital	174,973	—	174,973
Retained earnings (deficit)	(78,200)	—	(78,200)
Treasury stock (54,439 shares), at cost	(855)	—	(855)
Accumulated other comprehensive income, net	2,008		2,008

Total shareholders’ equity	151,935	46,900	198,835

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,151,315	$50,000	$2,201,315

Earnings Per Share
The following table presents the Company’s unaudited pro forma earnings (loss) per share adjusted for the pro forma impacts of the capital raise for the periods shown. The pro forma consolidated earnings per share calculations assume no material pro forma impacts to net income (loss) for the periods shown. Pro forma earnings per share assumes the Company had completed the April 2010 Private Placement, and the conversion of the Series B Preferred Stock into common stock had occurred, on December 31, 2009. All shares of Series B Preferred Stock were assumed to convert into shares of common stock for purposes of preparing pro forma earnings per share.

	Actual		Pro Forma
	Twelve Months		Twelve Months
	Ended	Offering	Ended
(Dollars in thousands, except per share amounts)	December 31, 2009	Adjustments	December 31, 2009
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$150,434	—	$150,434

Basic earnings (loss) per share	$(4.74)	—	$(2.27)
Diluted earnings (loss) per share	(4.74)	—	(2.27)
Weighted average common shares	31,733,260	34,482,759	66,216,018
Weighted average diluted shares	31,733,260	34,482,759	66,216,018

INDEPENDENT AUDITORS
     The Audit Committee, acting pursuant to authority delegated to it by the Board of Directors, appointed KPMG LLP, an independent registered certified public accounting firm, as independent auditors for Seacoast and its subsidiaries for the fiscal year ending December 31, 2009 and has selected KPMG LLP to serve as the Company’s independent auditor 2010. KPMG LLP’s report on Seacoast’s consolidated financial statements for the fiscal year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG LLP’s report on Seacoast’s internal control over financial reporting expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. KPMG LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.
     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by KPMG LLP during these years.

	2008	2009
Audit Fees (1)	$572,500	$499,700
Audit-Related Fees (2)	$30,000	$35,500
Tax Fees (3)	$34,000	$18,000
All Other Fees (4)	$15,300	$97,500

(1)	Includes the aggregate fees billed by KPMG LLP for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, reviews of consolidated financial statements included in the Company’s Forms 10-Q filed during the respective fiscal year, and audit of the Company’s internal control over financial reporting.

(2)	Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily relate to the audit of the broker-dealer subsidiary of the Bank and related agreed upon procedures.

(3)	Includes the aggregate fees billed by KPMG LLP in 2008 for preparation of the Company’s federal, state and fiduciary tax returns and in 2009 for the preparation of several amended federal and state tax returns.

(4)	Includes the aggregate fees billed by KPMG LLP for professional services performed in connection with the Company’s filing of certain registration statements and the related issuance of comfort letters and consents.
     Representatives of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, if they so desire, and will also be available to respond to appropriate questions from shareholders.
Pre-Approval Policy
     Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2.01(c)(7)(i).

SHAREHOLDER PROPOSALS FOR 2011
     To be considered for inclusion in the Company’s Proxy Statement and Proxy for the 2011 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than January 20, 2011, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement.
     If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2011 Annual Meeting of Stockholders, you must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the Company’s principal executive offices no fewer than 60 nor more than 90 days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement. To be timely, the written notice (including a notice recommending a director candidate) must be received no later than March 21, 2011. The notice must describe your proposal in reasonable detail and provide certain other information required by the Company’s Articles of Incorporation. A copy of the Company’s Articles of Incorporation is available upon request from the Company’s Secretary.
OTHER MATTERS
     Management of Seacoast does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.
OTHER INFORMATION
Proxy Solicitation Costs
     The cost of soliciting Proxies for the Meeting will be paid by Seacoast. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials and 2009 Annual Reports to Shareholders needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials and 2009 Annual Reports to such persons. Seacoast may retain other unaffiliated third parties to solicit proxies and pay reasonable expenses and charges of such third parties for their services.
Annual Report on Form 10-K
     Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, P.O. Box 9012, Stuart, Florida 34995.
By Order of the Board of Directors,
DENNIS S. HUDSON III
Chairman & Chief Executive Officer
May 20, 2010

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Appendix A
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEACOAST BANKING CORPORATION OF FLORIDA

Appendix A
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEACOAST BANKING CORPORATION OF FLORIDA
     SEACOAST BANKING CORPORATION OF FLORIDA, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”) thereof, hereby certifies:
I.
     The name of the Corporation is “Seacoast Banking Corporation of Florida.”
II.
     Upon the filing and effectiveness (the “Effective Time”) pursuant to the FBCA of this Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, each [two][five][ten][fifteen][twenty][twenty-five][thirty] (1) shares of the Corporation’s common stock, par value $0.10 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.10 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
     d. At the Effective Time of the Reverse Stock Split, the authorized shares of Common Stock of the Corporation is reduced to [       ] (2) shares. Section 4.01 of the Corporation’s Amended and Restated Articles of Incorporation has been amended to read in its entirety as follows:
4.01 General. The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is [       ](3) consisting of the following classes:
(1) [       ] (2) Shares of common stock, $.10 par value per share (“Common Stock”); and
(2) 4,000,000 Shares of preferred stock, $.10 par value per share (“Preferred Stock”).

[1]	As determined by the Board of Directors.

[2]	The total number of shares of Common Stock authorized will be reduced by the reverse stock split ratio determined by the Board of Directors.

[3]	The total number of shares of all class of stock authorized will be the sum of the number of shares of Common Stock authorized and the number of shares of Preferred Stock authorized.

III.
     The only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of Corporation’s common stock. These Articles of Amendment were duly adopted by the shareholders on [•], 2010 at the Corporation’s special meeting of shareholders. The number of vote cast for the amendments above by the shareholders was sufficient for their approval.
     IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida has caused this Articles of Amendment to be signed by Dennis S. Hudson, III, its Chairman and Chief Executive Officer, this ___ day of                     .

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Dennis S. Hudson, III
Title: Chairman and Chief Executive Officer

Appendix B
SEACOAST BANKING CORPORATION OF FLORIDA
ARTICLES OF AMENDMENT
to the
AMENDED AND RESTATED ARTICLES OF INCORPORATION
DESIGNATING
MANDATORILY CONVERTIBLE NONCUMULATIVE NONVOTING PREFERRED STOCK, SERIES B
     SEACOAST BANKING CORPORATION OF FLORIDA, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”) thereof, hereby certifies:
I.
     The name of the Corporation is “Seacoast Banking Corporation of Florida.”
II.
     The Corporation’s Board of Directors, in accordance with the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) and bylaws, as amended (the “Bylaws”) and applicable law, including Sections 607.0602 and 607.0621 of the FBCA, has adopted the following resolution on April 7, 2010 for the purpose of designating and establishing a series of shares of $0.10 par value preferred stock of the Corporation designated as “Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B”:
     RESOLVED, that pursuant to the Corporation’s Articles and Bylaws and applicable law, a series of Preferred Stock, par value $0.10 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B”, $0.10 par value per share (the “Series B Preferred Stock”).
     Section 2. Number of Shares. The total number of authorized shares of Series B Preferred Stock shall be 50,000 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.
     Section 3. Definitions. As used herein, the following terms shall have the meanings specified below:
          “Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.
          “Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.
          “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Stuart, Florida are authorized or required by law, regulation or executive order to close.

          “Common Stock” means the common stock, par value $0.10 per share, of the Corporation.
          “Conversion” means a Mandatory Conversion.
          “Conversion Date” has the meaning set forth in Section 5(a).
          “Conversion Rate” means, initially, 689.6552 shares of Common Stock per share of Series B Preferred Stock issuable upon Conversion, based on an initial Conversion Price of $1.45 per share of Common Stock, and is subject to adjustment as provided herein.
          “Conversion Price” means the Liquidation Amount per share of Series B Preferred Stock divided by the Conversion Rate then in effect. The initial Conversion Price is $1.45.
          “Current Market Price” of the Common Stock on any day, means the Average VWAP of the Common Stock for the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (vi) of Section 6(e). For purposes of this definition, “ex-date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.
          “Depositary” means DTC or its nominee, Cede & Co., or any successor appointed by the Corporation.
          “Dividend Payment Date” means April 15 and October 15 of each year, commencing October 15, 2010.
          “Dividend Payment Commencement Date” means October 15, 2010.
          “Dividend Period” means the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.
          “Dividend Threshold Amount” has the meaning set forth in Section 6(h)(D).
          “DTC” means The Depository Trust Company.
          “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Issue Date” means the first date of issuance of shares of Series B Preferred Stock.
          “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation issued in the future unless the terms of which expressly provide that it ranks senior to, or on a parity with, Series B Preferred Stock as to rights dividend rights and/or as to on liquidation, dissolution or winding up of the Corporation.
          “Liquidation Amount” means, initially, $1,000 per share of Series B Preferred Stock (as subsequently adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).
          “Liquidation Preference” has the meaning set forth in Section 10(a).
          “Mandatory Conversion” has the meaning set forth in Section 5(a).

          “Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which the Common Stock or futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.
          “Nasdaq” means the Nasdaq Global Select Market or other Nasdaq market in which the Corporation’s Common Stock is then traded.
          “Notice of Mandatory Conversion” has the meaning set forth in Section 5(b).
          “Parity Stock” means the Corporation’s Series A Preferred Stock, Series C Preferred Stock and any class or series of stock of the Corporation (other than the Series B Preferred Stock) authorized in the future the terms of which expressly provide that such class or series will rank on a parity with Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or noncumulatively).
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Preferred Director” has the meaning set forth in Section 13(d).
          “Preferred Stock” means any and all series of the Corporation’s preferred stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
          “Record Date” means, (i) with respect to payment of dividends on outstanding shares of Series B Preferred Stock, the 1st calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, and (ii), for purpose of an adjustment to the Conversion Rate pursuant to Section 6, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
          “Record Holder” means, as to any day, the Holder of record of outstanding shares of Series B Preferred Stock as they appear on the stock register of the Corporation at the close of business on such day.
          “Registrar” means the Transfer Agent.
          “Regulatory Approvals” with respect to any Holder, means the collective reference, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the federal Bank Holding Company Act of 1956, as amended (the “BHC

Act”), the federal Change in Bank Control Act (the “CIBC Act”) or any similar state laws, Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the competition or merger control laws of other jurisdictions, in each case to the extent necessary to permit such Holder to convert such shares of Series B Preferred Stock and own shares of Common Stock pursuant to these Articles of Amendment.
          “Reorganization Event” has the meaning set forth in Section 7.
          “Series A Preferred Stock” means the Corporation’s Fixed Rate Perpetual Stock, Series A, designated and authorized by the Corporation on December 18, 2008.
          “Series A Preferred Stock Articles of Amendment” means the Articles of Amendment to the Articles filed by the Corporation to the Florida Department of State on December 18, 2008 designating Series A Preferred Stock.
          “Series B Preferred Stock Certificates” has the meaning set forth in Section 20.
          “Series C Preferred Stock” means the Corporation’s Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series C, if designated and authorized by the Corporation as Parity Stock.
     “Shareholder Approvals” means all shareholder approvals necessary to (i) approve the issuance of Common Stock upon the Mandatory Conversion for purposes of Rule 5635 of the Nasdaq Listing Rules, and (ii) amend the Articles to increase the number of authorized shares of Common Stock to permit the Mandatory Conversion in full and to provide additional authorized shares of Common Stock for general corporate purposes.
          “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Nasdaq is open for trading, or, if the Common Stock (or any other securities, cash or other property into which shares of the Series B Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the Nasdaq, any day on which the principal national securities exchange or trading system on which the Common Stock (or such other property) is listed or traded is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange or traded on a trading system, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. Eastern Time or the then standard closing time for regular trading on the relevant exchange or trading system.
          “Transfer Agent” means Continental Stock Transfer & Trust Co., subject to the appointment of a successor transfer agent as provided in Section 19.
          “U.S. Alien Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.
          “Voting Parity Stock” means, with regard to any matter as to which the holders of Series B Preferred Stock are entitled to vote as specified in Section 13(a) and (d) of these Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
          “VWAP” means, on any Trading Day the volume weighted average price per share of Common Stock as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 A.M. to 4:00 P.M., Eastern Time, on such Trading Day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     Section 4. Dividends.
          (a) Commencing on the Issue Date, Holders of shares of outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, noncumulative dividends in arrears at the rate per annum of 15% per share on the Liquidation Amount (equivalent to $150.00 per annum per share), payable semi-annually on each Dividend Payment Date beginning on the Dividend Payment Commencement Date until the Conversion Date. If, as provided in Section 5(a) below, any outstanding shares of Series B Preferred Stock are not converted on the Conversion Date, each such share of Series B Preferred Stock, while outstanding, shall, upon and following the Conversion Date bear noncumulative dividends payable, when, as and if declared by the Corporation’s board of directors, at the same date and in amounts equal to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible, multiplied by the dividend declared and payable per share of Common Stock. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders of the applicable Record Date with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without adjustment and without interest. Accumulations of dividends on shares of Series B Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.
          (b) Dividends on the Series B Preferred Stock are not cumulative. To the extent that the Board of Directors does not declare and pay dividends on the Series B Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall not accrue and shall cease to be payable. The Corporation shall have no obligation to pay dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest (or any other sum of money in lieu of interest) with respect to such dividends, whether or not the Corporation declares dividends on the Series B Preferred Stock for any subsequent Dividend Period.
          (c) Prior to the Conversion, no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of any Junior Stock.
          (d) So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to this Section 4(d) in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all dividends on all outstanding shares of the Series B Preferred Stock for any Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series B Preferred Stock on the applicable Record Date). The foregoing limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.
          (e) When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon shares of Series B Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as full dividends payable on the Series B Preferred Stock for such Dividend Period and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of shares of Series B Preferred Stock prior to such Dividend Payment Date.
          (f) Notwithstanding anything contained in the immediately preceding paragraph, if, at any Dividend Payment Date, the Corporation is prohibited by applicable governmental or regulatory authority from paying dividends on the Series B Preferred Stock, but is permitted to pay dividends on the Corporation’s outstanding Series A Preferred Stock, the Corporation may pay dividends on shares of the Series A Preferred Stock without giving pro rata effect to accrued dividends with respect to the Series B Preferred Stock.
          (g) If the Conversion Date with respect to any share of Series B Preferred Stock is on or prior to the Dividend Payment Commencement Date, the Holder of such share of Series B Preferred Stock will not have any right to receive any dividends on the Series B Preferred Stock with respect to such Dividend Period, whether upon Conversion or otherwise.
          (h) All dividends on shares of Series B Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, paid on shares of Series B Preferred Stock shall be made in cash. No fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend.
          (i) Prior to the close of business on the Conversion Date, shares of Common Stock issuable upon the Mandatory Conversion thereof, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock) by virtue of holding such share of Series B Preferred Stock.
     Section 5. Mandatory Conversion; Conversion Procedures.
          (a) Effective as of the close of business on the fifth (5th) Business Day following the date on which the Shareholder Approvals have been received (the “Conversion Date”) with respect to Series B Preferred Stock, all shares of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth below (the “Mandatory Conversion”). The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Liquidation Amount by the Conversion Price (subject to the conversion procedures of Section 6 hereof) plus cash in lieu of fractional shares in accordance with Section 9 hereof; provided that, notwithstanding anything to the contrary contained in these Articles of Amendment, the number of shares of Common Stock to be issued to any Holder pursuant to these Articles of Amendment shall be issued to the extent (but only to the extent) that the issuance of such shares of Common Stock would not (i) cause or result in such Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote or dispose of securities which would represent more than 9.99% of the voting securities of any class or series of the Corporation’s capital stock outstanding at such time, (ii) otherwise cause such Holder or any of its Affiliates to be required to file a notice or application for approval under the BHC Act, the CIBC Act or any similar state or federal statute or (iii) require such Holder or any of its Affiliates to obtain the prior approval of any bank regulator (collectively, the “Ownership Limit”); provided, further, that any shares of Common Stock that would otherwise be issued to the Holder upon conversion of shares of Series B Preferred Stock held by such Holder, but cannot be issued to such Holder at the time of conversion as a result of the Ownership Limit, shall thereafter be issued to such Holder on the first date on which such issuance would not cause or result in a violation of the Ownership Limit, and, provided further, that such restriction or conversion shall not apply to any bank holding company controlling the Corporation as of the date hereof. Upon the Conversion Date, the certificate representing shares of Series B Preferred Stock shall represent solely the right to receive the number of shares of Common Stock (plus cash in lieu of fractional shares) issuable upon the Conversion Date for each share of Series B Preferred Stock held.

          (b) Upon receipt of the Shareholder Approvals, the Corporation shall provide, within one (1) Business Day thereafter, notice of conversion to each Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:
(i)	the Conversion Date;

(ii)	a form of letter of transmittal to completed and returned to the Transfer Agent;

(iii)	the number of shares of Common Stock (plus cash in lieu of fractional shares, if any) to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such Mandatory Conversion; and

(iv)	the place or places where Series B Preferred Stock Certificates (if held in certificated form) held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.
          (c) If the Holder specifies in the letter of transmittal that shares of Common Stock issuable upon Conversion of shares of Series B Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series B Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued. In the event that such Holder fails to surrender the required number of shares within 30 days after the Conversion Date, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 5(a).
          (d) Upon receipt by the Transfer Agent of a completed and duly executed letter of transmittal as set forth in Section 5(b), compliance with Section 5(c), if applicable, and surrender of the Series B Preferred Stock Certificate(s) to be converted (if held in certificated form), the Corporation shall, within two (2) Business Days following the receipt of certificate surrendered for issuance of Common Stock, subject to (i) the receipt of a written notice from a Holder of the receipt of necessary Regulatory Approval, if any is applicable, and (ii) if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) of such Holder or the name(s) specified by such Holder in the completed letter of transmittal, if any.
     Section 6. Certain Conversion Procedures and Adjustments.
          (a) On any Conversion Date, dividends shall no longer be declared or paid on any such shares of Series B Preferred Stock for the current Dividend Period and any prior Dividend Periods and any shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive solely (i) the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible, (ii) any declared and unpaid dividends on such share to the extent provided in Section 4, and (iii) and payment to which they are entitled pursuant to Sections 5 and 9, as applicable.
          (b) No allowance or adjustment, except as set forth in this Section 6, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series B Preferred Stock shall have no rights as holders or otherwise with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series B Preferred Stock.
          (c) Shares of Series B Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series B may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).
          (d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the Record Holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
          (e) The Conversion Rate shall be adjusted from time to time as follows:
(i)	If the Shareholder Approvals are not received within 75 calendar days following the Issue Date, the Conversion Price will be decreased (in addition to any other adjustments pursuant to this Section 6) by 10% effective as of 76th day following the Issue Date and the Conversion Rate shall concurrently be adjusted to give effect to such change.

(ii)	If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock (other than in connection with a Reorganization Event), or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 /OS0]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after (x) the Record Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (ii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iii)	If the Corporation issues to all holders of Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Current Market Price of the Common Stock on the Record Date, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the Current Market Price per share of Common Stock immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (iii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Current Market Price per share of Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. If any right, warrant, option, other security or convertible security described in this clause (iii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the

Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this clause (iii) shall become effective on the date that is immediately after the Record Date.
(iv)	(A) If the Corporation distributes capital stock (other than Common Stock), evidences of indebtedness or other assets or property of the Corporation to all holders of the Common Stock, excluding:
(x)	dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (ii) or (iii) above,

(y)	dividends or distributions paid exclusively in cash, and

(z)	Spin-Offs (as described below),

then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 – FMV)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock on the Record Date

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date.

provided that if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation is equal to or greater than “SP0” with respect to such distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series B Preferred Stock shall have the right to receive on the date such shares of capital stock, evidences of indebtedness or other assets or property of the Corporation are distributed to holders of Common Stock, for each share of Series B Preferred Stock, the amount of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation such holder of Series B Preferred Stock would have received had such holder of Series B Preferred Stock owned a number of shares of Common Stock into which such Series B Preferred Stock is then convertible at the conversion rate in effect on the Record Date for such distribution.

An adjustment to the Conversion Rate made pursuant to this clause (iv)(A) shall be made successively whenever any such distribution is made and shall become effective on the Record Date.

(B) If the Corporation distributes to all holders of the Common Stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) /MP0]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

FMV0	=	the average volume weighted average price of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value (as determined in good faith by the Board of Directors) of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock

MP0	=	the Average VWAP of the Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock.

An adjustment to the Conversion Rate made pursuant to this clause (iv)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive Trading Days” shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this clause (iv) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(v)	If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock in excess of regular quarterly dividends equal to the Dividend Threshold Amount, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 – C)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock as of the Record Date

C	=	the excess of the amount in cash per share that the Corporation distributes to holders of the Common Stock over the Dividend Threshold Amount.

An adjustment to the Conversion Rate made pursuant to this clause (v) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (v) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(vi)	If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV + (SP1 × OS1)) / (SP1 × OS0)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the new Conversion Rate in effect immediately after the Expiration Date

FMV	=	The fair market value (as determined in good faith by the Board of Directors) on the Expiration Date, of the

aggregate value of all cash and any other consideration paid or payable for the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS0	=	the number of shares of Common Stock outstanding on the Expiration Date, including any Purchased Shares

OS1	=	the number of shares of Common Stock outstanding on the Expiration Date, excluding any Purchased Shares

SP1	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the Expiration Date.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to such Conversion Rate will be made. Any adjustment to a Conversion Rate made pursuant to this clause (vi) shall become effective on the date immediately following the last Trading Day included in the determination of the Average VWAP of the Common Stock for purposes of SP1 above; provided that in respect of any conversion within the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references to the “10 consecutive Trading Days” with respect to this clause (vi) shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.
(vii)	If the Corporation has in effect a shareholder rights plan while any shares of Series B Preferred Stock remain outstanding, Holders of Series B Preferred Stock will receive, upon a conversion of Series B Preferred Stock, in addition to Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Series B Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series B Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to clause (iv) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger an adjustment to the Conversion Rates pursuant to clauses (iii) or (iv) above.

          (f) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 6, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons. If any adjustment to the Conversion Rate is treated as a distribution to any U.S. Alien Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Holder.
          (g) No adjustment in any Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to the Conversion. No adjustment to the Conversion Rates need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of shares of Series B Preferred Stock—if such assets or securities are convertible, exchangeable or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of shares of Series B Preferred Stock.
          (h) The applicable Conversion Rate shall not be adjusted:
(A)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	as a result of payment of regular quarterly dividends on the Common Stock not in excess of $0.10 per share (the “Dividend Threshold Amount”);

(E)	for a change in the par value of the Common Stock; or

(F)	as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.
          (i) The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof.
          (j) Whenever the Conversion Rate, is to be adjusted, the Corporation shall: (i) compute such adjusted Conversion Rate and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, a written notice to the Holders of shares of Series

B Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, to the Holders of shares of Series B Preferred Stock, a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate, as applicable, was determined and setting forth such revised Conversion Rate. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
     Section 7. Reorganization Events.
(a)	In the event that any of the following events occurs prior to the Conversion Date:
(i)	any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets, or

(iii)	any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (a) through (c) of this Section 7, a “Reorganization Event”), then each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof, remain outstanding but shall at each Holder’s option, subject to the applicable rules of Nasdaq Global Select Market or any other national securities exchange or automated quotation system where the Common Stock is listed and other applicable laws and regulations, upon the effective date and time (“Reorganization Effective Time”) of such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Reorganization Event) per share of Common Stock (the “Exchange Property”) as if the Holder of such share of Series B Preferred Stock had converted such share into Common Stock immediately prior to such Reorganization Event and exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 7 the kind and amount of securities, cash and other property receivable upon such Reorganization Event by the holder of each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the holders of the Electing Shares). The amount of Exchange Property receivable upon any Reorganization Event shall be determined based upon the Conversion Rate in effect on such Reorganization Effective Time.
     The above provisions of this Section 7 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.
     The Corporation (or any successor) shall, within 20 days of the Effective Time of any Reorganization Event, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.
     The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7.

     Section 8. Reservation of Common Stock.
          (a) Following the receipt of the Shareholder Approvals, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. For purposes of this Section 8 (a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
          (b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          (c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          (d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental or regulatory authority.
          (e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of shares of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of shares of Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
     Section 9. Fractional Shares.
          (a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series B Preferred Stock.
          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Conversion, the Corporation shall at its option either (i) issue to such Holder an amount of shares rounded up to the next whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock as of the end of the Trading Day preceding the Conversion Date.
          (c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

     Section 10. Liquidation Rights.
          (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder of shares of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (i) Liquidation Amount per share of Series B Preferred Stock and (ii) any declared and unpaid dividends on such share to the extent provided in Section 4 (all such amounts collectively, the “Liquidation Preference”).
          (b) Partial Payment. If in any distribution described in Section 10(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution, Holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.
          (c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution has been paid in full, the Holders of the Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 11, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of shares of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
     Section 11. No Sinking Fund. The shares of Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.
     Section 12. Status of Repurchased Shares. Shares of Series B Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).
     Section 13. Voting Rights.
          (a) General. The Holders of shares of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series B Preferred Stock are entitled to vote, including any action by written consent.
          (b) Voting Rights as to Particular Matters. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles, the affirmative vote or consent of the Holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)	Authorization of Senior Stock. Any amendment or alteration of the Articles or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)	Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles or these Articles of Amendment thereto (including, unless no vote on such merger or consolidation is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series B Preferred Stock; or

(iii)	Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series B Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 13(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series B Preferred Stock.
          (c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Articles, the Bylaws and applicable law and the rules of any national securities exchange or other trading facility on which Series B Preferred Stock is listed or traded at the time.
          (d) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Series B Preferred Stock, if any shares of Series B Preferred Stock remain outstanding, have not been paid for an aggregate of three or more Dividend Periods, in each case whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series B Preferred Stock shall have the right, together with holders of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Series B Preferred Stock have been declared and paid in full.
     Further, if any other class or series of Voting Parity Stock at any time has the right to elect such a Preferred Director, holders of Series B Preferred Stock will have the right, together with holders of all classes or series of Voting Parity Stock, to elect such Preferred Director. The voting rights with respect to such Preferred Directors are subject to the terms and limitations of such rights set forth in the Series A Preferred Stock Articles of Amendment.
     Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 15. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Articles or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series B Preferred Stock in any manner permitted by such facility.
     Section 16. No Preemptive Rights; No Redemption Rights. No share of Series B Preferred Stock shall have any preemptive rights whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No holder of shares of Series B Preferred Stock shall have at any time the right to put such shares of Series B Preferred Stock to the Corporation or to have the Corporation redeem any shares of Series B Preferred Stock.
     Section 17. Redemption by the Corporation. The Series B Preferred Stock shall not be redeemable by the Corporation. In all events, any repurchase or redemption of Series B Preferred Stock shall be subject to the prior approval of the Corporation’s primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series B Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes, together with any other required regulatory approvals.
     Section 18. Replacement Stock Certificates. If any of the Series B Preferred Stock Certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock Certificate, or in lieu of and substitution for the Series B Preferred Stock Certificate lost, stolen or destroyed, a new Series B Preferred Stock Certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock Certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.
     Section 19. Transfer Agent, Registrar, Conversion and Dividend Paying Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Series B Preferred Stock shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Series B Preferred Stock.
     Section 20. Form. The Series B Preferred Stock shall be issued in the form of one or more definitive shares in fully registered form in substantially the form attached hereto as Exhibit A (each, a “Series B Preferred Stock Certificate”), which is hereby incorporated in and expressly made a part of these Articles of Amendment. Each Series B Preferred Stock Certificate shall reflect the number of shares of Series B Preferred Stock represented thereby, and may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). Each Series B Preferred Stock Certificate shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
     A duly authorized officer of the Corporation shall sign each Series B Preferred Stock Certificate for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an officer whose signature is on a Series B Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series B Preferred Stock Certificate, the Series B Preferred Stock Certificate shall be valid nevertheless. A Series B Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Series B Preferred Stock Certificate. Each Series B Preferred Stock Certificate shall be dated the date of its countersignature.
     Section 21. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
     Section 22. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Articles or as provided by applicable law.
III.
     These Articles of Amendment were duly adopted by the Board of Directors on April 7, 2010.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has authorized and caused these Articles of Amendment to be signed by its Chairman and Chief Executive Officer as of April 8, 2010.

SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis Hudson, III
	Name:	Dennis S. Hudson, III
	Title:	Chairman & Chief Executive Officer

Exhibit A

Number	Shares
PA [ ]	[Number of Shares]
SEACOAST BANKING CORPORATION OF FLORIDA
INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

THIS CERTIFIES THAT	NAME	CUSIP 811707 504

is the owner of	[NUMBER OF SHARES]
FULLY PAID AND NON-ASSESSABLE SHARES OF MANDATORILY CONVERTIBLE NONCUMULATIVE
NONVOTING PREFERRED STOCK, SERIES B, $0.10 PAR VALUE OF
SEACOAST BANKING CORPORATION OF FLORIDA,
transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Articles of
Incorporation, as amended, and By-laws of the Corporation as now or hereafter amended to all of which the holder hereof by acceptance hereby assents.
This certificate is not valid unless countersigned by the Transfer Agent.
     WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:		COUNTERSIGNED AND
REGISTERED
Continental Stock Transfer & Trust
/s/ Dennis S. Hudson, III		Co.
CHAIRMAN AND CHIEF
EXECUTIVE OFFICER		TRANSFER AGENT AND REGISTRAR
/s/ Sharon Mehl	[CORPORATE SEAL]
SECRETARY
By:
Authorized Signature

SEACOAST BANKING CORPORATION OF FLORIDA
     THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.
     THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE CORPORATION WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.
     THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.
     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT -		Custodian
		(Cust)		(Minor)
under Uniform Gifts to Minors Act
(State)
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of
survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.

PLEASE INSERT SOCIAL SECURITY OR
OTHER
IDENTIFYING NUMBER OF ASSIGNEE

For value received, do hereby sell, assign and transfer unto

Shares

of the Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B, represented by the within Certificate, and do hereby irrevocably constitute and appoint
Attorney

to transfer the Shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated:	THE SIGNATURE(S) SHOULD BE
GUARANTEED BY
AN “ELIGIBLE GUARANTOR INSTITUTION”

WITH MEMBERSHIP IN AN APPROVED
SIGNATURE GUARANTEE MEDALLION PROGRAM
PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
Notice: The signature(s) to this assignment	SIGNATURE GUARANTEED BY:
must correspond with the name(s) as written upon the face of the certificate, in every particular, without alternation or enlargement, or any change whatever.

Appendix C
EXECUTION COPY

INVESTMENT AGREEMENT
Between
SEACOAST BANKING CORPORATION OF FLORIDA
and each of the
PURCHASERS NAMED HEREIN
Dated as of April 8, 2010

C-i

(continued)

C-ii

LIST OF SCHEDULES AND EXHIBITS

Exhibit A-1:	Preferred Stock Articles of Amendment; Series B Preferred Stock
Exhibit A-2:	Preferred Stock Articles of Amendment; Series C Preferred Stock
Exhibit B:	Escrow Agreement
Exhibit C:	Form of Registration Rights Agreement
Exhibit D:	Procedures to be Followed for an Early Non-Contingent Share Closing

C-iii

     THIS INVESTMENT AGREEMENT dated as of April 8, 2010 (this “Agreement”), by and between Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”), and each of the respective investors set forth on the signature pages hereto as a “Purchaser” (collectively, the “Purchasers”), is effective as provided in Section 6.14.
RECITALS:
     The Company will sell to the Purchasers, and the Purchasers will purchase from the Company, on the terms and subject to the conditions set forth herein, shares of up to two series of mandatorily convertible noncumulative nonvoting preferred stock of the Company, par value $.10 per share (the “Convertible Preferred Stock”), which are convertible into shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”).
     The term “Securities” refers collectively to (i) the shares of Convertible Preferred Stock and (ii) the shares of Common Stock into which the Convertible Preferred Stock is convertible. When purchased, the Convertible Preferred Stock will have the terms set forth in the respective articles of amendment to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) with respect to each series in the form attached hereto as
     Exhibit A-1 and Exhibit A-2 (collectively, the “Preferred Stock Articles of Amendment”) made a part of the Company’s Articles of Incorporation by the filing of the Preferred Stock Articles of Amendment with the Secretary of State of the State of Florida (the “Florida Secretary”) on the Closing Date (as defined in Section 1.2 hereto).
     The Securities are being offered and sold at an aggregate Purchase Price of $250 million, and, subject to the conditions set forth herein, the proceeds will be held in escrow pursuant to the Escrow Agreement attached as Exhibit B hereto (the “Escrow Agreement”) for purposes of qualifying the Company’s bank subsidiary, Seacoast National Bank (the “Bidder” or the “Bank”), to make one or more bids (the “Bid”) to the Federal Deposit Insurance Corporation (“FDIC”) to acquire the assets and liabilities (the “Acquisition”) of a bank that has been placed in receivership (the “Target Institution”). The shares of Convertible Preferred Stock offered, less the Non-Contingent Shares (as defined below), are referred to as the “Contingent Shares.” The Contingent Shares, if issued, will be designated as the Company’s Series C mandatorily convertible noncumulative nonvoting preferred stock, par value $.10 per share having an initial Conversion Price of $1.55 (the “Series C Preferred Stock”).
     In the event the Company delivers a Notice of Non-Qualification, a Notice of Higher Bid, a Failure to Bid Notice, a Delay Notice or an Escrow Termination Notice (each as defined in the Escrow Agreement), then the Company and the Purchasers will complete the Purchasers’ purchase of $50 million (the “Non-Contingent Purchase Amount”) of shares of Convertible Preferred Stock (the “Non-Contingent Shares”). Each such Purchaser has indicated to the Company the number of Non-Contingent Shares it intends to purchase (the “Non-Contingent Allocation”). The Non-Contingent Shares will be designated as the Company’s Series B mandatorily convertible noncumulative nonvoting preferred stock, par value $.10 per share having an initial Conversion Price of $1.45 (the “Series B Preferred Stock”).

     The terms of the Series B Preferred Stock and the Series C Preferred Stock, if issued, will be identical except for the Conversion Price and Conversion Ratio (each, as defined in the respective Preferred Stock Articles of Amendment.)
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE; ESCROW; CLOSING
     1.1. Purchase. On the terms and subject to the conditions set forth herein, each Purchaser will purchase from the Company, and the Company will sell to each such Purchaser, the number of shares of Convertible Preferred Stock and at the purchase price per share (the “Price per Share”) and the total purchase price (the “Purchase Price”) set forth on such Purchaser’s signature page hereto.
     1.2. Escrow; Closing.
     (a) Upon the execution of this Agreement by each Purchaser and the Company, (i) each Purchaser has deposited directly by wire transfer the applicable Purchase Price with SunTrust Bank, as Escrow Agent (the “Escrow Agent”), pursuant to that certain Escrow Agreement (in the form attached hereto as Exhibit B) among the Purchasers, the Company and the Escrow Agent (as it may be amended from time to time, the “Escrow Agreement”) and (ii) the Company has issued instructions to Continental Stock Transfer and Trust Company, the Company’s transfer agent (the “Transfer Agent”) authorizing the issuance to each Purchaser of the shares of Convertible Preferred Stock specified on each such Purchaser’s signature page hereto concurrent with the Escrow Agent’s release of the Purchase Price to the Company pursuant to the Escrow Agreement.
     (b) As specified in the Escrow Agreement and on the dates specified therein, the Escrow Agent shall release the applicable Purchase Price to the Company, and if applicable return the applicable contingent portions of the Purchase Price to the respective Purchaser, and the Transfer Agent shall issue the applicable shares of Convertible Preferred Stock to each Purchaser. The release of funds to the Company and the concurrent issuance of shares of Convertible Preferred Stock to the Purchasers shall be referred to herein as the “Closing” and the date of the Closing shall be referred to herein as the “Closing Date.”
     (c) If any Purchaser is prohibited from consummating its purchase of shares of Convertible Preferred Stock on other than a delivery-versus payment (“DVP”) basis and such Purchaser has indicated to the Company in writing (by marking such Purchaser’s signature page hereto or otherwise) that such Purchaser is relying on this Section 1.2(c) instead of on Sections 1.2(a), (b) and (d) (in such event, such Purchaser shall be referred to in certain provisions hereof as a “Section 1.2(c) Purchaser”),

Section 1.2(a), Section 1.2(b) and Section 1.2(d) shall not apply and shall have no force or effect with respect to a Section 1.2(c) Purchaser, and this Section 1.2(c) shall apply instead. This Section 1.2(c) shall not apply and shall have no force or effect with respect to any Purchaser that is not a Section 1.2(c) Purchaser. If a Purchaser is a Section 1.2(c) Purchaser, then not later than 4:00 p.m. (New York City time) on the Closing Date designated by the Company to such Purchaser in writing as far in advance as practicable but in any event at least one business day prior to such Closing Date (i) such Purchaser shall pay its Purchase Price by wire transfer of funds immediately available to the Company to an account designated by the Company and (ii) the Company shall issue instructions to the Transfer Agent to issue, in certificated form prior to and in consideration of payment in full of the Purchase Price by the Purchaser on the same business day, the shares of Convertible Preferred Stock specified on such Purchaser’s signature page hereto concurrent with such Purchaser’s payment of its Purchase Price to the Company; provided, however, that if such Purchaser requires physical certificates, then the Company shall instruct the Transfer Agent to deliver certificates representing the shares of Convertible Preferred Stock to such Purchaser prior to such Purchaser’s payment of its Purchase Price to the Company.
     (d) It is understood that, with respect to CapGen Capital Group III LP (“CapGen” and a “Section 1.2(d) Purchaser”), such Purchaser is relying on this Section 1.2(d) instead of on Sections 1.2(a), (b) and (c) and Section 1.2(a), Section 1.2(b) and Section 1.2(c) shall not apply and shall have no force or effect with respect to such Purchaser, and this Section 1.2(d) shall apply instead. This Section 1.2(d) shall not apply and shall have no force or effect with respect to any Purchaser other than CapGen. CapGen will as soon as reasonably practicable and not later than 10 days following the receipt of necessary regulatory approvals pay its Purchase Price for the Non-Contingent Shares (if only Non-Contingent Shares are being sold hereunder), and not later than 10 days following the later of (x) the receipt of necessary regulatory approvals and (y) notice from the Company that the Bidder is the winning Bidder on the Acquisition pay its Purchase Price for the Contingent Shares and Non-Contingent Shares (if Contingent Shares and Non-Contingent Shares are being sold concurrently hereunder), in each case by wire transfer of immediately available funds to the Company.
     (e) Notwithstanding anything to the contrary contained in this Agreement, if the Company shall decide to close the offering of Non-Contingent Shares prior to any Closing with respect to Contingent Shares the procedures set forth in Exhibit D shall apply.
     1.3. Contingent and Non-Contingent Shares. The total Purchase Price specified on the Purchaser’s signature page is the total purchase price for the Contingent Shares and Non-Contingent Shares subscribed irrevocably by the Purchaser hereunder. If a Purchaser has given written direction on the signature page of this Agreement or has provided a letter of direction executed by the Purchaser and the Company that it elects not to purchase Non-Contingent Shares, then such Purchaser shall have no obligation to purchase Non-Contingent Shares and the Purchase Price for the Non-Contingent Shares shall be zero, and all its funds held by the Escrow

Agent shall be applied or refunded in accordance with the Escrow Agreement. The Non-Contingent Shares will be sold by the Company regardless of whether the Company is qualified to make a bid or is the winning bidder to the FDIC for an acquisition of the Target Institution. The portion of the total Purchase Price applicable to the Contingent Shares shall be refunded to each Purchaser as provided in the Escrow Agreement in the event the Company delivers a Notice of Non-Qualification, a Notice of Higher Bid, a Failure to Bid Notice, a Delay Notice or an Escrow Termination Notice (each as defined in the Escrow Agreement). The Purchase Price for the Non-Contingent Shares shall be retained in Escrow and be applied to purchase the Non-Contingent Shares.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Disclosure.
     (a) On or prior to April 6, 2010, the Company delivered to the Purchasers and Purchasers delivered to the Company a schedule (a “Disclosure Schedule”) setting forth disclosures either in response to an express disclosure requirement contained herein or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to any Purchaser, or to one or more covenants contained in Article III.
     (b) As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company’s subsidiaries (“Company Subsidiaries”) taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities (as defined below), (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Purchasers, (D) changes, after the date hereof, in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing sales and pricing trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (G) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (F), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.
     (c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) (the “Company 10-K”), (B) its Preliminary Proxy Statement on Schedule 14A, as filed by it with the SEC on March 22, 2010, as the same may be amended to authorize additional shares of Common Stock and/or to approve the issuance of the Common Stock upon conversion of the Convertible Preferred Stock, (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 available prior to the date hereof or (D) the Form 13-D filed by CapGen and its affiliates on April 1, 2010.
     2.2. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:
     (a) Organization and Authority.
     (1) The Company is a corporation duly organized and validly existing under the laws of the State of Florida, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has furnished to Purchaser true, correct and complete copies of the Articles of Incorporation and bylaws as in effect on March 31, 2010.
     (2) Each Company Significant Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. As used herein, (i) “Subsidiary” means, with respect to any person, corporation, partnership, joint venture, limited liability company or other entity (1) of which such person or a subsidiary of such person is a general partner or (2) at least a majority of the securities or other interests, which by their terms, have ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person; (ii) “Company Subsidiary” means any Subsidiary of the Company; (iii) “Company Significant Subsidiary” means any Significant Subsidiary of the Company; and (iv) “Significant Subsidiary” means, with respect to any person, any Subsidiary that would constitute a “significant Subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC. The Bank is duly organized and validly existing as a national banking association, and its deposit accounts are insured up to applicable limits by the FDIC.
          (b) Capitalization. The Company has the capitalization set forth on Schedule 2.2(b). All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities. Except as Previously Disclosed, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company. Except as Previously Disclosed with respect to registration rights granted to CapGen and the U.S. Department of the Treasury and the registration rights granted under this Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act. Other than repurchase agreements entered into in the ordinary course of the Bank’s business, there are no outstanding securities of the Company or which contain any provisions requiring the Company to redeem or repurchase such securities, and there are no contracts, commitments, understandings or arrangements by which the Company is bound to redeem a security of the Company.
          (c) Company Subsidiaries. Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 sets forth a list of the Company Subsidiaries, including the Company’s Significant Subsidiaries, which were required to be set forth by SEC rules in such exhibit. Except for the statutory trusts established by the Company and that have issued and outstanding trust preferred securities, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any voting debt or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or any voting debt of such Company Subsidiary.
     (d) Authorization.
     (1) The Company has the corporate power and authority to enter into this Agreement, the Escrow Agreement, the Registration Rights Agreement and to establish the Series B Preferred Stock and the Series C Preferred Stock and to enter into such other transaction documents, instruments and agreements as may be necessary and appropriate and to carry out its obligations hereunder and under such other transaction documents, instruments and agreements, subject, in the case of the conversion (the “Conversion”) of the Convertible Preferred Stock into Common Stock, to the prior approval of the Company’s stockholders of (i) the Conversion for purposes of Rule 5635 of the Nasdaq Stock Market Rules and (ii) the authorization of additional shares of Common Stock by amendment of the Company’s Articles of Incorporation to approve the increase in the number of authorized shares of Common Stock to permit the Conversion in full and for general corporate purposes (the “Stockholder Approvals”). The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s board of directors (the “Board of Directors”), subject, with respect to the Conversion and the issuance of the Common Stock issuable upon Conversion, to the Stockholder Approvals. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Other than the Stockholder Approvals with respect to the Conversion and the issuance of the Common Stock issuable upon Conversion, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.
     (2) Neither the execution and delivery by the Company of this Agreement, the Escrow Agreement, the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including the conversion provisions of the Convertible Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions (i) of the Company’s Articles of Incorporation or bylaws or the articles of association, charter, bylaws or other governing instrument of any Company Significant Subsidiary, subject in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion of the Convertible Preferred Stock to be purchased under this Agreement, to the receipt of the Stockholder Approvals or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Significant Subsidiary is a party or by which it may be bound, or to which the Company or any Company Significant Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e) and the Nasdaq Marketplace Rules, violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect. The issuance and sale of the shares of Convertible Preferred Stock hereunder does not contravene the rules and regulations of Nasdaq Global Select Market.
          (e) Governmental Consents. Other than the securities or blue sky laws of the various states and the authorization for listing on the Nasdaq Global Select Market of the shares of Common Stock into which the Convertible Preferred Stock is convertible, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or other governmental authority, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the sale of the Securities contemplated by this Agreement; provided, however, the FDIC has not approved the Company to make a Bid for the Acquisition of the Target Institution and no Governmental Entity has approved the Acquisition.
          (f) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC after December 31, 2009 and prior to the date hereof, (1) has been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments, which would not be material, individually or in the aggregate.
     (g) Reports.
     (1) Since December 31, 2008, the Company and each Company Subsidiary has filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, as of the date hereof, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date hereof, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the SEC’s rules and regulations thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, as amended. Since January 1, 2009, the Company has timely filed all documents required to be filed with the SEC pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act or pursuant to the Securities Act.
     (2) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g). Except as may have been Previously Disclosed, the Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (h) Properties and Leases. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.
          (i) Taxes. (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and such Tax Returns are true and complete in all material respects and (y) paid in full all material Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries, except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (4) none of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit that has been completed and resolved. The issuance of the Convertible Preferred Stock purchased from the Company by all Purchasers pursuant to this Agreement will result in the Company undergoing an ownership change for purposes of Section 382 of the Code. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest, penalties, addition to tax, or additional amount attributable thereto, any liability attributable to the foregoing as a transferee and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     (j) Absence of Certain Changes. Since December 31, 2009, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, other than seeking to participate in a bid to the FDIC for the Target Institution and the offer and potential sale and issuance of the Contingent Shares and the Non-Contingent Shares, (2) except for publicly disclosed ordinary dividends on the Common Stock and outstanding preferred stock of the Company, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that has had or would reasonably be expected to have a Material Adverse Effect.
     (k) No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities that have been Previously Disclosed or have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.
     (l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act), that has caused or would cause the offering, issuance or sale of any of the Securities to the Purchasers pursuant to this Agreement to be subject to the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities.
     (m) Status of Securities. The shares of Convertible Preferred Stock (upon filing of the related Preferred Stock Articles of Amendment with the Florida Secretary) to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Convertible Preferred Stock will be validly issued, fully paid and nonassessable and will not subject the holders thereof to personal liability. The shares of Common Stock issuable upon the Conversion of the Convertible Preferred Stock, if any, will, upon receipt of the Stockholder Approvals and the filing of the Articles of Amendment to the Company’s Articles of Incorporation with the Florida Secretary to increase the number of shares of Common Stock authorized, have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.
     (n) Litigation and Other Proceedings. Except as Previously Disclosed, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect or as Previously Disclosed in the case of dividends and distributions on outstanding Company securities, there is no unresolved violation, or material criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.
     (o) Compliance with Laws.
     (1) The Company is a bank holding company registered under the BHC Act; the Company and each of its subsidiaries have conducted their businesses in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules, regulations and applicable stock exchange requirements, including all laws and regulations restricting activities of bank holding companies and banking organizations, except for any noncompliance that, individually or in the aggregate, has not had and would not be reasonably be expected to have a Material Adverse Effect.
     (2) The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse

Effect. Except for statutory or regulatory restrictions of general application or as Previously Disclosed, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.
          (p) Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.
          (q) Company Benefit Plans.
          (1) Except as has not had or would not reasonably be expected to have a Material Adverse Effect or which have been Previously Disclosed, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy.
          (2) Except as has not had or would not reasonably be expected to have a Material Adverse Effect or which have been Previously Disclosed, and except for liabilities fully reserved for or identified in the Financial Statements, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.
          (r) Risk Management Instruments. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
     (s) Agreements with Regulatory Agencies. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or since December 31, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2008 and until the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.
     (t) Environmental Liability. Except as Previously Disclosed, there is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.

     (u) Knowledge as to Conditions. The sale of $250 million of capital securities of the Company has been requested by the FDIC as a condition to qualify the Bank as a bidder in the Acquisition of the Target Institution, and this amount will be required, among other things, for the Bank, if qualified by the FDIC, to complete the Acquisition.
     (v) Brokers and Finders. Except for Sandler O’Neill & Partners, L.P. (the “Placement Agent”), neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the sale of the Convertible Preferred Stock.
     (w) Money Laundering Laws. The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.
     (x) OFAC. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (y) Listing. The Common Stock is listed on the Nasdaq Global Select Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Select Market, nor has the Company received any notification that the Nasdaq Global Select Market that it is contemplating terminating such registration or listing. The Company has not, in the 12 months preceding the date hereof, received written notice from the Nasdaq Global Select Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Global Select Market.

     (z) Transactions With Affiliates and Employees. Except as Previously Disclosed and other than the grant of stock options, restricted stock or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act since December 31, 2008.
     (aa) Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (bb) Questionable Payments. Neither the Company nor any of its Subsidiaries, nor any directors, officers, nor to the Company’s knowledge, employees, agents or other persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
     (cc) Application of Takeover Protections; Rights Agreements. The Company has not adopted any stockholder rights plan relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company and its board of directors have taken all necessary action, if any is needed, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation or other organizational documents or the laws of the jurisdiction of its incorporation which is applicable to any Purchaser solely as a result of the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities.
     (dd) No Manipulation. In the last thirty (30) days, the Company has not, and to the Company’s knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii) compensation paid to the

Placement Agent in connection with the placement of the shares of Convertible Preferred Stock.
     (ee) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).
     (ff) Adequate Capitalization. As of December 31, 2009, the Company’s Subsidiary insured depository institutions meet or exceed the standards necessary to be considered “adequately capitalized” under FDIC Regulation §325.103.
     (gg) Assuming the accuracy of the other representations and warranties of each Purchaser and the performance of the covenants and agreements of each Purchaser contained herein, the Company and the Bank are not subject to, and do not expect that, as a result of the issuance of shares of Convertible Preferred Stock provided herein, will become subject to, the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions (August 26, 2009) (the “FDIC Policy Statement”).
     (hh) CapGen. CapGen, subject to the terms and conditions hereof and subject to the receipt of necessary regulatory approvals, has agreed with the Company to purchase Convertible Preferred Stock in satisfaction of the preemptive right previously granted to CapGen.
     2.3. Representations and Warranties of Each Purchaser. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, with respect to such Purchaser:
     (a) Organization and Authority. Except as Previously Disclosed by a Purchaser or as set forth on such Purchaser’s signature page, Purchaser is a United States of America citizen, or is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization within the United States of America, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.
     (b) Authorization.
     (1) Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or other organization or governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, and assuming the accuracy of the representations and warranties of the Company and the other Purchasers and the performance of the covenants and agreements of the Company and the other Purchasers contained herein, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
     (3) Assuming the accuracy of the other representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for Purchaser to purchase the Securities to be acquired at the Closing pursuant to this Agreement.
     (4) Assuming the accuracy of the other representations and warranties of the Company and the other Purchasers, and the performance of the covenants and agreements of the Company contained herein, solely as a result of the Purchaser’s purchase of shares of Convertible Preferred Stock hereunder, the

Purchaser is not subject to the FDIC Policy Statement and has no reason to believe it will become subject to the FDIC Policy Statement or subject the Company or the Bank to the FDIC Policy Statement.
          (c) Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) is an “accredited investor” as defined in SEC Rule 501 and/or a “qualified institutional buyer” under SEC Rule 144A, (4) has reviewed the risk factors included in the Company 10-K and in the offering materials, and (5) has such knowledge and experience in financial and business matters and in investments of this type, including knowledge of the Company, that it is capable of evaluating the merits and risks of the Company and of its investment in the Securities and of making an informed investment decision. Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an unregistered broker-dealer engaged in the business of being a broker-dealer.
          (d) Ownership. As of the date hereof, Purchaser and any of its Affiliates (other than (i) any portfolio company with respect to which Purchaser is not the party exercising control over investment decisions and (ii) if Purchaser is an Institutional Investor, its non-controlled Affiliates) are currently the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock in the amounts shown on Schedule A to Purchaser’s signature page hereto. For purposes of this Agreement, Purchaser shall be considered an “Institutional Investor” if (i) Purchaser is a registered investment company pursuant to the Investment Company Act of 1940, as amended, serves as a common investment advisor to multiple investment advisory accounts on behalf of which Securities are being purchased hereunder and which accounts are set forth on Schedule A to Purchaser’s signature page hereto or is one of multiple investment advisory accounts with a common investment advisor on behalf of which Securities are being purchased hereunder and which accounts are set forth on Schedule A to Purchaser’s signature page hereto and (ii) the Company has checked the appropriate box on Purchaser’s signature page hereto indicating that Purchaser is an “Institutional Investor” for purposes of this Agreement.
          (e) Review of Information and Consultation with Advisors. Purchaser has, either alone or through its representatives:
          (1) consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary;
          (2) had a reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the officers and representatives of the Company and the Bank concerning the Company’s and the Bank’s financial condition and results of operations, the business plan for the Company and the Bank, all employment agreements and benefit plans and other contractual arrangements among the Company, the Bank and their respective management teams, the terms and conditions of the private placement of the Securities, the Acquisition and any additional relevant information that the Company possesses, and any such questions have been answered to its satisfaction;
     (3) had the opportunity to review and evaluate the following in connection with its investment decision with respect to the Securities: (A) all publicly available records and filings concerning the Company and the Bank, including the Company 10-K, as well as all other documents, records, filings, reports, agreements and other materials provided by the Company regarding its and the Bank’s business, operations and financial condition sufficient to enable it to evaluate its investment; (B) the investor presentation materials (as supplemented from time to time) including Risk Factors, Term Sheet, Capital Offering — Select Q&A (collectively, the “Offering Materials”) that summarizes this offering of Securities and the Acquisition; (C) the publicly available records and filings concerning the Target Institution and is generally familiar with the FDIC’s form of purchase and assumption transactions similar to the Acquisition (the “P&A Agreements”); and (D) this Agreement, the Preferred Stock Articles of Amendment attached as Exhibit A hereto, the Registration Rights Agreement attached as Exhibit B hereto, the Escrow Agreement attached as Exhibit C hereto, and all other exhibits, schedules and appendices attached hereto and thereto and incorporated by reference in any of the foregoing (collectively, the “Private Placement Documents”); and
     (4) made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by any other Person, including, without limitation, the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors or representatives, if any, shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained herein. Purchaser understands that its investment in the Securities involves a high degree of risk and it is able to afford a complete loss of such investment.
     (f) No Reliance. Purchaser acknowledges that the information in the Offering Materials is as of the date thereof and may not contain all of the terms and conditions of the offering and sale of the Securities and the Acquisition, and understands and acknowledges that it is Purchaser’s responsibility to, and it has conducted its own independent investigation and evaluation of the Company and its Significant Subsidiaries, the Target Institution and the Acquisition, including without limitation, (i) the planned future operations of the Company after completion of the Acquisition, if applicable, and (ii) the Company’s existing management team and the proposed new members of management that will operate and manage the Company following the completion of the Acquisition. Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement and the other Private Placement Documents. Furthermore, Purchaser acknowledges that: (A) the Placement Agent has not performed any due diligence review on behalf of Purchaser; (B) nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice and such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities; and (C) Purchaser received or had access to all of the information Purchaser deemed necessary in order to make its decision to invest in the Securities. Purchaser acknowledges and understands that there is no representation or warranty being made to Purchaser as to the suitability or sufficiency of information provided by the FDIC regarding the Target Institution or the assets and liabilities of the Target Institution to be acquired in the Acquisition, to the extent that any such information is made available. The Placement Agent and its affiliates (and their respective officers, directors, employees, agents, advisors, attorneys and consultants), are third-party beneficiaries to this Section 2.3(f). For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or similar entity and a government or any department or agency thereof.
     (g) Reliance on Exemptions. Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and regulations and that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Securities.
     (h) Knowledge as to Conditions. Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.
     (i) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company would be required to pay.
     (j) No General Solicitation. Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the

Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.
     (k) No Governmental Review; Securities Are Not Deposits and Are Not Insured. Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities. PURCHASER UNDERSTANDS AND AGREES THAT THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FDIC, INCLUDING THE FDIC’S DEPOSIT INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY, AND THAT THE SECURITIES ARE SUBJECT TO RISK OF LOSS.
     (l) Investment Risk. Purchaser understands that (i) its investment in the Securities involves a high degree of risk, (ii) no representation is being made as to the business or prospects of the Company or the Bank after completion of the Acquisition or the future value of the Securities, and (iii) no representation is being made as to any projections or estimates delivered to or made available to Purchaser (or any of its affiliates or representatives) of the Company’s or the Bank’s future assets, liabilities, stockholders’ equity, regulatory capital ratios, net interest income, net income or any component of any of the foregoing or any ratios derived therefrom.
     (m) Residency. Purchaser has, if an entity, its principal place of business or, if an individual, its primary residence, in the jurisdiction in the United States indicated below Purchaser’s name on the signature pages hereto, except as indicated on such signature page.
ARTICLE III
COVENANTS
     3.1. Filings; Other Actions.
     (a) Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to provide evidence of non-control of the Company and the Bank, including executing and delivering to the applicable Governmental Entities passivity and disassociation commitments and commitments not to act in concert with respect to the Company or the Bank (the “Commitments”) in the forms customary for transactions similar to the transaction contemplated hereby, and to effect all necessary and customary applications, notices, petitions, filings and other documents, and to obtain all necessary and customary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, including the Agreements attached as Exhibits hereto and (ii) with respect to each Purchaser, to the extent typically provided by such Purchaser to such third parties or Governmental Entities, as applicable, under such Purchaser’s policies consistently applied and subject to such confidentiality requests as such Purchaser may reasonably seek. Notwithstanding the immediately preceding sentence, the Purchaser shall not be required to provide information on its investors solely in their capacities as limited partners or other similar passive equity investors, and shall be entitled to request confidential treatment from any Governmental Entity and not disclose to the Company any information that is confidential and proprietary to the Purchaser. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, documents and other instruments and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 3.1(a). Each Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement; provided, however, that (i) no Purchaser shall have the right to review any such information relating to another Purchaser and (ii) a Purchaser shall not be required to disclose to the Company any information that is confidential and proprietary to such Purchaser. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable in light of the currently anticipated date for bidding on the Target Institution of April 8, 2010. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). Each Purchaser shall promptly furnish the Company, and the Company shall promptly furnish each Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
     (b) The Company shall call a meeting of its stockholders, to be held as promptly as practicable following the Closing, and in no event later than 75 days after the Closing, to seek the Stockholder Approvals proposals to (1) approve the Conversion of the Convertible Preferred Stock and the related issuance of Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules and (2) to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to permit the Conversion in full and provide available authorized but unissued shares for general corporate purposes. The Board of Directors of the Company shall recommend approval of such proposals. In connection with such meeting, the Company shall promptly prepare (and each Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than twenty business days after the Closing Date) with the SEC a preliminary proxy statement or an amended preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. In the event that the Stockholder Approvals are not obtained at such stockholders’ meeting, the Company shall include proposals to approve (and the Board of Directors shall unanimously recommend approval of) such Stockholder Approvals proposals at a meeting of its stockholders no less than once in each subsequent three-month period beginning on the date of such stockholders meeting until such approval is obtained. The Preferred Stock Articles of Amendment contain a reduction in the Conversion Price, as defined therein, for failure to obtain the Stockholder Approvals timely pursuant to this Section 3.1 and the Preferred Stock Articles of Amendment.
     (c) Each Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to each Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such stockholders’ meeting at which the Stockholder Approvals are sought.
     3.2. Access, Information and Confidentiality.
     (a) Each Purchaser confirms that it is aware that United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. After the Closing, the Company will not intentionally provide Purchaser with material non-public information without Purchaser’s prior consent. The Parties hereby reaffirm their existing Confidentiality Agreement, which shall continue in full force and effect. To the extent holders of more than 5% of the Company’s outstanding Common Stock desire additional information about the Company following the Closing Date and execute and deliver confidentiality agreements that provide, among other things, for compliance with the securities laws, the Company will discuss non-public information regarding the Company with such Persons.

     (b) Each party hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by such party), and Purchaser shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.
     (c) Except as may have otherwise been previously agreed with the Company, Purchasers may, as permitted by the Commitments and applicable laws, rules and regulations, talk with other Purchasers regarding the Company, but in no event shall the Purchasers act in concert inconsistent with the BHC Act, the CIBC Act or the policy statements of any Governmental Entity asserting jurisdiction over the Company, the Bank or any Purchaser, or where such activity would reasonably be likely to limit the Company’s or the Bank’s activities, including any opportunities to bid on failed FDIC insured institutions or other assets or liabilities.
     3.3. Waiver of Change-of-Control Rights. The Company shall use its reasonable best efforts to promptly obtain waivers of all Employee Change-of-Control Rights. For purposes of this Section 3.3, “Employee Change-of-Control Rights” means any right of a director, officer or employee of the Company that arises, vests, accelerates or becomes exercisable (in each case, by contract or otherwise) as a result of the purchase of securities from the Company by any Purchaser pursuant to this Agreement.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1. Transfer Restrictions.
     (a) Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Securities other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of seller and broker representation letters) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement with respect to such transferred Securities.
     (b) Hedging. Each Purchaser covenants that it will not knowingly make any sale, transfer, or other disposition of any Securities, or engage in hedging transactions with respect to such Securities, in violation of the Securities Act (including Regulation S) or the Exchange Act.
     4.2. Legend. (a) Each Purchaser agrees that all certificates or other instruments, if any, representing the Securities subject to this Agreement will bear a legend and with respect to Securities held in book-entry form, the Transfer Agent will record a legend on the share register substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.
THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE CORPORATION WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.
THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF,

COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.
     (b) The restrictive legend set forth in Section 4.2(a) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the registration statement registering such Securities for resale or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company shall instruct the Transfer Agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1, (such third Trading Day, the “Legend Removal Date”) deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Securities that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.2(b). Certificates for Securities free from all restrictive legends may be transmitted by the Transfer Agent to the Purchasers by crediting the account of the Purchaser’s prime broker with DTC as directed by such Purchaser.
     (c) Each Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Securities or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Except as otherwise provided below, while the above-referenced registration statement remains effective, each Purchaser hereunder may sell the Securities in accordance with the plan of distribution contained in the registration statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Securities are sold pursuant to Rule 144. Each Purchaser, severally and not jointly with the other Purchasers, agrees that if it is notified by the Company in writing at any time that the registration statement registering the resale of the Securities is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Securities until such time as the Purchaser is notified by the Company that such registration statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless such Purchaser is able to, and does, sell such Securities pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.
     4.3. Reservation for Issuance. The Company will seek authorization in the Stockholder Approval of additional shares of Common Stock and will reserve from such newly authorized shares of Common Stock, that number of shares of Common Stock sufficient for issuance upon exercise or conversion of all outstanding shares of Convertible Preferred Stock, and such other shares of Common Stock the Company believes it may need if available for general corporate purposes.
     4.4. [Reserved]
     4.5. Indemnity.
     (a) The Company agrees, subject to applicable law, to indemnify and hold harmless each Purchaser and its Affiliates and each of their respective officers, directors, partners, members, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), and each person who controls each Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement (other than any Losses attributable to any breach of this Agreement by Purchaser) or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of Purchaser, but not including the transactions contemplated hereby, and any Losses for which each Purchaser is obligated under Section 4.5(b)).
     (b) [Reserved]
     (c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this

Section 4.5 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail each such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises the Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent, unless the Indemnifying Party is unconditionally and irrevocably released from all such claims, actions, suits and proceedings and Losses; provided that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and does not involve any prospective relief against such Indemnified Party.
     (d) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.5(a)(1), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $250,000 (Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to 4.5(a)(1) exceed $1,000,000 (the “Threshold Amount”), in which event the Company shall be responsible for all Losses including those below the Threshold Amount. The cumulative indemnification obligation of the Company to any Purchaser and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) such Purchaser for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price attributable to such Purchaser plus an amount attributable to the out-of-pocket cost of litigation, if any, reasonably incurred by such Purchaser and Indemnified Parties, including the reasonable fees and expenses of one counsel who shall represent both such Purchaser and such Indemnified Parties.
     (e) Any claim for indemnification pursuant to this Section 4.5 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.5 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.
     (f) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.
     (g) No investigation of the Company by a Purchaser, or by the Company of a Purchaser, whether prior to or after the date hereof, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.
     (h) Any indemnification payments pursuant to this Section 4.5 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
     4.6. Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock to be approved for listing on the Nasdaq Global Select Market, including by submitting prior to the Closing supplemental listing materials with the Nasdaq Global Select Market with respect to the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock, subject to official notice of issuance, and upon receipt of the Stockholder Approvals, as promptly as practicable, and in any event before the Closing if permitted by the rules of the Nasdaq Global Select Market.
     4.7. Tax Treatment of Convertible Preferred Stock. The Company covenants not to treat the Convertible Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), except as otherwise required by applicable law.
ARTICLE V
CONDITIONS TO CLOSING; TERMINATION
     5.1. Conditions to Each Purchaser’s Obligations. The obligations of each Purchaser to purchase and pay for the Securities to be purchased by such Purchaser are subject to the satisfaction or waiver by such Purchaser, on or before such Closing Date, of the following conditions:
     (a) The representations and warranties contained in Section 2.2 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date), and an authorized officer of the Company shall have certified such compliance to the Purchasers in writing on behalf of the Company.
     (b) The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and an authorized officer of the Company shall have certified such compliance to the Purchasers in writing on behalf of the Company.
     (c) The Company shall have executed and delivered, effective as of the Closing, the Escrow Agreement and the Registration Rights Agreement in the forms attached as Exhibit B and Exhibit C, respectively.
     (d) The Purchaser shall have received an opinion of counsel, dated as of the Closing Date and addressed to the Purchaser, in such form and substance as are customary for transactions of this type.
     (e) The Purchaser shall have received the shares of Convertible Preferred Stock being purchased at the Closing, and otherwise shall have received evidence from the Transfer Agent that it had been directed to issue and deliver shares to the Purchasers.
     (f) Each Purchaser shall not have been made subject to the FDIC Policy Statement solely as a result of its purchase of shares of Convertible Preferred Stock hereunder.
     (g) With respect to the purchase of the Contingent Shares, the Bank shall have been named by the FDIC as the winning bidder for the Acquisition of the Target Institution, and the conditions to the release of the aggregate Purchase Price to the Company from Escrow pursuant to the Escrow Agreement shall have been satisfied.
     (h) With respect to a purchase of only the Non-Contingent Shares, the Company shall notify the Escrow Agent and the respective Purchasers of the number of Non-Contingent Shares allocated to them and the conditions to the release of the Purchase Price for the Non-Contingent Shares from Escrow pursuant to the Escrow Agreement or otherwise shall have been satisfied. This notice shall be given within five (5) business days of the occurrence of the: (i) receipt of written notice from the FDIC that the Bidder will not be permitted as a final matter to enter a Bid (“Notice of Non-Qualification”), (ii) receipt of a notice that the Bidder is not named by the FDIC as the winning bidder for the Target Institution’s Assets and Liabilities (a “Notice of

Higher Bid”), (iii) the Company or the Bank determines not to submit a Bid or failed to submit a Bid, (iv) receipt of a Delay Notice or (v) failure of the Acquisition to close by April 30, 2010.
     (i) The Company shall have received subscriptions to shares of Convertible Preferred Stock aggregating $250 million.
     (j) The purchase of such Securities shall not (i) cause Purchaser or any of its affiliates to violate any bank regulation, (ii) except in the case of CapGen, require such Purchaser or any of its affiliates to file a prior notice with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or its delegee under the CIBC Act or the BHC Act or obtain the prior approval of any bank regulator or (iii) except in the case of CapGen, cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser) would represent 10.0% or more of the voting securities of the Company outstanding at such time.
     (k) The Company shall not have been notified by the FDIC that the Company is subject to the FDIC Policy Statement with respect to the Acquisition of the Target Institution and that, as a result, the Purchaser will become subject to the FDIC Policy Statement solely as a result of the purchase of the shares of Convertible Preferred Stock hereunder, assuming the accuracy of the Purchaser’s representation, warranties and covenants.
     5.2. Conditions to Company’s Obligations. The obligations of the Company to issue and sell the Securities to each individual Purchaser and to perform its obligations under this Agreement with respect to such Purchaser are subject to the satisfaction by such Purchaser, on or before such Closing Date, of the following conditions:
     (a) The representations and warranties contained in Section 2.3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date), and an authorized officer of such Purchaser shall have certified such compliance to the Company in writing on behalf of such Purchaser.
     (b) Such Purchaser shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and an authorized officer of such Purchaser shall have certified such compliance to the Company in writing on behalf of such Purchaser.
     (c) With respect to the purchase of the Contingent Shares, the Bank shall have been named by the FDIC as the winning bidder for the Acquisition of the Target

Institution, and the conditions to the release of the aggregate Purchase Price to the Company from Escrow pursuant to the Escrow Agreement shall have been satisfied.
     (d) With respect to a purchase of only the Non-Contingent Shares, the Company shall notify the Escrow Agent and the respective Purchasers of the number of Non-Contingent Shares allocated to them and the conditions to the release of the Purchase Price for the Non-Contingent Shares from Escrow pursuant to the Escrow Agreement or otherwise shall have been satisfied. This notice shall be given within five (5) business days of the occurrence of the: (i) receipt of a Notice of Non-Qualification, (ii) receipt of a Notice of Higher Bid, (iii) the Company or the Bank determines not to submit a Bid or failed to submit a Bid, (iv) receipt of a Delay Notice or (v) failure of the Acquisition to close by April 30, 2010.
     (e) The Company shall not have been notified by the FDIC that the Company is subject to the FDIC Policy Statement with respect to the Acquisition of the Target Institution and that, as a result, any Purchaser hereunder will become subject to the FDIC Policy Statement solely as a result of the purchase of the shares of Convertible Preferred Stock hereunder, assuming the accuracy of each Purchaser’s representation, warranties and covenants.
     5.3. Release of Escrow Funds. Upon the occurrence of the events specified in Section 5(b) of the Escrow Agreement, all monies held by the Escrow Agent pursuant to the Escrow Agreement other than the Purchase Price for the Non-Contingent Shares shall be released and returned to the respective Purchasers as provided in the Escrow Agreement. The Escrow Funds representing the Purchase Price for the Non-Contingent Shares shall be released as provided in the Escrow Agreement.
     5.4. Termination. The Company and each Purchaser’s obligations under this agreement may be terminated by the mutual written consent in writing of such Purchaser and the Company.
     5.5. Rescission. In the event that, following the Closing of the Contingent Shares, the Acquisition is not consummated on the Closing Date, then the issuance of such Contingent Shares shall be void ab initio, and the Company shall promptly notify and return the Purchase Price paid for such Contingent Shares to the respective Purchasers of such Contingent Shares as specified on each such Purchaser’s signature page hereto. Promptly following such actions specified in the first sentence of this Section, the Company shall provide written notice to the Transfer Agent that such purchase is void and of no effect and that the share issuance instructions with respect to the Purchasers of the Contingent Purchasers shall be null and void, unless any Purchaser received certificates, in which case such Purchaser shall return to the Company for cancellation the certificates for its Contingent Shares concurrently with the Company returning promptly to such Purchaser its Purchase Price with respect to the Contingent Shares by wire transfer of immediately available funds to a bank account designated by such Purchaser. This Section 5.5 shall not affect the parties’ obligations to pay for and issue Non-Contingent Shares.

ARTICLE VI
MISCELLANEOUS
     6.1. Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the second anniversary of the Closing Date) and thereafter shall expire and have no further force and effect. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.
     6.2. Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except as may be concurrently or subsequently agreed in writing between the Company and any Purchaser.
     6.3. Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     6.4. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or electronic transmission and such facsimiles or electronic transmissions will be deemed as sufficient as if actual signature pages had been delivered.
     6.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     6.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     6.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt,

(b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a) If to Purchaser to it at:
As set forth on such Purchaser’s signature page hereto.
(b) If to the Company:
Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
with a copy to (which copy alone shall not constitute notice):
Ralph F. MacDonald III
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
The Company shall notify the Purchasers and the Escrow Agent promptly upon receipt of a Notice of Non-Qualification, Notice of Higher Bid, a Winning Bid Notice, a Delay Notice, the Bank’s or the Company’s determination not to submit or failure to submit a Bid for the Target Institution or the failure to have a Closing Date on or before April 30, 2010 under Section 5 of the Escrow Agreement, and the Company’s determination of the allocation of the Non-Contingent Shares, as such terms are defined in the Escrow Agreement and as provided in the Escrow Agreement. With respect to a purchase of only the Non-Contingent Shares, the Company shall notify the Escrow Agent and the respective Purchasers of the number of Non-Contingent Shares allocated to them and the conditions to the release of the Purchase Price for the Non-Contingent Shares from Escrow pursuant to the Escrow Agreement shall have been satisfied. This notice shall be given within five (5) business days of the occurrence of the: (i) receipt of a Notice of Non-Qualification, (ii) receipt of a Notice of Higher Bid, (iii) the Company’s or Bank’s determination not to submit or failure to submit a Bid, (iv) receipt of a Delay Notice or (v) the failure of the Acquisition to close by April 30, 2010.
     6.8. Entire Agreement, Etc. (a) This Agreement (including the Exhibits and Disclosure Schedules hereto), the Escrow Agreement, the Registration Rights Agreement and, with respect to a particular Purchaser and the Company, each Non-Disclosure Agreement to which the Company and such Purchaser is a party and any other agreement entered into between any Purchaser and the Company in connection herewith, collectively constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that a Purchaser may assign its rights and obligations under this Agreement to any Affiliate or Person that shares a common discretionary investment adviser, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder. By executing this Agreement, each Purchaser (other than a Section 1.2(c) Purchaser or a Section 1.2(d) Purchaser if such Purchaser wires funds directly to the Company pursuant to Section 1.2(d)) hereby consents to and agrees to be bound by the Escrow Agreement.
     6.9. Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
     (a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
     (b) the word “or” is not exclusive;
     (c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
     (d) and the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
     (e) “business day” means any day that is not Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in the States of Florida and New York;
     (f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

     (g) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the Company’s executive officers.
     6.10. Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
     6.11. Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     6.12. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, whether as third party beneficiaries or otherwise, except (i) as set forth in Section 2.3(f) and (ii) that the provisions of Section 4.5 shall inure to the benefit of the Persons who are Indemnified Parties.
     6.13. Time of the Essence. Time is of the essence in the performance of each and every term of this Agreement.
     6.14. Effectiveness. This Agreement shall be effective upon the execution of this Agreement by the parties hereto.
     6.15. Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first notifying the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed), provided that nothing in this Section 6.15 shall prevent the Company from making timely disclosures under the Securities Act, the Exchange Act and NASDAQ rules and provided further that parties hereto acknowledge that CapGen will file an amendment to its report on Schedule 13D, filed with the SEC on April 1, 2010, as required by the Exchange Act rules, disclosing the terms of the transactions contemplated by this Agreement. The Company will not publicly disclose the name of any Purchaser or its investment advisor, except to the extent required by applicable law or authorized in writing by such Purchaser, and shall make such disclosures to all applicable Governmental Authorities and NASDAQ. The Company and each Purchaser agree that within one business day following the Acquisition (or the Closing Date if only Non-Contingent Shares are purchased), the Company shall publicly disclose the transactions contemplated by this Agreement. From and after such disclosure, no Purchaser shall be in possession of any material, non-public information received from the Company in connection with the Bid or the Acquisition or the purchase of the Convertible Preferred Securities. On or before 9:00 am (New York City time) on the second business day immediately following the Acquisition (or the Closing Date if only Non-Contingent Shares are purchased), the Company will file a Current Report on Form 8-K with the SEC describing the Acquisition, if applicable, and the terms of this Agreement.
     6.16. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
     6.17. Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser under this Agreement, and no Purchaser shall be responsible in any way for the performance of the obligations of any such other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute Purchaser and any of the other Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Purchaser and any of the other Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser acknowledges that no other Purchaser has acted as agent for Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
     6.18. Survival. The representations and warranties, and the covenants and agreements to be performed after the Closing Date shall survive the issuance of, and the payment for, the shares of Convertible Preferred Stock.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of this 8th day of April, 2010.

COMPANY: Seacoast Banking Corporation of Florida
By:	/s/ Dennis S. Hudson, III
	Name:	Dennis S. Hudson, III
	Title:	Chairman & Chief Executive Officer

Investment Agreement
Purchaser Signature Page
TO BE COMPLETED BY PURCHASER ONLY:
Form of organization and jurisdiction of organization of Purchaser:
Tax ID Number of Purchaser:
Name under which Securities to be registered (including nominee name, if applicable):
Shares of Company Common Stock (or securities convertible into or exchangeable for Common Stock) currently held beneficially by Purchaser
Notice Information:
Street Address:
Attention:
Fax:
Email:
Telephone:
Indicate by “X” if Purchaser is a “Section 1.2(c) Purchaser”:
Wire Instructions for Each Purchaser’s Account
Account Name:
Account No:
ABA Routing/Transit No:
Bank Name:
Contingent Shares:      $
Non-Contingent Shares: $

PURCHASER: [Name]
By:
Name:
Title:

By:
Name:
Title:

TO BE COMPLETED BY COMPANY ONLY:
Total Number of Shares Subscribed and Accepted:
Price per Share of Convertible Preferred Stock purchased: $
Non-Contingent Shares Subscribed: $
Total Purchase Price: $
Is Purchaser an “Institutional Investor?”:

Purchaser Signature Page
To be Completed by Institutional Investor Only
List of Common Accounts (see Section 2.3(d)), including legal name (and if applicable, nominee name) and Tax ID (and if applicable, nominee Tax ID) of each Account if shares are to be registered to each account.

PROXY	COMMON STOCK
THIS PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
SEACOAST BANKING CORPORATION OF FLORIDA
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
TUESDAY, JUNE 22, 2010
The undersigned hereby appoints William R. Hahl and John R. Turgeon, or either of them, each with full power of substitution, as Proxies, to vote all shares of the Common Stock of Seacoast Banking Corporation of Florida (“Seacoast”) which the undersigned may be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Tuesday, June 22, 2010, at 3:00 P.M., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), as directed below, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated May 20, 2010, the receipt of which is acknowledged.
(Continued, and to be marked, dated and signed, on the other side)

VOTE BY INTERNET OR TELEPHONE
QUICK * * * EASY * * * IMMEDIATE
     Voting by telephone or Internet is quick, easy and immediate. As a Seacoast shareholder, you have the option of voting your shares electronically through the internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Time on June 21, 2010, the day before the meeting date. If you are outside of the continental United States, you may only vote by the Internet or by mail.

To Vote Your Proxy By Internet:		To Vote Your Proxy By Phone: Call 1 (866) 894-0537		To Vote Your Proxy By Mail:
Go to www.continental.stock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
PLEASE VOTE PROMPTLY TO AVOID UNNECESSARY SOLICITATION COSTS.
↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

When this proxy is properly executed, all shares will be voted in the manner directed herein by the undersigned shareholder.	Please mark your	☒
If no direction is specified, this proxy will be voted FOR all proposals, as recommended by the Board of Directors.	votes like this

1.	Elect Directors
	To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.		FOR all nominees listed to the left	WITHHOLD AUTHORITY (all nominees listed)

	01 John H. Crane 02 Jeffrey S. Furst 03 Dennis S. Hudson, Jr.	04 Thomas E. Rossin 05 Thomas H. Thurlow, Jr.	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Reverse Stock Split	☐	☐	☐

3.	Advisory (Non-binding) Vote on Executive Compensation	☐	☐	☐

4.	Increase Authorized Capital Stock	☐	☐	☐

5.	Issuance of Common Stock upon Conversion of Preferred Stock	☐	☐	☐

6.	Adjournment of the Annual Meeting	☐	☐	☐
In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PROXY	EMPLOYEE BENEFIT PLAN SHARES
THIS PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
TUESDAY, JUNE 22, 2010
Employee Benefit Plans. This card provides voting instructions for shares of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) held in the Company’s Employee Stock Purchase Plan and Retirement Savings Plan for Employees of Seacoast National Bank. This notice applies only to shares or their equivalent held in one of these employee benefit plans. If you have shares registered directly in your name held by stock certificates, through our transfer agent in the Dividend Reinvestment and Stock Purchase Plan, or through a broker, you must vote those shares separately as instructed on the notice you receive from the Company or your broker. As a participant in the Employee Stock Purchase Plan and/or the Retirement Savings Plan with shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustees of those plans as to the voting of such shares.
Trustees’ Authorization. The undersigned on this card authorizes Marshall & Ilsley Trust Company N.A. (“M&I”) as Trustee of the Retirement Savings Plan for Employees of Seacoast National Bank and/or authorizes Seacoast National Bank as Trustee of Seacoast’s Employee Stock Purchase Plan to vote all shares of the Common Stock in the Company allocated to the undersigned’s account under such plan(s) at the Company’s Annual Meeting of Shareholders to be held at the Port St. Lucie Civic Center, 9221 S.E. Civic Center Place (corner of U.S. Highway 1 and Walton Road), Port St. Lucie, Florida, on Tuesday, June 22, 2010, at 3:00 P.M., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), as directed below, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated May 20, 2010, the receipt of which is acknowledged.
This proxy, when properly executed, will be voted as directed by the shareholder. Shares held for you in the Employee Stock Purchase Plan will not be voted if you do not give voting instructions on such shares by completing and returning your proxy card. If you do not properly complete and return your proxy card representing the shares allocated to your account in the Retirement Savings Plan, the Trustee may vote, or not vote, in its sole discretion the shares of stock or equivalents in your account. To allow sufficient time for the trustees to tabulate and vote the plan shares, we must receive your proxy voting instructions by June 10, 2010.
Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, with regard to the unmarked items, you are instructing the trustee(s) to vote FOR all proposals, as recommended by the Board of Directors.

Please mark your votes like this	☒

1.	Elect Directors
	To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.		FOR all nominees listed to the left	WITHHOLD AUTHORITY (all nominees listed)

	01 John H. Crane 02 Jeffrey S. Furst 03 Dennis S. Hudson, Jr.	04 Thomas E. Rossin 05 Thomas H. Thurlow, Jr.	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Reverse Stock Split	☐	☐	☐	In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.
3.	Advisory (Non-binding) Vote on Executive Compensation	☐	☐	☐
4.	Increase Authorized Capital Stock	☐	☐	☐
5.	Issuance of Common Stock upon Conversion of Preferred Stock	☐	☐	☐
6.	Adjournment of the Annual Meeting	☐	☐	☐

Signature		Date

Please sign exactly as your name appears above.
Return card to: Sharon Mehl, Executive Offices, Seacoast Banking Corporation, P. O. Box 9012, Stuart, FL 34995